As filed with the Securities and Exchange Commission on December 21, 2006

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARGYLE SECURITY ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary standard industrial classification code number)	20-3101079 (I.R.S. Employer Identification Number)

200 Concord Plaza, Suite 700
San Antonio, TX 78216
(210) 828-1700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bob Marbut
Chairman and Co-Chief Executive Officer
Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, TX 78216
(210) 828-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	D. Hull Youngblood, Jr., Esq. Hughes & Luce LLP 111 Congress Suite 900 Austin, TX 78701 (512) 482-6870

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the acquisition described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.0001 per share	1,180,000	$7.42	$8,755,600	$936.85

(1) For the purpose of calculating the registration fee pursuant to Rule 457(f)(1), calculated based on the market value of the registrant’s common stock to be issued in the merger, as established by the average of the bid and ask price for the registrant’s common stock on December 18, 2006 on the Over-the-Counter Bulletin Board, which was $7.42.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ARGYLE SECURITY ACQUISITION CORPORATION
200 CONCORD PLAZA, SUITE 700
SAN ANTONIO, TX 78216

TO THE STOCKHOLDERS OF
ARGYLE SECURITY ACQUISITION CORPORATION:

You are cordially invited to attend a special meeting of stockholders of Argyle Security Acquisition Corporation to be held on _______, 2007. At the meeting, you will be asked to consider proposals to approve the merger of a wholly-owned subsidiary of Argyle into ISI Detention Contracting Group, Inc., referred to in this proxy statement as ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle. ISI is a security solutions provider for the detention and commercial markets, employing both its own proprietary and third-party products to create fully integrated systems.

The special meeting will be held at 10:00 a.m., San Antonio, Texas, time, on ________ __, 2007, at 200 Concord Plaza, San Antonio, TX 78216. At this important meeting, you will be asked to consider and vote upon the following:

•
The proposed merger of a wholly-owned subsidiary of Argyle into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle and the transactions contemplated by the merger agreement dated December 8, 2006 among Argyle, the wholly-owned subsidiary of Argyle, and ISI;

•
The adoption of Argyle’s 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 1,000,000 shares of Argyle’s common stock or cash equivalents to directors, officers, employees and/or consultants of Argyle and its subsidiaries;

•	Amending Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s corporate name to Argyle Security, Inc.; and

•
Amending Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger.

Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation and the merger agreement, Argyle is required to obtain stockholder approval of the acquisition of ISI. Pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary, and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that condition to the merger, Argyle will not be able to go forward with the acquisition of ISI, even if the proposal to approve the merger has been approved by Argyle's stockholders. Argyle’s initial stockholders have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all the proposals. The initial stockholders have agreed not to demand redemption of any shares owned by them.

In addition, each stockholder (other than Argyle’s initial stockholders) who votes against the acquisition has the right to concurrently demand that Argyle redeem his or her shares for cash equal to a pro rata portion of the trust account in which the net proceeds of Argyle’s initial public offering and private placement are deposited. Argyle will not be permitted to consummate the acquisition if holders of 765,009 or more of the shares purchased in Argyle’s initial public offering (which number represents 20% or more of the shares sold in Argyle’s initial public offering and private placement) vote against the acquisition and demand redemption of their shares. In the event that the acquisition is not consummated, Argyle may continue to seek an alternative target business.

To avoid being required to liquidate, as provided in its charter, Argyle needs, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete it. Under its charter as currently in effect, if Argyle does not acquire at least majority control of a target business by January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Argyle would no longer exist as a corporation.

Under the merger agreement, ISI Security Group, Inc., a wholly-owned subsidiary of Argyle, will merge into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle. The current security holders of ISI will receive an aggregate of $16,300,000 and 1,180,000 shares of Argyle’s common stock. In the event that ISI’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2006 are greater than $4,500,000 and its backlog of orders at February 28, 2007 is greater than $80,000,000 (including inter-company amounts), Argyle will pay the stockholders of ISI an additional $1,900,000. The calculation of ISI’s EBITDA is subject to an adjustment of $900,000 relating to certain events that Argyle and ISI agreed should not reduce the EBITDA calculation.

In connection with the merger, immediately prior to the merger, a debt holder will convert $10,000,000 of long term debt into shares of ISI preferred stock. Additionally, ISI will be obligated to the debt holder for approximately $6,000,000. Upon consummation of the merger, the surviving corporation will be obligated for all of ISI’s outstanding liabilities, including long-term debt, up to $9,000,000 that may be outstanding pursuant to a revolving credit line, and any capitalized leases. As of September 30, 2006 there was approximately $4,700,000 outstanding under the credit line.

After completion of the acquisition, if no stockholder exercises his or her redemption rights, Argyle’s current stockholders will own approximately 80.2% of Argyle’s outstanding common stock (assuming no Argyle warrants are exercised). Argyle’s public stockholders alone will own approximately 62.1% of the post-acquisition Argyle, its initial stockholders, including its officers and directors, will own approximately 18.1% of post-acquisition Argyle and former ISI stockholders will own approximately 19.8% of post-acquisition Argyle.

Argyle’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols ARGL, ARGLW and ARGLU. ISI is a private company incorporated in Delaware. Argyle expects its securities to continue to be quoted on the OTC Bulletin Board.

After careful consideration of all relevant factors, Argyle’s Board of Director has determined that these proposals are fair to and in the best interests of Argyle and its stockholders, and has recommended that you vote or give instruction to vote “FOR” adoption of each of them.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the acquisition, the other proposals and the meeting. This document also serves as the prospectus for ISI stockholders being offered Argyle common stock. Whether or not you plan to attend the special meeting, we urge you to read this material carefully and vote your shares.

I look forward to seeing you at the meeting.

Sincerely,

Bob Marbut
Chairman and Co-Chief Executive Officer

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible. You may also vote by telephone or the Internet, as described on the proxy card.

ARGYLE SECURITY ACQUISITION CORPORATION
200 CONCORD PLAZA, SUITE 700
SAN ANTONIO, TX 78216

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD _____________, 2007

TO THE STOCKHOLDERS OF
ARGYLE SECURITY ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Argyle Security Acquisition Corporation, a Delaware corporation, will be held at 10:00 a.m. San Antonio, Texas, time, on _____________, 2007, at 200 Concord Plaza, San Antonio, TX 78216 to consider and vote upon proposals to approve:

1.
The proposed merger of a wholly-owned subsidiary of Argyle into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle and the transactions contemplated by the merger agreement dated December 8, 2006 among Argyle, the wholly-owned subsidiary of Argyle, and ISI;

2.
The adoption of Argyle’s 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 1,000,000 shares of Argyle’s common stock or cash equivalents to directors, officers, employees and/or consultants of Argyle and its subsidiaries;

3.	An amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s corporate name to Argyle Security, Inc.; and

4.
An amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger.

Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, Argyle is required to obtain stockholder approval of the acquisition of ISI. Pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary, and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that condition to the merger, Argyle will not be able to go forward with the acquisition of ISI, even if the proposal to approve the merger has been approved.

The Board of Directors has fixed the record date as the close of business on __________ __, 2007, the date for determining Argyle stockholders entitled to receive notice of and vote at the special meeting and any adjournment thereof. Only holders of record of Argyle common stock on that date are entitled to have their votes counted at the special meeting or any adjournment.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. You may also vote by telephone or the Internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

After careful consideration of all relevant factors, Argyle’s Board of Directors has determined that these proposals are fair to and in the best interests of Argyle and its stockholders, and has recommended that you vote or give instruction to vote “FOR” adoption of each of them.

Dated: ___________, 2007

By Order of the Board of Directors,

Bob Marbut
Chairman and Co-Chief Executive Officer

The information contained in this proxy statement/prospectus is not complete and may be changed. Argyle may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 21, 2006

ARGYLE SECURITY ACQUISITION CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
AND
PROSPECTUS FOR 1,180,000 SHARES OF COMMON STOCK

The Board of Directors of Argyle Security Acquisition Corporation approved the merger of a wholly-owned subsidiary of Argyle into ISI Detention Contracting Group, Inc., referred to in this document as ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle. Pursuant to the terms of the merger agreement, the current security holders of ISI will receive an aggregate of $16,300,000 and 1,180,000 shares of Argyle’s common stock. In the event that ISI’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2006 are greater than $4,500,000 and its backlog of orders at February 28, 2007 is greater than $80,000,000 (including inter-company amounts), Argyle will pay the stockholders of ISI an additional $1,900,000. The calculation of ISI’s EBITDA is subject to an adjustment of $900,000 relating to certain events that Argyle and ISI agreed should not reduce the EBITDA calculation.

This proxy statement/prospectus constitutes the prospectus for ISI stockholders being offered Argyle common stock in connection with the acquisition of ISI by Argyle, and the proxy statement for Argyle stockholders in connection with the special meeting to consider and vote on the proposed ISI acquisition and related matters.

Argyle was organized to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, a business in the security industry. ISI is a security solutions provider for the detention and commercial markets, employing both its own proprietary and third-party products to create fully integrated systems. Upon consummation of the acquisition, ISI will become a subsidiary of Argyle. The former stockholders of ISI would become holders of 19.8% of Argyle’s common stock.

Argyle’s common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols ARGL, ARGLW and ARGLU. ISI is a private company organized under the laws of the state of Delaware. Argyle expects its securities to continue to be quoted on the OTC Bulletin Board.

This proxy statement/prospectus provides you with detailed information about the acquisition of ISI and the special meeting of Argyle’s stockholders. We encourage you to carefully read this entire document.

You should also carefully consider the “Risk Factors” beginning on page 14.

The acquisition of ISI by Argyle is subject to approval by holders of a majority of the shares of Argyle’s common stock voted, provided that a quorum exists at the meeting, at the special meeting on _____________, 2007 and any adjournment thereof.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated _______, 2007 and is first being mailed to Argyle stockholders on or about, _________, 2007.

TABLE OF CONTENTS

Page
Questions and Answers About the Acquisition and the Argyle Special Meeting	3
Summary	8
Risk Factors	14
Selected Historical Financial Information	23
Selected Unaudited Pro Forma Combined Financial Information	26
Comparative Per Share Information	27
Price Range of Securities and Dividends	27
The Argyle Special Meeting	29
Proposal to Acquire ISI	32
Proposal to Approve the 2007 Omnibus Securities and Incentive Plan	42
Proposal to Change Argyle's name to Argyle Security, Inc.	47
Proposal to Amend Argyle's Certificate of Incorporation to Remove Certain Provisions that Would No Longer Be Applicable to Argyle	47
Information About ISI	50
ISI Management's Duiscussion and Analysis of Financial Condition and Results of Operations	56
Information About Argyle	62
Argyle Management's Duiscussion and Analysis of Financial Condition and Results of Operations	56
Unaudited Pro Forma Condensed Consolidated Financial Statements	67
Directors And Management	81
Certain Relationships and Related Transactions	86
Beneficial Ownership of Securities	89
Shares Eligible For Future Sale	91
Argyle's Securities	91
Stockholder Proposals	99
Legal Matters	99
Experts	99
Delivery Of Documents To Stockholders	99
Where You Can Find More Information	100

Index to Financial Statements	F-1

Annexes	A-1

This proxy statement/prospectus incorporates important business and financial information about Argyle and ISI and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Bob Marbut
Chairman and Co-Chief Executive Officer
Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, TX 78216
(210) 828-1700

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is ___________, 2007.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION
AND THE ARGYLE SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. Please read this entire proxy statement/prospectus.

Q.	Why is Argyle proposing the acquisition?
A. Argyle was formed to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, a business in the security industry. On December 14, 2006, Argyle announced that it had entered into a merger agreement with ISI, and ISI Security Group, Inc., a wholly-owned subsidiary of Argyle. Pursuant to Argyle’s certificate of incorporation, Argyle is required to obtain stockholder approval for the first acquisition it enters into.

As a result of this transaction, Argyle will acquire ISI, and the former stockholders of ISI will receive 19.8% of Argyle’s outstanding common stock.

ISI is a security solutions provider for the detention and commercial markets, employing both its own proprietary and third-party products to create fully integrated systems. Argyle believes that a business combination with ISI will provide Argyle stockholders with an opportunity to invest in a company with significant growth potential.

Argyle’s proposed acquisition of ISI is intended to be a “business combination” under Argyle’s amended and restated certificate of incorporation, or charter. In the event that the acquisition is not consummated, Argyle may seek an alternative target business, provided, however that Argyle must enter into a letter of intent or definitive agreement relating to a business combination by July 30, 2007 and complete a “business combination” by January 30, 2008, or distribute the assets held in its trust account to its stockholders and dissolve.

Q.	What is being voted on?
A. You are being asked to vote on four proposals:

•  The proposed merger of a wholly-owned subsidiary of Argyle into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle and the transactions contemplated by the merger agreement dated December 8, 2006 among Argyle, the wholly-owned subsidiary of Argyle, and ISI;

•  The adoption of Argyle’s 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 1,000,000 shares of Argyle’s common stock or cash equivalents to directors, officers, employees and/or consultants of Argyle and its subsidiaries;

•  Amending Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s corporate name to Argyle Security, Inc.; and

•  Amending Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger.

Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, Argyle is required to obtain stockholder approval of the acquisition of ISI. Pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary, and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the merger and the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that condition to the merger, Argyle will not be able to go forward with the acquisition of ISI.

Q.	Why is Argyle proposing to amend its certificate of incorporation?
A. Argyle is proposing to amend its Second Amended and Restated Certificate of Incorporation at the time of the acquisition to change Argyle’s corporate name to Argyle Security, Inc. and to remove those provisions regarding certain procedural and approval requirements applicable to Argyle that were only applicable prior to the consummation of a business combination. Both changes will reflect that Argyle is now an operating company.

Q.	How do the Argyle insiders intend to vote their shares?
A. Argyle’s initial stockholders have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all the proposals. If holders of a majority of the public shares cast at the meeting vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast the 956,261 shares in the same manner as such majority votes on such proposal. The initial stockholders have agreed not to demand redemption of any shares owned by them.

Q.	What vote is required to approve the acquisition?
A. Under Argyle’s certificate of incorporation, approval of the acquisition requires the affirmative vote of the holders of a majority of the shares of common stock voted at the special meeting, provided that there is a quorum. As noted above, Argyle’s initial stockholders, have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all the proposals. If the holders of 765,009 or more shares purchased in Argyle’s initial public offering (which number represents 20% or more of the shares of common stock sold in Argyle’s initial public offering and private placement) vote against the acquisition and demand that Argyle redeem their shares into pro rata portions of the trust account established at the time of the initial public offering (as described below), Argyle will not be permitted to consummate the acquisition pursuant to its certificate of incorporation.

Q.
What vote is required to adopt the amendments to the certificate of incorporation to change Argyle’s name and to remove those provisions regarding certain procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger?

A. Approval of the amendments to Argyle's Second Amended and Restated Certificate of Incorporation will require the affirmative vote of holders of a majority of the shares of Argyle common stock outstanding on the record date.

Q.	What vote is required to adopt the 2007 Omnibus Securities and Incentive Plan?
A. Approval of the 2007 Omnibus Securities and Incentive Plan will require the affirmative vote of holders of a majority of the shares of Argyle’s common stock voted at the special meeting, provided that there is a quorum.

Q	Who will manage Argyle and ISI?
A. The current management teams of both Argyle and ISI will continue in their roles at each company, including Bob Marbut as Chairman and Co-Chief Executive Officer of Argyle, Ron Chaimovski as Vice Chairman and Co-Chief Executive Officer of Argyle and Sam Youngblood as Chief Executive Officer of ISI.

Q.	How much of Argyle will its current stockholders own post-acquisition?
A. Based on the consideration to be paid to the stockholders of ISI, if no Argyle stockholders demand to redeem their shares into a pro rata portion of the IPO trust account, Argyle’s pre-acquisition holders of common stock will own in the aggregate approximately 80.2% (holders of stock purchased in Argyle’s initial public offering will own 62.1%) of Argyle’s post-acquisition common stock.

Q.	How much dilution will Argyle stockholders experience?
A. There are 4,781,307 shares of Argyle common stock currently outstanding, 3,700,046 (77.4%) of which are trading publicly. 1,180,000 shares will be issued for the acquisition of ISI. Therefore, all current Argyle stockholders together will own approximately 80.2% of the post-acquisition company, a reduction in percentage ownership of 19.8%. Current holders of Argyle’s publicly traded common stock will own approximately 62.1%, a reduction in their percentage ownership of approximately 15.3%

Q.	Do Argyle stockholders have redemption rights?
A. If you hold common stock purchased in Argyle’s initial public offering (and you are not an initial stockholder of Argyle) and you vote against the acquisition, you will have the right to demand that Argyle redeem your shares into a pro rata portion of the trust account.

Q	If I have redemption rights, how do I exercise them?
A. If you wish to exercise your redemption rights, you must vote against the acquisition and at the same time demand that Argyle redeem your shares for cash. If, notwithstanding your vote, the acquisition is completed, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon until two business days prior to the consummation of the transaction (net of taxes payable, deferred underwriting fees and $600,000 of interest earned on the trust account that was removed from the trust account to fund Argyle’s working capital). At September 30, 2006, there was approximately $29,073,971 in the trust account. After taking into account taxes payable of $71,926 and deferred underwriting fees of $1,442,740, you would receive approximately $7.20 if you exercised your redemption rights. You will be entitled to receive this cash only if you continue to hold your shares through the closing of the acquisition and then tender your stock certificate(s). Upon redemption of your shares, you will no longer own them. Do not send your stock certificate(s) with your proxy card.

Q.	Do Argyle stockholders have dissenter or appraisal rights under Delaware law?	A. No.

Q.	What happens post-acquisition to the funds deposited in the trust account?
A. Argyle stockholders exercising redemption rights will receive their pro rata portions of the trust account. The balance of the funds in the account will be utilized to fund the cash portion of the consideration to the ISI stockholders and any remaining funds will be retained by Argyle for operating capital subsequent to the closing of the acquisition.

Q.	What happens if the acquisition is not consummated?
A. If Argyle does not acquire ISI pursuant to the merger of ISI into a subsidiary of Argyle, Argyle will seek an alternative business combination. As provided in its charter, Argyle is required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement. Under its Second Amended and Restated Certificate of Incorporation as currently in effect, if Argyle does not acquire at least majority control of a target business by at latest January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets.

In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to Argyle’s common stockholders who hold shares issued in Argyle’s initial public offering (other than the initial stockholders, each of whom has waived any right to any liquidation distribution with respect to them). See the risk factor on page 14 of this proxy statement/prospectus relating to risks associated with the dissolution of Argyle.

Q.	When do you expect the acquisition to be completed?	A. If the acquisition is approved at the special meeting, Argyle expects to consummate the acquisition promptly thereafter.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?
A. Yes. After carefully reading and considering the information in this document, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone or internet, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	What will happen if I abstain from voting or fail to vote?
A. Abstaining from voting or not voting on a proposal (including broker non-votes), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the acquisition or the 2007 Omnibus Securities and Incentive Plan, but will have the same effect as a vote against adoption of the proposals relating to the name change and the amendment to Argyle's Second Amended and Restated Certificate of Incorporation to remove certain provisions that will no longer be applicable to Argyle once the acquisition is complete. An abstention will not count toward the 20% “against and redeeming” vote that would result in the acquisition’s abandonment, and you would be unable to exercise any redemption rights upon approval of the acquisition. If the proposal relating to the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI's Board of Directors does not waive the condition in the merger agreement that the plan be approved, Argyle will not be able to go forward with the acquisition of ISI, even if the proposal to approve the merger has been approved. To demand redemption, you must vote against the acquisition and elect to redeem your shares.

Q.	How do I change my vote?
A. Send a later-dated, signed proxy card to Argyle’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Bob Marbut, Argyle Security Acquisition Corporation, 200 Concord Plaza, Suite 700, San Antonio, TX 78216.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?
A. No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.	Who can help answer my questions?	A. If you have questions, you may write or call Argyle Security Acquisition Corporation, 200 Concord Plaza, Suite 700, San Antonio, TX 78216, (210) 828-1700, Attention: Bob Marbut.

Q.	When and where will the special meeting be held?	A. The meeting will be held at 10:00 a.m. San Antonio, Texas time on ____________, 2007 at 200 Concord Plaza, San Antonio, TX 78216.

SUMMARY

This section summarizes information related to the proposals to be voted on at the special meeting and to the consideration to be offered to the ISI stockholders. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.

The Companies

Argyle Security Acquisition Corporation is a Delaware corporation incorporated on June 22, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On January 24, 2006, Argyle completed a private placement and received net proceeds of approximately $900,000. On January 30, 2006, Argyle consummated its initial public offering and received net proceeds of approximately $27.3 million. Argyle’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the public offering, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. Of the proceeds from Argyle’s initial public offering and private placement, approximately $28.7 million was deposited into a trust account. The amount in the trust account includes approximately $1.4 million of contingent underwriting compensation and $45,000 of contingent private placement fees which will be paid to the underwriters of Argyle’s initial public offering if a business combination is consummated, but which will be forfeited if a business combination is not consummated.

If the acquisition of ISI is completed, the funds remaining in the trust account after payments to public stockholders who exercise redemption rights will be used to pay a portion of the acquisition consideration to the ISI stockholders. Any remaining balance will be released to the combined company. Net proceeds from Argyle’s initial public offering that were not deposited into the trust account (approximately $800,000) and interest earned on the trust account that was released to Argyle ($600,000) have been used to pay expenses incurred in Argyle’s pursuit of a business combination as well as general and administrative expenses.

Up to and including September 30, 2006, Argyle has incurred expenses of $372,008 for consulting and professional fees, $130,632 for stock compensation, $108,991 for franchise taxes, $60,411 for insurance expense, $44,363 for rental expense pursuant to Argyle’s lease of office space and other operating and formation costs of $100,616. Up to and including September 30, 2006, Argyle’s trust account has earned interest of $952,609 and its funds outside the trust account earned interest of $11,409. Until Argyle enters into a business combination, it will not generate operating revenues.

As of September 30, 2006, Argyle had $920,429 of cash outside of the trust account and accrued expenses of $166,141. Therefore, as of September 30, 2006, Argyle had $754,288, net of these liabilities, outside the trust account available for general and administrative expenses and fees and expenses required to complete the proposed ISI acquisition, including legal and accounting fees. Argyle anticipates that the costs required to consummate the acquisition will greatly exceed its cash available outside the trust account, and that Argyle will not be able to consummate the merger without receiving additional funds and/or reaching agreements with its professional service providers to defer their fees and expenses until Argyle can access the funds in trust (in addition to those fees and expenses that are included in accrued expenses). Argyle expects that these expenses would ultimately be borne by the combined company if the proposed ISI acquisition is completed. If they are not, it is possible that vendors or service providers could seek to recover these expenses from the trust account, which could ultimately deplete the trust account and reduce a stockholder’s pro rata portion of the trust account upon liquidation.

The mailing address of Argyle’s principal executive office is 200 Concord Plaza, Suite 700, San Antonio, TX 78216, and its telephone number is (210) 828-1700.

ISI was founded in 1976 and is headquartered in San Antonio, Texas. ISI is the parent company of several subsidiaries, including three service and solution providers in the physical security industry: ISI Detention Contracting, a Texas corporation referred to as ISI-Detention, Metroplex Control Systems, a Texas limited partnership referred to as MCS-Detention and MCFSA, Ltd, a Texas limited partnership referred to as MCS-Commercial. These operating entities, among other things, utilize proprietary and third-party hardware/software to create efficient customized physical security solutions, as well as turnkey systems to an institutional customer base comprised of public and private owners and developers of correctional facilities; construction companies; security integrators; and commercial, industrial, and governmental facilities contractors and owner/operator entities.

ISI is one of the nation’s largest providers of detention equipment products and service solutions. It designs, develops plans and specifications, supplies, installs, and offers architectural and engineering assistance for a full array of detention equipment for installation in a broad range of private- and public-sector correctional and related facilities, including prisons, jails, police facilities, and courthouses, throughout the United States.

ISI-Detention’s installed equipment includes security locking systems and hardware, security doors and frames, jail furniture, security glazing, and, as described below, through its MCS-Detention business unit, a complete array of proprietary electronic security systems that utilize proprietary and third-party software packages to create complete security solutions.

MCS-Detention and MCS-Commercial specialize in turnkey, security electronic systems for facilities that require unique engineering competencies and software/hardware products. They have security system integration capabilities as applied to the correctional facilities market as well as to commercial markets for development throughout the United States. The specific electronic security integration applications encompassed in these security solutions include: access control, video camera management, video image mass storage, touchscreen control and command systems, fire alarm, intercom, nurse call, sound and paging systems, video visitation, perimeter protection, guard duress, watchtour systems and remote linkage to wireless PDAs for security guard situational awareness.

ISI-Detention and MCS-Detention share office space in San Antonio. MCS-Commercial has separate sales and customer support facilities addressing the commercial security market located in Austin, Dallas, Houston and San Antonio, Texas and in Denver, Colorado.

ISI has a solid reputation with a large percentage of its correctional contracts derived from repeat customers. Since its establishment, ISI has completed more than 1,600 federal, state, county and private correctional projects and recently completed projects in 31 states during the course of one year.

The growing demands for detention facilities and security systems for the correctional and commercial markets have made ISI a sought-after source as a security solutions provider. ISI’s reputation, long established customer base, proprietary products, and skilled management team favorably position it among the competitors within its markets.

The mailing address of ISI’s principal executive offices is 12903 Delivery Drive, San Antonio, TX 78247, and its telephone number is (210) 495-5245.

The Merger

On December 8, 2006, Argyle, Argyle’s wholly-owned subsidiary ISI Security Group, Inc. (referred to in this document as the Merger Subsidiary) and ISI entered into a merger agreement pursuant to which the Merger Subsidiary will merge into ISI and ISI will become a wholly-owned subsidiary of Argyle. Pursuant to the merger agreement, Argyle will pay ISI’s security holders an aggregate of $16,300,000 and 1,180,000 shares of Argyle’s common stock. In the event that ISI’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2006 are greater than $4,500,000 and its backlog of orders at February 28, 2007 is greater than $80,000,000 (including inter-company amounts), Argyle will pay the stockholders of ISI an additional $1,900,000. The calculation of ISI’s EBITDA is subject to an adjustment of $900,000 relating to certain events that Argyle and ISI agreed should not reduce the EBITDA calculation.

In connection with the merger, immediately prior to the merger, a debt holder will convert $10,000,000 of long term debt into shares of ISI preferred stock. Additionally, ISI will be obligated to the debt holder for approximately $6,000,000. Upon consummation of the merger, the surviving corporation will be obligated for all of ISI’s outstanding liabilities, including long-term debt, up to $9,000,000 that may be outstanding pursuant to a revolving credit line, and any capitalized leases. As of September 30, 2006 there was approximately $4,700,000 outstanding under the credit line.

Upon consummation of the merger, the former security holders of ISI securities will own 19.8% of Argyle’s issued and outstanding common stock (assuming none of Argyle’s stockholders exercise redemption rights with respect to the acquisition).

At the closing of the merger, each of the security holders of ISI will enter into a lock-up agreement with Argyle with respect to the shares that they acquire pursuant to the merger so that they will not be able to sell the shares (except to family members or affiliates) until the specified times expire. The holders of 440,288 of such shares will not be able to sell such shares until the earlier of six months after the closing of the acquisition or November 1, 2007, whichever is earlier. The holders of the remainder of the shares will not be able to sell their shares until January 24, 2009.

Procedure

Under Argyle’s certificate of incorporation, a majority of the votes cast at a meeting of stockholders must approve the proposed acquisition. Promptly after obtaining approval from its stockholders to proceed with the acquisition of ISI (unless public stockholders owning 20% or more of the total of the shares sold in Argyle’s initial public offering and private placement vote against the acquisition and request redemption of their shares into pro rata portions of the trust account pursuant to Argyle’s certificate of incorporation), Argyle, Merger Subsidiary and ISI will consummate the merger.

Argyle’s public stockholders owning up to 20% of the total shares of common stock sold in Argyle’s initial public offering and private placement may vote against the proposals and elect to redeem their shares for a portion of the trust account. (If holders of shares purchased in Argyle’s initial public offering owning 20% or more of the shares of common stock sold in Argyle’s initial public offering and private placement so elect, Argyle’s Board of Directors will abandon the acquisition, notwithstanding approval of a majority of its stockholders). If the maximum permissible number of shares elect redemption without Argyle being required to abandon the acquisition, as of _______, 2007, a total of approximately $___ million of the trust account would be disbursed, leaving approximately $23.5 million available for the acquisition of ISI and the payment of liabilities. Even if the maximum number of shares permitted to be redeemed were redeemed, Argyle would still have enough cash available in the trust account to consummate the merger.

In connection with the initial public offering, Argyle’s current officers and directors agreed to indemnify Argyle for debts and obligations to vendors that are owed money by Argyle for services rendered or products sold to Argyle, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. The obligations remain in effect and extend to transaction expenses to be incurred in connection with Argyle’s seeking to complete the ISI acquisition. Since these obligations were not collateralized or guaranteed, however, Argyle cannot assure you that its officers and directors would be able to satisfy their obligations if material liabilities are sought to be satisfied from the trust account.

Fairness Opinion

In determining to recommend that holders of Argyle’s securities vote for the merger proposal, the Board of Directors of Argyle considered the fairness opinion of its financial advisor, Giuliani Capital Advisors, to the effect that as of December 8, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration as stipulated in the merger agreement was fair from a financial point of view to Argyle. The full text of Giuliani Capital Advisors’ written opinion, dated December 8, 2006, is attached as Annex A to this proxy statement/prospectus. We urge you to read the opinion and the section "Fairness Opinion" beginning on page 36 of this proxy statement/prospectus carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken. Giuliani Capital Advisors’ opinion is directed to the Board of Directors of Argyle and does not constitute a recommendation to the Board of Directors or to the holders of Argyle’s securities as to how such person should vote or act on any of the proposals set forth in this proxy statement/prospectus.

If the Acquisition Is Not Approved

If Argyle does not consummate the business combination with ISI, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its certificate of incorporation. As provided in its certificate of incorporation, Argyle is required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement. Under its certificate of incorporation as currently in effect, if Argyle does not acquire at least majority control of a target business by at latest January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. See the risk factor on page 21 of this proxy statement/prospectus relating to risks associated with the dissolution of Argyle.

Conditions; Termination. Approval of the acquisition of ISI by holders of a majority of the votes cast at a meeting of stockholders is a condition to Argyle’s consummating the acquisition. The holders of Argyle common stock issued prior to its initial public offering have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement that took place immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all the proposals. Additionally, if holders of 765,009 or more of the shares purchased in Argyle’s initial public offering (which number represents 20% or more of the shares of Argyle common stock issued in Argyle’s initial public offering and private placement) vote against the acquisition and exercise their right to redeem their shares for cash, the acquisition may not be consummated.

Amendments to the Certificate of Incorporation. The Argyle Board of Directors has also determined that it is in Argyle’s best interests to amend its Second Amended and Restated Certificate of Incorporation to (i) change its name to Argyle Security, Inc., and (ii) remove those provisions regarding certain procedural and approval requirements that are no longer applicable once Argyle acquires ISI, both of which will be implemented upon consummation of the merger.

The 2007 Omnibus Securities and Incentive Plan. The 2007 Omnibus Securities and Incentive Plan reserves 1,000,000 shares of Argyle common stock for issuance in accordance with its terms. Argyle currently anticipates that it will grant up to ____________ shares pursuant to awards under the 2007 Incentive Plan to members of the ISI management team, current officers, directors and consultants of Argyle and new employees of Argyle to be hired after the merger. However, at this time, Argyle’s Board of Directors has not approved the issuance of any such awards and is not under any contractual obligation to do so. Assuming the anticipated grants are made, there will be at least ___________ shares remaining for issuance in accordance with the plan's terms. The purpose of the plan is to enable Argyle to offer its employees, officers, directors and consultants, and the employees, officers, directors and consultants of its subsidiaries, whose past, present and/or potential future contributions to Argyle have been, are or will be important to the success of Argyle, an opportunity to acquire an equity interest in Argyle. It is also designed to create incentives to motivate employees to significantly contribute toward growth and profitability, to provide Argyle executives, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to Argyle’s growth and profitability, with an incentive to assist Argyle in achieving Argyle’s long-term corporate objectives and to attract and retain executives and other employees of outstanding competence. The various types of incentive awards that may be provided under the plan will enable Argyle to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors, employees and consultants of ISI and Argyle will be eligible to be granted awards under the plan. No allocations of shares that may be subject to awards have been made. All awards will be subject to the approval of Argyle’s Board of Directors or compensation committee.

We encourage you to read the plan in its entirety. A copy of the 2007 Omnibus Securities and Incentive Plan is attached as Annex B to this proxy statement/prospectus.

The Merger Agreement and Related Documents. The merger agreement, the form of the proposed amendments to Argyle’s Second Amended and Restated Certificate of Incorporation, the 2007 Omnibus Securities and Incentive Plan and the fairness opinion of Giuliani Capital Advisors are annexed to this proxy statement/prospectus. We encourage you to read them in their entirety, as they are the key legal documents underlying the acquisition. They are also described in detail elsewhere in this document. The merger agreement, which is attached as Annex D in this prospectus/proxy statement, is incorporated by reference into this prospectus/proxy statement.

Management. The current management of ISI and its subsidiaries is led by Mr. Sam Youngblood. Upon consummation of the acquisition, Argyle intends that ISI’s management will remain substantially the same, while Argyle’s management team and Board of Directors will also remain substantially the same.

Argyle Special Meeting

Date, Time and Place. The special meeting of Argyle’s stockholders will be held at 10:00 a.m., San Antonio, Texas, time, on _____________, 2007, at 200 Concord Plaza, San Antonio, TX 78216 .

Voting Power; Record Date. You will be entitled to vote or direct votes to be cast at the special meeting, if you owned Argyle common stock at the close of business on _____________________, 2007, the record date for the special meeting. You will have one vote for each share of Argyle common stock you owned at that time. Warrants to purchase Argyle common stock do not have voting rights.

Votes Required. Approval of the proposals relating to the acquisition and the incentive plan will require the approval of a majority of the votes cast at a meeting of stockholders, and the amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s corporate name to Argyle Security, Inc. and the amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger will require the affirmative vote of holders of a majority of Argyle’s outstanding common stock. Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, Argyle is required to obtain stockholder approval of the acquisition of ISI. Pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary, and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the merger and the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that condition to the merger, Argyle will not be able to go forward with the acquisition of ISI, even if the proposal to approve the merger has been approved by Argyle's stockholders.

Argyle will not be authorized to complete the acquisition, if holders of 765,009 or more shares of Argyle common stock sold in its initial public offering (which number represents 20% or more of the shares in the initial public offering and private placement) vote against the acquisition and demand that Argyle redeem their shares into pro rata portions of the trust account.

Under Delaware law and Argyle’s bylaws, no other business may be transacted at the special meeting.

At the close of business on _____________, 2007, there were 4,781,307 shares of Argyle common stock outstanding (including the 1,081,261 shares held by Argyle's officers and directors and their respective affiliates, which not purchased in Argyle’s initial public offering). Each Argyle common share entitles its holder to cast one vote per proposal.

Redemption Rights. Under its certificate of incorporation, a holder of Argyle common stock (other than an initial stockholder) who votes against the acquisition may demand that Argyle redeem his or her shares for cash, but such stockholder will only receive the redemption amount if the acquisition is subsequently consummated. Argyle's stockholders who purchased shares in its initial public offering would still be entitled to receive a portion of the trust account in the event of a liquidation of Argyle. This demand must be made in writing at the same time the stockholder votes against the acquisition, on the form of proxy card voted against the acquisition. If you so demand, and the acquisition is approved and consummated, Argyle will redeem your shares into a pro rata portion of the trust account, net of taxes payable, less amounts payable to the underwriters in Argyle’s initial public offering and the amounts representing the net proceeds of Argyle's private placement that occurred immediately prior to Argyle’s initial public offering, as of two business days prior to the consummation of the acquisition. You will be entitled to receive cash for your shares only if you continue to hold your shares through completion of the acquisition and then tender your stock certificate(s) to Argyle. If you exercise your redemption rights, you will no longer own these Argyle shares. Do not send your stock certificate(s) with your proxy card.

The acquisition will not be consummated if holders of 765,009 or more shares of Argyle common stock sold in its initial public offering (which number represents 20% or more of the shares sold in the initial public offering and private placement) exercise their redemption rights.

If the acquisition is not consumated and Argyle is not required to dissolve pursuant to the terms of its Second Amended and Restated Certificate of Incorporation, it may seek another target business to acquire.

Appraisal Rights. Under the Delaware General Corporation Law, appraisal rights are not available to Argyle's stockholders in connection with the acquisition.

Proxies; Board Solicitation. Your proxy is being solicited by the Argyle Board of Directors on each proposal being presented to stockholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your shares in person, if you revoke your proxy before the special meeting.

Significant Stockholdings. The holdings of Argyle’s directors and significant stockholders are detailed in “Beneficial Ownership of Securities.”

Argyle’s Recommendation; Interests of Argyle’s Management

After careful consideration, Argyle’s Board of Directors has determined that the acquisition and the other proposals presented at this meeting are fair to, and in the best interests of, Argyle and its stockholders. The Board of Directors has approved and declared advisable the proposals, and recommends that you vote or direct that your vote to be cast “FOR” the adoption of each.

When you consider the recommendation of the Board of Directors, you should keep in mind that the members of the Board of Directors have interests in the acquisition that are different from, or in addition to, yours. These interests include the following:

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If the proposed acquisition is not completed, and Argyle is subsequently required to liquidate, the shares owned by Argyle’s directors will be worthless because the shares will no longer have any value and the directors are not entitled to liquidation distributions from Argyle. In addition, the possibility that Argyle’s officers and directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially increased.

•
All rights of Argyle’s officers and directors to be indemnified by Argyle, and of Argyle’s directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the acquisition. However, if the acquisition is not approved and Argyle subsequently liquidates, its ability to perform its obligations under those provisions will be substantially impaired since it will cease to exist. If the ISI acquisition is ultimately completed, the combined company’s ability to perform such obligations will be substantially enhanced. As noted above, however, the potential indemnity liability of Argyle’s officers and directors will increase before they know whether their indemnity obligations will be called upon or not.

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Argyle’s and ISI’s financial, legal and other advisors have rendered services for which they may not be paid if the acquisition is not approved, and certain of them may have the opportunity to provide additional services to Argyle in the future.

Certain U.S. Federal Income Tax Consequences

U.S. federal income tax consequences of this acquisition are described in summary form on page 40 of this proxy statement/prospectus.

Quotation/Listing

Argyle’s common stock (ARGL), warrants (ARGLW) and units (ARGLU) are quoted on the Over-the-Counter (OTC) Bulletin Board.

Accounting Treatment

Argyle will account for the acquisition of ISI as a purchase. The purchase price will be allocated to the various tangible and intangible assets and assumed liabilities based upon an appraisal.

Regulatory Matters

The acquisition and related transactions are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition.

Risks related to ISI’s Business

Budget constraints of federal, state and local governments could reduce ISI’s revenues.

Contracts for which federal, state or local governments are the ultimate customer account for 60% of ISI’s business. The detention systems segment, the largest business segment, outfits correctional facilities and courthouses. Many state and local governments operate under very tight budget constraints. These budget constraints could cause them to delay, reduce the scope of, or cancel pending projects, which could reduce ISI’s revenues.

ISI’s failure to obtain and/or maintain required local/state licenses could reduce ISI’s revenue.

A portion of ISI’s business depends upon obtaining and maintaining required licenses. Its failure to obtain or maintain required licenses could result in the termination of certain of its contracts or cause it to be unable to bid or re-bid on certain contracts. In addition, ISI and/or its employees may be required to maintain certain facility security clearances. If ISI or its employees were found not to be in compliance, ISI could be excluded from bidding on certain contracts, removed from projects and/or fined, all of which would adversely impact ISI’s financial condition and good standing.

ISI operates under fixed price contracts, and its failure to accurately estimate its costs may reduce its profitability.

Much of ISI’s revenues result from fixed price contracts. If ISI does not accurately estimate its costs on projects, it could suffer losses on fixed price contracts. Unanticipated increases in the cost of raw materials could also result in ISI losing money on contracts. If ISI suffers losses on its contracts, its profitability will be reduced. In addition, the reserves that ISI takes under these contracts are recognized under the “percentage of completion method of accounting.” This method requires considerable judgment and, as a result, the estimates derived at any point in time could differ significantly and result in material discrepancies between the reserves and the financial reality of the applicable contract.

ISI’s ability to obtain payment and/or performance bonds is critical to its ability to conduct business.

In the conduct of its business, ISI is often required by its customers to obtain performance and/or payment bonds, mostly in the detention segment of the business. If ISI is unable to obtain such bonds for any reason, or if the terms of such bonding agreements, particularly collateral requirements of the bonds, are not within the company’s financial means, it would significantly diminish ISI’s ability to secure new contracts, and consequently its financial performance and its revenues would decline.

If ISI is unable to design, manufacture, and market its product offerings in a timely and efficient manner, it may not remain competitive.

Some of ISI’s markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards. In particular, the detention segment specializes in the development, implementation, and support of complex, integrated software systems, and accordingly, ISI devotes a substantial amount of resources to product development. To compete successfully, ISI must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and ISI cannot guarantee that it will successfully develop new products. ISI’s inability to develop and market these products or to achieve customer acceptance of these products could limit its ability to compete in the market.

In addition, ISI offers a wide variety of products. If the design, manufacturing or marketing of a product, or products, is not successful and ISI must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

ISI is subject to substantial government regulation that could cause delays in the delivery of its products and services and may subject the company to audits or other similar review processes.

As a contractor and subcontractor to agencies of various federal, state and local governments, ISI is obligated to comply with a variety of regulations governing its operations and the workplace. Unforeseen problems in the performance of contracts could cause the loss of licensing to do business within a particular city, county, state, or other governmental entity resulting in ISI losing contracts with that entity. In addition, changes in federal, state and local laws and regulations may impact ISI’s ability to secure new contracts or require it to make costly changes to its operations which could reduce its profitability in order to obtain contracts.

ISI’s inability to effectively integrate acquisitions could reduce its profitability.

ISI has made a number of acquisitions in recent years, which require that it integrate operations and systems and personnel from those businesses into the company. This process requires, among other things, that ISI continually evaluate its operational and financial systems and controls and enhance those systems and controls as necessary. If ISI is unable to successfully integrate these acquisitions, it would reduce its profitability and detract from future growth opportunities.

ISI may need additional financing for bonding requirements, working capital, and capital expenditures and additional financing may not be available on favorable terms.

In order to operate the business, ISI may need to obtain additional surety bonds, maintain working capital, or make significant capital expenditures. In order to do any of those things, ISI may need to obtain additional capital. Therefore, ISI’s ability to operate and grow is dependent upon, and may be limited by, among other things, the availability of financing arrangements. If ISI is not able to obtain the additional capital necessary to pursue new projects or maintain its operations it may not be able to grow as quickly as it plans. In addition, even if ISI is able to obtain additional financing, the additional financing may not be on terms which are favorable to ISI and could hamper ISI’s profitability.

ISI could potentially incur liability to clients and others.

ISI’s involvement in the public security and justice business exposes it to potential liability claims from its clients. Its products are used in applications where their failure could result in serious personal injuries or death. In the area of corrections, prisoners are generally viewed as litigious. ISI has sought ways to minimize losses from these sources by obtaining product liability and professional liability insurance policies; however, a successful claim could result in liability in excess of coverage limits or the cancellation of insurance coverage and result in ISI having to pay a large amount of its working capital to cover those claims.

ISI is reliant upon key personnel.

ISI depends on the expertise, experience and continued services of its senior management and key employees. ISI’s operations and most decisions concerning the business of ISI will be made or significantly influenced by such individuals. The loss of members of senior management or key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a material loss of business for ISI.

ISI’s quarterly revenue, operating results and profitability will fluctuate.

ISI’s revenue, operating results and profitability may fluctuate and the changes in contract mix, together or individually, may contribute to the material variability of ISI’s quarterly revenue, operating results or profitability. Such volatility may not meet the expectations of management, securities analysts or investors, which in turn may result in significant fluctuations in the market price of Argyle’s common stock after the acquisition is consummated.

ISI is in a competitive industry with well financed competitors.

As a result of increasing consolidation in the corrections and security industries and increasing attention from venture funds and private equity groups, many of ISI’s competitors, some of which were already larger and more well financed than ISI, have grown and obtained significant financing. Accordingly, ISI expects competition to increase in the near future. ISI also expects that some of its competitors will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. This may make it more difficult for ISI to prevail on competitive bids for projects to the degree ISI has historically experienceed, to increase revenue, or to maintain profitability.

Most of ISI’s new contracts are subject to competitive bidding.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the “Request for Proposal” (RFP) method where several competitors submit their sealed proposals for a particular project, or the “Request for Qualifications” (RFQ) process where competitors submit their qualifications for consideration by the customer. Some contracts are open for bidding, using the standard “Straight Bid” process where the detailed specifications for a project are published and contractors submit a “Bid” or fixed price, for the contract to build the project. Other competitive bidding processes are also utilized. ISI’s success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of its estimating process, knowledge of the industry, knowledge of its customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, ISI cannot know if it will be successful on any given bid, which makes it difficult to accurately forecast the timing of projects and budget the allocation of resources. To the extent ISI has made significant capital expenditures in the development and estimating of a contract or project, ISI may not recover its entire capital investment in that project.

When seeking competitive bids, one of the factors that most governmental entities and commercial customers evaluate is the financial strength of the bidders. To the extent they believe ISI does not have sufficient financial resources, ISI will be unable to effectively compete for contracts.

ISI’s ability to win new contracts depends on many factors outside of ISI’s control.

ISI’s growth in the corrections industry is generally dependent upon its ability to win new contracts. This depends on a number of factors ISI cannot control, including crime rates and sentencing patterns in various jurisdictions. Accordingly, the demand for security related goods and services for new correctional facilities could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the legal decriminalization of certain activities that are currently proscribed by criminal laws. For instance, changes in laws relating to drugs and controlled substances or illegal immigration could reduce the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for new correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions, and sentences requiring new correctional facilities.

Furthermore, desirable locations for proposed correctional facilities may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Such actions could substantially delay a correctional project or cause the project to be reduced in scope or be eliminated completely.

ISI offers some bids for new contracts directly to government agencies and commercial customers as a direct contractor to provide the security solutions for a project. In other instances, ISI provides its bid for security solutions to a general contractor, who adds ISI’s pricing to all the other pricing for an entire project. In those instances ISI is a subcontractor to the general contractor. The owner of the project (the governmental entity or commercial owner) will choose whether they wish to receive bids only from general contractors, or whether they wish to receive bids separately from the entities providing security solutions, such as ISI and its competitors. When ISI is acting as a subcontractor to a general contractor, ISI has far less control and input over the final price for the project submitted to the owner by the general contractor than when ISI submits a bid directly and such circumstances therefore reduce the ability of ISI to win contracts.

Governmental agencies may investigate and audit ISI contracts and, if any improprieties are found, ISI may be required to refund revenues, pay unexpected taxes, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on ISI’s bidding in response to competitive bidding processes.

Governmental agencies and most commercial customers will have the authority to audit and investigate ISI’s contracts with them. As part of that process, some governmental agencies review ISI’s performance on the contract, its pricing practices, change orders, other compliance with the terms of the contracts, and applicable laws, regulations and standards. If the agency determines that ISI has improperly classified a specific contract as non-taxable, ISI could be required to pay sales, use or other taxes for which no reserve was created at the time the bid was submitted by ISI. If the agency determines that ISI has improperly billed the governmental entity in violation of the terms of the contract, ISI could be required to refund revenues, or forgo anticipated revenues. If a government audit uncovers improper or illegal activities by ISI or ISI otherwise determines that these activities have occurred, ISI may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If ISI fails to satisfy its contractual obligations, ISI’s ability to compete for future contracts will be limited.

ISI’s failure to comply with contract requirements or to meet its clients’ performance expectations when performing a contract could injure ISI’s reputation, which, in turn, would impact ISI’s ability to compete for new contracts. ISI’s failure to meet contractual obligations could also result in substantial actual and consequential damages. In addition, ISI’s contracts often require ISI to indemnify clients for ISI’s conduct that causes losses to the client. Some contracts may contain liquidated damages provisions and financial penalties related to performance failures. Although ISI has liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

Negative media coverage, including inaccurate or misleading information, could injure ISI’s reputation and its ability to bid for government contracts.

The media frequently focuses its attention on contracts with governmental agencies. If the media coverage regarding the contracts for the design, development, construction, financing or operation of a new correctional facility project is negative, it could influence government officials to slow the pace of building a correctional project or cause the cancellation of a planned correctional facility.

Jails, prisons and other public correctional projects may prompt higher than normal media scrutiny. In that atmosphere, inaccurate, misleading, or negative media coverage about ISI could harm its reputation and, accordingly, ISI’s ability to bid for and win new contracts.

ISI often incurs significant costs before receiving related revenues, which could result in cash shortfalls and a risk of not recovering ISI’s investment.

ISI may choose to provide engineering, design, development and other pre-contract assistance to prospective customers for a prospective project, without written commitments to use its assistance or pay for that assistance. ISI may not be able to obtain contracts regarding these projects on a timely basis, if at all. To the extent ISI does not obtain contracts in such circumstances, ISI could be unable to recover its investment.

The actual cost of performing a contract may exceed the estimated cost of performance.

The process of estimating the cost of performing a contract is not an exact mathematical calculation. It is made up of many complex factors, including the judgment, experience and expertise of ISI’s personnel.  Many conditions can bring about unexpected increases in the costs to perform a contract, and not every possible condition can be described. However, the following items are illustrative of the types of events that can cause the actual cost of performing a contract to exceed the estimated cost of performance: a mistake in the estimating process, purchasing and returning the wrong part and re-purchasing the correct part, unexpected increases in the cost of goods or services, overcoming unexpected field conditions, resolving problems caused by defaulting vendors, project manager failures to document and seek approval for change orders, and incurring unexpected and unrecoverable costs to resolve conflicts with customers. If the estimated cost of performance of a contract exceeds the actual cost of performance for any reason, then not only may the estimated earned gross margin on a contract be eroded, but a loss can be incurred reducing the liquidity and profitability of ISI.

Risks Relating to the Acquisition

The combined company’s working capital could be reduced if stockholders exercise their redemption rights.

Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, holders of shares purchased in Argyle’s initial public offering (other than Argyle's initial stockholders) may vote against the acquisition and demand that Argyle redeem their shares into pro rata portions of the trust account, net of taxes payable, as of the record date. Argyle and ISI will not consummate the acquisition if holders of 765,009 or more shares exercise these redemption rights. To the extent the acquisition is consummated and holders have demanded to so redeem their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the acquisition. As of __________ 2007, the record date, assuming the acquisition is approved, the maximum amount of funds that could be disbursed to Argyle’s stockholders upon the exercise of their redemption rights is approximately $___ million.

If outstanding warrants are exercised, the underlying common shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and has an adverse effect on the common stock’s market price.

Outstanding warrants and unit purchase options to purchase an aggregate of 4,200,046 shares of common stock issued in connection with Argyle’s initial public offering will become exercisable after consummation of the ISI acquisition. If they are exercised, a substantial number of additional shares of Argyle common stock will be eligible for resale in the public market, which could adversely affect the market price.

Registration rights held by Argyle’s initial stockholders who purchased shares prior to Argyle’s initial public offering may have an adverse effect on the market price of Argyle’s common stock.

Argyle’s initial stockholders who purchased common stock prior to its initial public offering are entitled to demand that Argyle register the resale of their shares at any time after they are released from escrow. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,081,261 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of Argyle’s common stock.

Argyle’s directors and officers have interests in the acquisition that are different from yours, because if the acquisition is not approved, their shares may become worthless.

In considering the recommendation of Argyle’s Board of Directors to vote to approve the acquisition, you should be aware that Argyle’s directors, officers and original stockholders have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of Argyle stockholders generally. Argyle’s original stockholders, including its directors and officers, are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account. Therefore, if the acquisition is not approved, these original shares may become worthless. The personal and financial interests of directors and officers may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of Argyle’s stockholders.

Because Argyle does not intend to pay dividends on its common stock, stockholders will benefit from an investment in Argyle’s common stock only if it appreciates in value.

Argyle has never declared or paid any cash dividends on its shares of common stock. Post acquisition, Argyle currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, Argyle does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of Argyle’s Board of Directors and will depend on factors Argyle’s Board of Directors deems relevant, including among others, Argyle’s results of operations, financial condition and cash requirements, business prospects, and the terms of Argyle’s credit facilities and other financing arrangements. It is likely that the debt financing arrangements Argyle puts into place in connection with the acquisition will prohibit Argyle from declaring or paying dividends without the consent of its lenders. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of Argyle’s common stock. There is no guarantee that Argyle’s common stock will appreciate in value.

Argyle’s securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq market.

Argyle’s securities are quoted on the Over-the-Counter Bulletin Board, a NASD-sponsored and operated inter-dealer automated quotation system. Quotation of Argyle’s securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of its securities more than if the securities were quoted or listed on Nasdaq.

Risks to Argyle’s Stockholders

Argyle may choose to redeem its outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, Argyle may redeem all of its outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of Argyle’s common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Argyle sends the notice of redemption. Calling all of Argyle’s outstanding warrants for redemption could force the warrant holders:

•	To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Argyle’s warrant holders may not be able to exercise their warrants, which may create liability for Argyle.

Holders of the warrants Argyle issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although Argyle has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and Argyle intends to comply with such agreement, Argyle cannot assure that it will be able to do so. In addition, some states may not permit Argyle to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by Argyle, Argyle may exercise its redemption right even if Argyle is unable to qualify the underlying securities for sale under all applicable state securities laws. Since Argyle’s obligations in this regard are subject to a “best efforts” standard, it is possible that, even if Argyle is able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on Argyle to compensate warrant holders due to the change in circumstances that led to Argyle being unable to fulfill its obligations.

Failure to complete the acquisition could reduce the market price of Argyle’s common stock and may make it more difficult for Argyle to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing some investors to experience a loss on their investment.

If the acquisition is not completed for any reason, Argyle may be subject to a number of material risks, including:

i.	The market price of its common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the acquisition will be consummated;

ii.	Costs related to the acquisition, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the acquisition is not completed; and

iii.	Charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed acquisition, together with the history of failure in consummating an acquisition, may make it more difficult for Argyle to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment. As discussed herein, if the acquisition is not consummated, it is more likely than not that Argyle will be forced to dissolve and liquidate.

If holders of 765,009 or more of the shares of Argyle’s common stock purchased in Argyle’s initial public offering (which number represents 20% or more of the common stock sold in Argyle's initial public offering and private placement) decide to vote against the acquisition and opt to convert their shares to cash, Argyle may be forced to dissolve and liquidate, stockholders may receive less than $8.00 per share, and Argyle’s warrants may expire worthless.

Under the terms of Argyle’s Amended and Restated Certificate of Incorporation, if holders of 765,009 or more of the shares of Argyle’s common stock purchased in Argyle’s initial public offering (which number represents 20% or more of the common stock issued in its initial public offering and private placement) decide to vote against the acquisition and opt to convert their shares to cash, Argyle may ultimately be forced to dissolve and liquidate. Although Argyle will continue to search to acquire an operating company in the security sector, Argyle’s certificate of incorporation requires Argyle to liquidate if it does not complete a business combination by July 30, 2007, or January 30, 2008 if Argyle enters into a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to July 30, 2007, but is unable to complete such business combination by such date. Argyle signed a definitive agreement with ISI on December 8, 2006, and therefore has until January 30, 2008 to complete the acquisition. If Argyle does not consummate the acquisition of ISI by that time, it will be forced to dissolve and liquidate in accordance with the provisions of Delaware law.

In any liquidation, the net proceeds of Argyle’s initial public offering and private placement and the deferred underwriting compensation held in the trust account, plus any interest earned thereon (net of taxes payable and $600,000 of interest earned on the trust account that was released to fund Argyle’s working capital), will be distributed on a pro rata basis to the holders of Argyle’s common stock issued in Argyle’s initial public offering. As of September 30, 2006, and assuming Argyle expended all of the funds not in the trust account, the per share liquidation price would be approximately $7.84, or $0.16 less than the price ($8.00 per unit) that Argyle sold each unit for in its initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Argyle’s creditors which could be prior to the claims of Argyle’s public stockholders. Argyle cannot assure you that the actual per share liquidation price will not be less than $7.84, plus interest (net of taxes payable), due to claims of creditors. Furthermore, there will be no distribution with respect to Argyle’s outstanding warrants and, accordingly, the warrants will expire worthless.

Under Delaware law, Argyle’s dissolution requires the approval of the holders of a majority of its outstanding stock, without which Argyle will not be able to dissolve and liquidate and distribute Argyle’s assets to its public stockholders.

Pursuant to Delaware law, Argyle’s dissolution requires the affirmative vote of stockholders owning a majority of Argyle’s then outstanding common stock. Soliciting the vote of Argyle’s stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the Securities and Exchange Commission and could be subject to its review. This process could take a substantial amount of time, ranging from 40 days to several months.

As a result, the distribution of Argyle’s assets to the public stockholders could be subject to a considerable delay. Furthermore, Argyle may need to postpone the stockholders’ meeting, resolicit its stockholders or amend its plan of dissolution and liquidation to obtain the required stockholder approval, all of which would further delay the distribution of its assets and result in increased costs. If Argyle is not able to obtain approval from a majority of Argyle’s stockholders, Argyle will not be able to dissolve and liquidate, and Argyle will not be able to distribute funds from its trust account to holders of its common stock sold in its initial public offering, and these funds will not be available for any other corporate purpose. In the event Argyle seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, Argyle will nonetheless continue to pursue stockholder approval for its dissolution. However, Argyle cannot predict whether its stockholders will approve its dissolution in a timely manner or will ever approve its dissolution. As a result, Argyle cannot provide its initial stockholders with assurances of a specific timeframe for the dissolution and distribution.

Argyle’s stockholders may be held liable for claims by third parties against Argyle to the extent of distributions received by them.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If Argyle complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that Argyle makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against Argyle, a 90-day period during which Argyle may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Argyle’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after dissolution, should it occur, and, therefore, Argyle does not intend to comply with those procedures. As such, Argyle’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Argyle’s stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, Argyle cannot assure you that third parties will not seek to recover from its public stockholders amounts owed to them by Argyle.

If third parties bring claims against Argyle, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $7.84 per share.

Although Argyle intends to pay amounts owed to creditors from amounts not held in trust, Argyle cannot assure you that those funds will be sufficient to cover such claims and obligations. Although Argyle has sought to have vendors, potential target businesses, consultants or other entities with which Argyle does business execute valid and enforceable agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Argyle’s public stockholders, not all have executed such agreements. Those parties who have not entered into such agreements may have claims they will attempt to assert, and those who have may claim that the waiver is unenforceable or assert claims based on fraudulent inducement, breach of fiduciary responsibility or other similar claims.

As of September 30, 2006, Argyle has not received a waiver letter from the State of Delaware, its independent auditor and certain miscellaneous service providers, with aggregate claims in the amount of approximately $159,709. To the extent that creditors, even those who have executed a waiver of claims against the trust account, or ISI bring a claim and attempt to have it satisfied out of the trust account, the proceeds available to Argyle’s stockholders from the trust account could be reduced.

Argyle’s current officers and directors have agreed, pursuant to an agreement between Argyle and Rodman & Renshaw LLC, the underwriters of Argyle’s initial public offering, that, if Argyle liquidates prior to the consummation of a business combination, they may be personally liable to ensure that the proceeds of the trust account are not reduced by the claims of vendors or other entities that are owed money by Argyle for services rendered or products sold to Argyle. Argyle cannot assure you, however, that they will be able to satisfy those obligations.

Additionally, if Argyle is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Argyle which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Argyle’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Argyle’s stockholders. To the extent any bankruptcy claims deplete the trust account, Argyle cannot assure you that it will be able to return to Argyle’s public stockholders at least $7.84 per share.

Argyle's Board of Directors has had Limited Ability to Evaluate the Target Business’ Management.

Although Argyle closely examined the management of ISI, Argyle cannot assure you that its assessment of ISI’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Essentially, all of the serving management of ISI will be involved with the management of the Merger Subsidiary, will remain with the combined company, and will for the most part run its day to day operations. Argyle’s current Board of Directors will remain directors of Argyle subsequent to the acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the acquisition. We derived the December 31st historical information concerning ISI from its audited consolidated financial statements and the nine-month information from its unaudited financial statements. We derived historical information concerning Argyle from its audited financial statements for the year ended December 31, 2005 and from its September 30, 2006 unaudited financial statements. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ISI, Argyle or the enterprise resulting from the acquisition.

ISI HISTORICAL FINANCIAL INFORMATION

Selected Consolidated Statements of Operations Data

	For the year ended December 31,					For the nine months ended September 30,
($ in thousands)	2001	2002	2003	2004	2005	2006
Revenue	$20,385	$27,620	$34,726	$40,175	$39,234	$41,234

Cost of revenue	13,675	19,670	25,082	30,571	30,865	32,573

Gross profit	6,710	7,950	9,644	9,604	8,369	8,661

Selling and marketing expenses
General and administrative expenses	6,374	6,892	6,342	6,496	6,908	6,249
Management special bonus				5,151
Total operating (expenses) income, net	6,374	6,892	6,342	11,647	6,908	6,249

Income/(loss) from operations	336	1,058	3,302	(2,043)	1,461	2,412

Interest income	192
Interest expense		59	0	813	3,178	2,780
Other income/(loss)		105	(55)	(85)	8	0

Income/(loss) before income taxes	528	1,104	3,247	(2,941)	(1,709)	(368)

Income tax expense (benefit)	218	486	1,165	(894)	(526)	10

Net income/(loss)	$310	$618	$2,082	$(2,047)	$(1,183)	$(378)

Consolidated Balance Sheet Data

	December 31,					September 30,
(in thousands)	2001	2002	2003	2004	2005	2006

Cash and cash equivalents	$1,816	$1,502	$868	$1,308	$416	$254
Total current assets	9,703	10,792	12,130	14,084	16,254	25,946
Non-current assets	2,865	3,008	3,743	5,554	5,633	6,157
Total assets	$12,568	$13,800	$15,873	$19,638	$21,887	$32,103
Total current liabilities	6,361	7,022	6,199	8,853	10,731	19,551
Total long-term liabilities	1,087	1,039	1,853	21,931	23,485	25,260
Total liabilities	$7,448	$8,061	$8,052	$30,784	$34,216	$44,811
Total stockholders’ equity	$5,120	$5,739	$7,821	$(11,146)	$(12,329)	$(12,708)

ARGYLE HISTORICAL FINANCIAL INFORMATION

	Nine Months Ended September 30, 2006	Period from June 22, 2005 (inception) to September 30, 2005	Period from June 22, 2005 (inception) to Year Ended December 31, 2005	Period from June 22, 2005 (inception) to September 30, 2006
Revenues	$-	$-	$-	$-
Interest income on trust account	952,609	-	-	952,609
Net income/(loss)	71,066	(4,358)	(7,743)	63,323
Net loss allocable to holders of non-redeemable common stock	(81,875)	(4,358)	(7,743)	(89,618)
Net income/(loss) per share - basic and diluted	$0.02	$(0.00)	$(0.01)	$0.02
Weighted average number of shares outstanding - basic and diluted	4,375,600	937,500	937,500	2,951,666
Net income/(loss) per share exclusive of shares and related interest subject to possible redemption - basic and diluted	$(0.02)	$(0.00)	$(0.01)	$(0.04)
Weighted average number of shares outstanding exclusive of shares subject to possible redemption - basic and diluted	3,692,197	937,500	937,500	2,551,303

	At December 31,	At September 30
	2005	2006
Total assets (including cash deposited in trust account in 2006)	$304,353	$30,063,620
Total liabilities	287,096	1,660,807
Common stock and deferred interest subject to possible redemption	-	5,612,376
Stockholders’ equity	17,257	22,790,437

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma financial information combines Argyle’s historical balance sheet and that of ISI as of September 30, 2006, giving effect to the transactions described in the purchase agreement as if they had occurred on September 30, 2006. Additionally, the financial information combines (i) Argyle’s historical statement of operations from inception (June 22, 2005) to December 31, 2005 with those of ISI for the year ended December 31, 2005 and (ii) Argyle’s historical statement of operations for the nine months ended September 30, 2006 with those of ISI, in each case giving effect to the acquisition as if it had occurred on January 1, 2005. The following selected unaudited pro forma condensed combined financial information is intended to provide you with a picture of what Argyle’s business might have looked like had the acquisition been completed on or as of the dates specified above. The combined financial information may have been different had the acquisition actually been completed on or as of those dates. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the acquisition occurred or the future results that may be achieved after the acquisition. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes thereto starting on page 67.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition by Argyle’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and
•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Argyle’s outstanding common stock exercise their redemption rights.

(in thousands, except per share data)	At September 30, 2006
	Assuming No Redemption of Shares	Assuming Redemption of 19.99% of Shares

Total assets	$74,226	$68,613
Line of credit	$4,663	$4,663
Long-term debt	$6,088	$6,088
Stockholders' equity	$37,080	$31,468

(in thousands, except per share data)	For the Year Ended December 31, 2005		For the Nine Months Ended September 30, 2006
	Assuming No Redemption of Shares	Assuming Redemption of 19.99% of Shares	Assuming No Redemption of Shares	Assuming Redemption of 19.99% of Shares
Revenue	$39,234	$39,234	$41,234	$41,234
Operating income/(loss)	$(1,063)	$(1,063)	$454	$454
Net loss	$(1,394)	$(1,394)	$(142)	$(257)
Net loss per share:
Basic	$(0.23)	$(0.27)	$(0.02)	$(0.05)
Diluted	$(0.23)	$(0.27)	$(0.02)	$(0.05)

  COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information and unaudited pro forma combined information as of September 30, 2006 and for the nine months then ended for Argyle and ISI giving effect to the acquisition as if it had occurred on September 30, 2006. Argyle is providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma combined share information should be read in conjunction with the historical financial statements of Argyle and ISI and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Argyle and ISI would have been had the acquisition taken place on the dates noted, or to project Argyle’s or ISI’s results of operations that may be achieved after the acquisition.

	In thousands, except per share data
			Pro Forma Combined
	ISI	Argyle	Company
Weighted average shares of common stock outstanding:
Assuming no redemptions
Basic	.10491	4,376	5,961
Diluted	.10491	4,376	6,917
Assuming maximum redemptions
Basic	-	3,692	5,197
Diluted	-	3,692	6,152
Book value—assuming no redemptions	$(12,708)	$28,403	$37,080
Book value—assuming maximum redemptions	-	22,790	31,468
Book value per share—assuming no redemptions
Basic	$(121,132)	$6.49	$6.22
Diluted	(121,132)	6.49	5.36
Book value per share—assuming maximum redemptions
Basic	-	$6.17	$6.06
Diluted	-	6.17	5.12
Earnings/(loss) per share—assuming no redemptions
Basic	$(3,606)	$0.02	$(0.02)
Diluted	(3,606)	0.02	(0.02)
Earnings/(loss) per share—assuming maximum redemptions
Basic	$-	$(0.02)	$(0.05)
Diluted	-	(0.02)	(0.05)

PRICE RANGE OF SECURITIES AND DIVIDENDS

Argyle

Argyle’s common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols ARGL, ARGLW and ARGLU, respectively. The closing price for these securities on December 13, 2006, the last trading day before announcement of the acquisition, was $7.41, $1.36 and $8.75, respectively. The closing price for the securities on _______ __, 2007, the most recent trading day practicable before the date of this proxy statement/prospectus, was $___, $___ and $___, respectively

Argyle units commenced public trading on January 30, 2006, and common stock and warrants commenced public trading on March 2, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Warrants (US$)		Units
	High	Low	High	Low	High	Low
2006
First Quarter	7.55	7.25	1.35	0.93	8.85	7.90
Second Quarter	7.45	7.22	1.56	1.02	8.86	8.00
Third Quarter	7.30	7.14	1.08	0.88	8.30	8.00
Fourth Quarter (through December 14)	7.44	7.15	1.55	0.75	8.80	7.94

Holders of Argyle common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the acquisition is completed.

Argyle anticipates that its securities will continue to be quoted on the OTC Bulletin Board post acquisition. There can be no assurance that a trading market will develop for these securities.

Holders of Argyle. As of November 30, 2006, there were of record six holders of common stock, four of warrants, and one of units. Argyle believes the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends. Argyle has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

ISI

ISI securities are not publicly traded.

Holders. As of November 30, 2006, there were of record three holders of ISI common stock, and one holder of warrants. Immediately prior to the consummation of the merger between ISI and the Merger Subsidiary (assuming the merger is approved by Argyle’s stockholders), $10,000,000 of ISI’s debt will be converted into ISI preferred stock, the holder of which will then receive a portion of the cash consideration to be paid to the ISI stockholders in the merger.

Dividends. As part of a recapitalization transaction in October 2004, ISI distributed $16,935,340 to its stockholders. ISI does not intend to pay any other dividends in the foreseeable future.

Post Acquisition

The payment of dividends by the combined company in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit the combined company’s ability to pay dividends.

THE ARGYLE SPECIAL MEETING

Argyle is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed acquisition of ISI. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place. Argyle will hold the special meeting at 10:00 a.m., San Antonio, Texas, time, on ____ __, 2007, at Concord Plaza, San Antonio, TX 78216 to vote on the proposals.

Purpose. At the special meeting, holders of Argyle common stock will be asked to approve:

•	The proposed merger of a wholly-owned subsidiary of Argyle into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle;

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The adoption of Argyle’s 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 1,000,000 shares of Argyle’s common stock or cash equivalents to directors, officers, employees and/or consultants of Argyle and its subsidiaries;

•	Amending Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s corporate name to Argyle Security, Inc.; and

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Amending Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the combination of a business combination that will no longer be operative upon consummation of the merger.

Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, Argyle is required to obtain stockholder approval of the acquisition of ISI. Pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary, and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that condition to the merger, Argyle will not be able to go forward with the acquisition of ISI even if the proposal to approve the merger has been approved.

Argyle’s Board of Directors determined that the acquisition of ISI, the adoption of the 2007 Omnibus Securities and Incentive Plan, the amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to change of Argyle’s name to Argyle Security, Inc. and the amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the combination of a business combination are fair to and in the best interests of Argyle and its stockholders, approved and declared each of them advisable, and recommends that Argyle stockholders vote “FOR” the acquisition, the adoption of the 2007 Omnibus Securities and Incentive Plan, the amendment to the Second Amended and Restated Certificate of Incorporation to change Argyle’s name and the amendment to the Second Amended and Restated Certificate of Incorporation to remove certain provisions which will no longer be applicable after the acquisition is complete. The Board of Directors has also determined that the fair market value of ISI is at least 80% of Argyle’s net assets, which is necessary to satisfy the provisions of its certificate of incorporation enabling it to consummate the acquisition.

The special meeting has been called only to consider approval of the acquisition, the approval of the 2007 Omnibus Securities and Incentive Plan, the amendment to Argyle’s certificate of incorporation to change Argyle’s name and the amendment to Argyle’s certificate of incorporation to remove certain provisions which will no longer be applicable upon consummation of the acquisition. Under Delaware law and Argyle’s bylaws, no other business may be transacted at the special meeting.

Record Date; Who is Entitled to Vote. The “record date” for the special meeting is ____ __, 2007. Record holders of Argyle common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 4,781,307 outstanding shares of Argyle common stock, of which 3,700,046 shares were sold to the public in Argyle’s initial public offering. Each common share is entitled to one vote per proposal at the special meeting. Argyle’s warrants do not have voting rights.

Pursuant to letter agreements with Argyle, Argyle’s initial stockholders have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all the proposals. If holders of a majority of the public shares cast at the meeting vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast the 956,261 shares in the same manner as such majority votes on such proposal. No initial stockholders will demand redemption of any shares owned by them.

Vote Required. Approval of the acquisition and the proposal to adopt the 2007 Omnibus Securities and Incentive Plan will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting, and the change in Argyle’s name and the amendment to the certificate of incorporation will require the affirmative vote of holders of a majority of Argyle’s outstanding common stock. Argyle’s Board of Directors will abandon the acquisition, however, if holders of 765,009 or more of the shares of common stock issued in Argyle’s initial public offering (which number represents 20% of the total shares sold in Argyle’s initial public offering and private placement) vote against the acquisition and exercise their right to cause Argyle to redeem their shares into a pro-rata portion of the trust account established at the time of Argyle’s initial public offering. In addition, pursuant to the merger agreement entered into by Argyle, Argyle’s wholly-owned subsidiary and ISI, it is a condition to the obligation of ISI to consummate the merger that the 2007 Omnibus Securities and Incentive Plan be approved by Argyle’s stockholders. If the proposal relating to the merger and the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive that the condition to the merger relating to the approval of the plan by Argyle’s stockholders, Argyle will not be able to go forward with the acquisition of ISI.

Abstaining from voting or not voting on a proposal (including broker non-votes), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the acquisition or the 2007 Omnibus Securities and Incentive Plan, but will have the same effect as a vote against adoption of the proposals relating to the amendments to Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s name and to remove certain provisions containing procedural and approval requirements applicable to Argyle prior to the consummation of a business combination that will no longer be operative upon consummation of the merger. An abstention will not count toward the 20% “against and redeeming” vote that would result in the acquisition’s abandonment, and you would be unable to exercise any redemption rights upon approval of the acquisition. If the proposal relating to the 2007 Omnibus Securities and Incentive Plan is not approved, and if ISI’s Board of Directors chooses not to waive the condition to the merger relating to the approval of the plan by Argyle's stockholders, Argyle will not be able to go forward with the acquisition of ISI.

Voting Your Shares. Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

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By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Argyle Board “for” approval of each proposal.

•	By telephone or on the Internet. You can vote this way by following the telephone or Internet voting instructions included with your proxy card. If you do, you should not return the proxy card.

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You can attend the special meeting and vote in person. We will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or another nominee, however, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Redemption Rights. Any holder of shares that were purchased in Argyle’s initial public offering who votes against the acquisition may, at the same time, demand that Argyle redeem his or her shares into a pro rata portion of the funds in the trust account. If so demanded and the acquisition is consummated, Argyle will redeem the shares. If the holders of 765,009 or more shares issued in Argyle's initial public offering vote against the acquisition and demand redemption of their shares, Argyle will not have authority to consummate the acquisition. You will only be entitled to receive cash for these shares if you continue to hold them through the closing of the acquisition and then tender your stock certificate(s) to Argyle. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own these shares. Do not send your stock certificate(s) with your proxy.

The closing price of Argyle’s common stock on September 29, 2006 was $7.27, and the amount of cash held in the IPO trust account on September 30, 2006 was approximately $29.1 million. If a public stockholder would have elected to exercise redemption rights on such date, he or she would have been entitled to receive approximately $7.20 per share.

Questions About Voting. If you have any questions about how to vote or direct a vote in respect of your Argyle common stock, you may call Bob Marbut or Ron Chaimovski of Argyle, at (210) 828-1700. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote. If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	Sending another proxy card with a later date;

•	Notifying 200 Concord Plaza, Suite 700, San Antonio, TX 78216, Attention: Bob Marbut, in writing before the special meeting that you have revoked your proxy; or

•	Attending the special meeting, revoking your proxy and voting in person.

•	If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Broker Non-Votes. If your broker holds your shares in its name and you do not give the broker voting instructions, National Association of Securities Dealers, Inc. (NASD) rules prohibit your broker from voting your shares on the acquisition and the proposed amendment certificate of incorporation. This is known as a “broker non-vote.”

Solicitation Costs. Argyle is soliciting proxies on behalf of the Argyle Board of Directors. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Argyle and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, ISI stockholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Argyle’s behalf. These persons will not be paid for doing this.

Argyle has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. Argyle will pay all fees and expenses related to the retention of any proxy solicitation firm.

Argyle will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Argyle will reimburse them for their reasonable expenses.

Stock Ownership. Information concerning the holdings of certain Argyle stockholders is set forth above in the Summary and below under “Beneficial Ownership of Securities.”

PROPOSAL TO ACQUIRE ISI

General

Pursuant to the merger agreement entered into by and among Argyle, the Merger Subsidiary and ISI, the Merger Subsidiary will, if and as soon as practicable after stockholders approve the acquisition, merge with and into ISI, with ISI being the surviving corporation and ISI being a wholly-owned subsidiary of Argyle.

On December 8, 2006, Argyle, Argyle’s wholly-owned subsidiary ISI Security Group, Inc. (referred to in this document as the Merger Subsidiary) and ISI entered into a merger agreement pursuant to which the Merger Subsidiary will merge into ISI, and ISI will become a wholly-owned subsidiary of Argyle. Pursuant to the merger agreement, Argyle will pay ISI’s security holders an aggregate of $16,300,000 and 1,180,000 shares of Argyle’s common stock. In the event that ISI’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2006 are greater than $4,500,000 and its backlog of orders at February 28, 2007 is greater than $80,000,000 (including inter-company amounts), Argyle will pay the stockholders of ISI an additional $1,900,000. The calculation of ISI’s EBITDA is subject to an adjustment of $900,000 relating to certain events that Argyle and ISI agreed should not reduce the EBITDA calculation.

In connection with the merger, immediately prior to the merger, a debt holder will convert $10,000,000 of long term debt into shares of ISI preferred stock. Additionally, ISI will be obligated to the debt holder for approximately $6,000,000. Upon consummation of the merger, the surviving corporation will be obligated for all of ISI’s outstanding liabilities, including long-term debt, up to $9,000,000 that may be outstanding pursuant to a revolving credit line, and any capitalized leases. As of September 30, 2006 there was approximately $4,700,000 outstanding under the credit line.

Upon consummation of the merger, the former holders of ISI securities will own 19.8% of Argyle’s issued and outstanding common stock (assuming none of Argyle’s public stockholders exercise redemption rights with respect to the acquisition).

At the closing of the merger, each of the security holders of ISI will enter into a lock-up agreement with Argyle with respect to the shares that they acquire pursuant to the merger so that they will not be able to sell the shares (except to family members or affiliates) until the specified times expire. The holders of 440,288 of such shares (which does not include any officers or directors of ISI) will not be able to sell such shares until the earlier of six months after the closing of the acquisition or November 1, 2007, whichever is earlier. The holders of the remainder of the shares issued to the ISI stockholders (which will consist of all of the officers and directors of ISI) will not be able to sell their shares until January 24, 2009.

The merger agreement provides that Argyle will, within 30 days after the closing of the merger, file a registration statement relating to the resale of the shares of Argyle’s common stock acquired by the stockholders of ISI, and that Argyle will use its commercially reasonable best efforts to have the registration statement declared effective by the SEC within 150 days after the closing of the merger.

The closing of the merger is subject to certain conditions, including the approval of the transaction by Argyle’s stockholders and holders of fewer than 765,009 of the shares of Argyle’s common stock sold in Argyle's initial public offering exercising their right to redeem their shares of common stock for cash. The stockholders of ISI will also be entitled to indemnification from Argyle if certain events occur, as described in the merger agreement. In the event that the merger is not consummated by July 1, 2007, either party may terminate the merger agreement without reason.

We sometimes refer to the Merger Subsidiary and ISI together, after giving effect to completion of the acquisition, as the “combined company.”

Argyle anticipates that the costs required to consummate the acquisition will greatly exceed its available cash outside of trust, and that Argyle will not be able to consummate the merger without receiving additional funds and/or reaching agreements with Argyle’s professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). Argyle expects these expenses would ultimately be borne by the combined company from the funds held in trust if the proposed ISI acquisition is completed. If it is not, they would be subject to the potential indemnification obligations of Argyle’s officers and directors to the trust account related to expenses incurred for vendors or service providers. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the trust account, which could ultimately deplete the trust account and reduce a stockholder’s current pro rata portion of the trust account upon liquidation.

Background

Argyle Security Acquisition Corporation is a Delaware corporation incorporated on June 22, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On January 24, 2006, Argyle completed a private placement and received net proceeds of approximately $900,000. On January 30, 2006, Argyle consummated its initial public offering and received net proceeds of approximately $27.3 million. Argyle’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the public offering, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. Of the proceeds from the offerings, approximately $28.7 million was deposited into a trust account. The amount in the trust account includes approximately $1.4 million of contingent underwriting compensation and $45,000 of contingent private placement fees which will be paid to the underwriters of Argyle’s initial public offering if a business combination is consummated, but which will be forfeited if a business combination is not consummated.

If Argyle does not consummate the business combination with ISI, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its certificate of incorporation. As provided in its certificate of incorporation, Argyle is required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement. Under its certificate of incorporation as currently in effect, if Argyle does not acquire at least majority control of a target business by at latest January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets.

Shortly after Argyle’s initial public offering in January 2006, it actively started to seek a target business for a business combination. In the months after Argyle’s initial public offering, Argyle’s management reviewed information on over 100 companies in its search for a target business. On June 29, 2006, Argyle engaged Giuliani Capital Advisors as its advisor to assist Argyle in its search for a suitable target business.

On October 3, 2006, James M. Raines left a message for Bob Marbut, Chairman and Co-Chief Executive Officer of Argyle Security Acquisition Corporation, at the Argyle corporate office in San Antonio. Mr. Marbut, who was traveling and unable to return the call until October 4, was an acquaintance of Mr. Raines.

On October 4, 2006, during their initial conversation, Mr. Raines told Mr. Marbut that, on September 30, 2006, Mr. Raines had spoken with Sam Youngblood, Chief Executive Officer of ISI. Mr. Youngblood told Mr. Raines, who from time to time had acted as an advisor to ISI, that ISI was in the process of exploring alternatives that would provide financial and other support to facilitate ISI’s growth strategy. Mr. Marbut indicated an interest in discussing the possibility that Argyle’s strategy and ISI’s strategy might be sufficiently compatible to allow an acquisition of ISI by Argyle.

A follow-up conference call was held the following day, October 5, 2006. The call included Mr. Raines, Mr. Marbut, Ron Chaimovski (Vice Chairman and Co-Chief Executive Officer of Argyle), and Mark Mellin and Alan Wachtel, both consultants to Argyle. As a result of this telephonic meeting, Mr. Marbut expressed an interest to Mr. Raines in meeting with Mr. Youngblood.

On October 6, 2006 Messrs. Youngblood, Marbut, Raines, and Mellin met at the ISI corporate office in San Antonio. Other members of ISI’s senior management later joined the meeting, which lasted four hours. As a result, Messrs. Marbut and Youngblood agreed to pursue the possibility of Argyle’s acquiring ISI in order to determine expeditiously whether or not this was mutually feasible for both companies.

On October ___, 2006, a non-disclosure agreement was then signed by Argyle and ISI. In the subsequent weeks, preliminary information on ISI and its business was shared with Argyle. Both Argyle and ISI then engaged legal counsel (Loeb & Loeb LLP for Argyle and Hughes Luce for ISI), and information was provided to the respective independent auditors of Argyle and ISI (Ernst & Young for Argyle and Padgett, Stratemann & Co. for ISI).

During the week of October 9, 2006, Messrs. Marbut and Youngblood communicated frequently via telephone and e-mail. They, along with Mr. Chaimovski, had face-to-face meetings on October 16 and 17, 2006 in San Antonio.

Argyle continued to perform preliminary due diligence between October 9, 2006 and October 31, 2006. During this time, a letter of intent was also being negotiated by the parties.

Messrs. Chaimovski, Marbut, Wachtel and Youngblood met in New York on October 24 and 25, 2006. Argyle’s director Gen. (ret.) Wesley K. Clark joined them for the October 24, 2006 meeting.

On October 25, 2006, another of Argyle’s consultants, Graham Wallis, joined the continuing discussions via telephone. They focused on the details of ISI’s businesses. These meetings were also attended by Robert “Butch” Roller and Walter Wallace, president and vice president, respectively, of MCS-Commercial, the subsidiary of ISI that deals with the commercial marketplace.

The Argyle Board of Directors met in New York on October 30, 2006, at which time Mr. Youngblood gave a presentation on ISI, followed by an independent presentation by Giuliani Capital Advisors on valuation. Also in attendance for some of the meetings on October 30, 2006, including a portion of the Argyle Board meeting, was David Jones, of William Blair Mezzanine Capital Fund III, L.P., a significant debt holder in ISI. Mr. Jones expressed his firm’s support for the contemplated transaction.

In the executive session that followed the Argyle Board meeting on October 30, 2006, the Argyle Board of Directors unanimously agreed to pursue a possible transaction. A letter of intent was also approved. It was signed by the parties on the same day.

On the following day, the Argyle team again met with Messrs. Youngblood, Roller and Wallace to continue to increase their understanding of ISI’s businesses and growth opportunities, particularly in the commercial area. During these meetings Argyle and ISI developed a schedule for executing formal due diligence, the negotiation of a merger agreement and the creation of proxy/registration documents to file with the SEC.

Formal and intensive due diligence began on November 6, 2006 at the ISI corporate offices and continued until the definitive merger agreement was finalized. The Argyle due diligence team included Messrs. Marbut, Chaimovski, Mellin, Wachtel, and Wallis; representatives of Loeb & Loeb; representatives of Giuliani Capital Advisors; and representatives of Ernst & Young.

From November 6, 2006 through December 8, 2006, various representatives of Argyle and ISI were in constant communication in connection with due diligence and the negotiation of a definitive agreement.

Due diligence was physically conducted at ISI’s corporate office, MCS-Detention’s facility, and MCS-Commercial facilities in Dallas, Denver, and San Antonio. Customer contacts were made with both ISI-Detention/MCS-Detention and MCS-Commercial customers. The ISI Detention/MCS Detention customers contacted included: Hensel Phelps, Dinosaur Valley and White Construction Companies, and all gave opinions about ISI that ranged from very favorable to extraordinary. Those MCS-Commercial customers that were contacted included Travelport Data Center and Littleton (Colorado) Public Schools; their opinions were also very favorable.

Beginning on October 7, 2006 and continuing on average on a weekly basis through December 7, 2006, Mr. Marbut communicated (primarily by email) with members of the Argyle Board on the progress of the due diligence effort, merger agreement negotiations, and the preparations of this proxy statement/prospectus.

The results of the due diligence process were reported at a meeting of the Argyle Board of Directors in New York on December 8, 2006. This was followed by Messrs. Chaimovski and Marbut making a presentation of the definitive merger agreement for the proposed ISI transaction. The Board then met with Walter Bailey and Anthony Sehnaoui of Giuliani Capital Advisors to receive an analysis of the proposed transaction. The Argyle Board then approved the merger agreement.

The definitive merger agreement was signed on December 8, 2006 and publicly announced on December 14, 2006.

Board Consideration and Approval

While no one factor determined the final agreed upon consideration in the acquisition, Argyle’s Board of Directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by Argyle and Giuliani Capital Advisors in order to make its determination that the consideration to be paid to the ISI stockholders was reasonable and that the acquisition was in the best interests of Argyle’s stockholders. Argyle’s Board of Directors also reviewed and considered certain analyses provided by Giuliani Capital Advisors in order to determine that the merger consideration is fair from a financial point of view to Argyle.

Argyle's officers and consultants conducted a due diligence review of ISI that included an industry analysis, a description of ISI’s existing business model, inspections of company premises, review of corporate records and files, on-site visits to selected jobs-in progress, in-depth meetings with three levels of ISI management, interviews with major ISI customers, a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the consideration. On December 8, 2006, Giuliani Capital Advisors and Argyle's executive officers completed a Board presentation relating to the acquisition. During its negotiations with ISI’s major stockholders, Argyle did not receive services from any financial advisor other than Giuliani Capital Advisors.

Interest of Argyle’s Management in the Acquisition. When you consider the recommendation of Argyle’s Board of Directors that you vote in favor of the acquisition, you should keep in mind that Argyle’s officers and directors have interests in the acquisition that are different from, or in addition to, yours. These interests include the following:

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If the acquisition is not approved and Argyle is therefore required to liquidate, the shares owned by Argyle’s officers and directors will be worthless because they will not be entitled to receive any of the assets held in the trust account. In addition, the possibility that the members of the Board of Directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially increased.

•	Warrants to purchase Argyle common stock held by Argyle’s directors and officers are potentially exercisable upon consummation of the acquisition.

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All rights specified in Argyle’s certificate of incorporation relating to the right of directors and officers to be indemnified by Argyle, and of Argyle’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the acquisition. If the acquisition is not approved and Argyle liquidates, it will not be able to perform its obligations under those provisions. If the ISI acquisition is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced, and the possibility that the members of the Board of Directors will be required to perform their obligations under the indemnity agreements referred to above will be lessened.

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Argyle’s financial, legal and other advisors have rendered services for which they may not be paid if the acquisition is not approved, and certain of them may have the opportunity to provide additional services to Argyle in the future. In connection with the ISI negotiations, the drafting of the merger agreement and this proxy statement/prospectus, Argyle’s counsel, Loeb & Loeb LLP, has provided approximately $92,587 of services for which it has not been paid and is entitled to be reimbursed by Argyle for approximately $500 of out-of-pocket expenses as of November 30, 2006. In connection with due diligence and review of this proxy statement/prospectus, Argyle’s independent auditor, Ernst & Young LLP, has billed approximately $28,500 of services through November 30, 2006 for which it has not been paid. If a business combination is completed, Giuliani Capital Advisors will be entitled to receive from Argyle a transaction fee of $_______ and is owed a fee of $200,000 for its fairness opinion. In addition, Rodman & Renshaw LLC, the representative of the underwriters in Argyle’s initial public offering will receive deferred underwriting fees of approximately $1.4 million from the trust account.

Argyle’s Reasons for the Acquisition and Its Recommendation. Argyle’s Board of Directors concluded that the acquisition is in the best interests of Argyle’s stockholders.

The Board of Directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

In considering the acquisition, Argyle’s Board of Directors gave considerable weight to the factors discussed below.

Satisfaction of 80% Test. It is a requirement that any business acquired by Argyle have a fair market value equal to at least 80% of Argyle’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of ISI generally used to approve the transaction, Argyle’s Board of Directors determined that this requirement was met and exceeded.

To determine the value of ISI, the Board of Directors first determined that as of September 30, 2006, Argyle had $28,402,813 in net assets (total assets minus total liabilities). The consideration being paid to ISI’s security holders, which Giuliani Capital Advisors determined was fair from a financial point of view to Argyle, is, at minimum, $16,300,000 and 1,180,000 shares of Argyle’s common stock. Based on the closing price of Argyle’s common stock on October 27, 2006, the trading day before the term sheet was signed, the fair market value of the common stock to be issued to ISI’s stockholders was $8,496,000 ($7.20 per share), for a total consideration of $24,796,000, which is over 87% of Argyle’s net assets at the time that the letter of intent was executed. Therefore, the 80% test was satisfied.

Fairness Opinion

The Board of Directors has received a written fairness opinion, dated December 8, 2006, from Giuliani Capital Advisors LLC to the effect that, as of the date of the opinion, the merger consideration as stipulated in the merger agreement is fair from a financial point of view to Argyle.

THE FULL TEXT OF GIULIANI CAPITAL ADVISORS’ FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY GIULIANI CAPITAL ADVISORS IN ARRIVING AT ITS OPINION, IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS.

Giuliani Capital Advisors’ written opinion is addressed to the Board of Directors in connection with its consideration of the merger agreement, and the merger and does not constitute a recommendation to the Board of Directors or to any holders of Argyle’s securities as to how to vote or act on any of the proposals set forth in this proxy statement/prospectus. Holders of Argyle’s securities are urged to and should read the opinion in its entirety.

In arriving at its opinion, Giuliani Capital Advisors:

•
Reviewed a draft of the merger agreement which, for the purposes of the opinion, Giuliani Capital Advisors assumed, with Argyle’s permission, to be identical in all material respects to the executed agreement (which had been executed by the parties prior to the delivery of the written opinion);

•	Reviewed certain publicly available information about ISI;

•
Reviewed information furnished to Giuliani Capital Advisors by ISI’s management, including certain audited financial statements and unaudited financial analyses, projections, budgets, reports and other information;

•	Held discussions with various members of senior management of ISI concerning historical and current operations, financial condition and prospects, including recent financial performance;

•	Reviewed the valuation of ISI based on the terms of the merger agreement;

•	Reviewed the valuations of publicly traded companies that Giuliani Capital Advisors deemed comparable in certain respects to ISI;

•
Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Giuliani Capital Advisors deemed comparable in certain material respects to the business of ISI;

•	Prepared a discounted cash flow analysis of ISI on a stand-alone basis;

•	Assisted in negotiations and discussions related to the proposed merger between ISI and Argyle; and

•	Conducted such other quantitative reviews, analyses and inquiries relating to ISI as considered appropriate in rendering the opinion.

These analyses were prepared primarily based on information that was obtained from publicly available sources, as well as on information that was provided by, or on behalf of, ISI. Giuliani Capital Advisors’ opinion was necessarily based on market and economic conditions and other circumstances as they existed on, and could be evaluated as of, the date of the opinion. Giuliani Capital Advisors’ opinion does not provide or imply any conclusion as to the likely trading range of any security issued by any party following the approval of the merger. This may vary depending upon, among other things, factors that generally influence the price of securities.

As of the date of the opinion, neither Giuliani Capital Advisors nor its affiliates held any securities of Argyle or ISI, nor did any of the members or officers of Giuliani Capital Advisors serve as a director of Argyle or ISI. Further, Giuliani Capital Advisors has been engaged by Argyle to render financial advisory services in connection with the merger and will receive a fee contingent upon the successful consummation of the merger. Subsequent to its engagement, Giuliani Capital Advisors also introduced Argyle to other potential targets for a business combination, for which Giuliani Capital Advisors was not compensated as no agreement was reached. Giuliani Capital Advisors may provide investment banking and related services to Argyle in the future.

The following is a summary of the material analyses Giuliani Capital Advisors performed while preparing its fairness opinion.

Comparable Company Analysis

Comparable company analysis is a method of valuing an asset relative to publicly traded companies with similar products/services, similar operating or financial characteristics or servicing similar markets or markets displaying certain key similarities. Giuliani Capital Advisors analyzed the enterprise values as multiples of Sales and EBITDA of fourteen publicly traded companies from the U.S. and the European markets that participate in the access and video control solution, security integration, and non-security sector-specific integration industries. The table below summarizes the results of this analysis:

Enterprise Value as a Multiple of
	Sales			EBITDA
	LTM	2006 YE	2007 YE	LTM	2006 YE	2007 YE
Aggregate Mean	1.5x	1.5x	1.3x	13.5x	12.9x	10.3x
Aggregate Median	1.0x	1.2x	1.0x	13.4	13.1x	10.2x

Based on this analysis, Giuliani Capital Advisors determined that the merger consideration is within or below the range of enterprise values implied by the multiples of the selected comparable companies.

Comparable Transaction Analysis

Comparable transaction analysis is a method of valuing an asset relative to recent merger and acquisition transactions involving companies having similar products/services, similar operating or financial characteristics, similar security technology attributes, or servicing similar markets. Giuliani Capital Advisors compared enterprise values implied by fourteen comparable merger transactions in the access and video control solutions and integration transactions which occurred between October 2003 and September 2006 as multiples of sales and EBITDA. The analysis indicated the following multiples:

Enterprise Value as a Multiple of
	LTM Sales	LTM EBITDA
Mean	2.9x	14.7x
Median	1.9x	14.1x

Based on this analysis, Giuliani Capital Advisors determined that the merger consideration is within or below the range of enterprise values implied by the multiples of the selected comparable transactions.

Discounted Cash Flow Analysis

Discounted cash flow analysis is a method of valuing an asset as the present value of the sum of (i) its unlevered free cash flows over a forecast period and (ii) its theoretical terminal value at the end of the forecast period. Giuliani Capital Advisors calculated the future cash flows of ISI according to the financial projections for the fiscal years 2007 through 2009 as provided by ISI or assumed in accordance with Argyle management’s views. The terminal values of ISI were calculated based on projected EBITDA for 2009 and multiples ranging from 7.5x to 11.5x. Giuliani Capital Advisors used discount rates ranging from 12.5% to 22.5%. Giuliani Capital Advisors used such discount rates based on its judgment of the estimated weighted average cost of capital of comparable publicly traded companies, as well as adjustments relating to factors deemed specific to ISI, a privately held company, and used such multiples based on a range determined by the lowest comparable company’s trading multiple increasing by 1.0 intervals in order to encompass the broader comparable companies’ trading multiples range as well as to capture the lower end of the range of multiples paid in precedent transactions. Based on this analysis, the implied enterprise values of ISI ranged upwards from $75,400,000.

Based on this analysis, Giuliani Capital Advisors determined that the merger consideration was within or below the range of enterprise values implied by the ISI discounted cash flow analysis.

Analysis of the Historical Trading Activity of Argyle’s Common Stock

Giuliani Capital Advisors analyzed the historical prices and trading activity of Argyle’s common stock on the OTC Bulletin Board. Since the date when Argyle’s common stock commenced trading on the OTC Bulletin Board, such date being March 2, 2006, until December 6, 2006, the price of Argyle’s common stock ranged from $7.15 to $7.55, with an average daily volume of approximately 12,159 shares. For the 90 trading days ended December 6, 2006, the price of Argyle’s common stock ranged from $7.15 to $7.39, with an average daily trading volume of approximately 9,173 shares. For the ten trading days ended December 6, 2006, the price of Argyle’s common stock ranged from $7.27 to $7.38, with an average daily trading volume of approximately 35,848 shares.

The closing price of $7.38 of Argyle’s common stock on December 6, 2006 was, in Giuliani Capital Advisors’ analysis, determined to be a representative price for Argyle’s common stock, as it relates to Argyle’s status as a special purpose acquisition company prior to the announcement of its merger with ISI. Giuliani Capital Advisors used this price to calculate the value of the merger consideration, which will be partially paid in Argyle’s shares of common stock.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such an opinion is not susceptible to summary description. Furthermore, Giuliani Capital Advisors did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Giuliani Capital Advisors’ analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion.

In its analysis, Giuliani Capital Advisors made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ISI, Argyle and Giuliani Capital Advisors. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analysis. In addition, analyses relating to the value of ISI do not purport to be appraisals or to reflect the prices at which securities of Argyle may be sold after the merger is approved.

Giuliani Capital Advisors’ opinion is for the use of the Board of Directors of Argyle in its deliberation of the merger and does not constitute a recommendation to the Board of Directors or to any holder of Argyle’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this proxy statement/prospectus. The opinion does not address the merits of the decision of the Board of Directors to enter into the merger transaction as compared to any alternative business transactions that might be available to Argyle nor does it address the underlying business decision to engage in the merger transaction.

Giuliani Capital Advisors is a nationally recognized investment banking firm that is continually engaged in providing fairness opinions and advising in connection with mergers and acquisitions, leveraged buyouts, recapitalizations and private placement transactions. The Board of Directors retained Giuliani Capital Advisors based on such qualifications, as well as recommendations from other companies that had engaged members of Giuliani Capital Advisors’ engagement team for similar purposes and Giuliani Capital Advisors’ ability to perform research and render a fairness opinion within the required timeframe.

The Board of Directors entered into an engagement letter agreement with Giuliani Capital Advisors as of December 8, 2006, pursuant to which Giuliani Capital Advisors agreed to render an opinion as to the fairness from a financial point of view of the proposed merger to Argyle. Under the engagement letter, a fee of $200,000 was payable to Giuliani Capital Advisors upon delivery of its opinion (in addition to a financial advisory fee contingent upon the successful consummation of the merger). Argyle will also reimburse Giuliani Capital Advisors for its reasonable out-of-pocket expenses in connection with its activities under the engagement letter, including reasonable fees and disbursements of its legal counsel. Argyle has also agreed to provide customary indemnification to Giuliani Capital Advisors against certain liabilities arising out of its engagement.

Conclusion of Argyle’s Board of Directors. After careful consideration of all relevant factors, Argyle’s Board of Directors determined that the acquisition is fair to and in the best interests of Argyle and its stockholders. The Board of Directors has approved and declared the proposal advisable and recommends that you vote or give instructions to vote “FOR” the approval of the acquisition.

The foregoing discussion of the information and factors considered by the Argyle Board is not meant to be exhaustive, but includes the material information and factors considered by it.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary of the material U.S. federal income tax consequences of the merger to Argyle and to current holders of its common stock, as well as to the holders of the stock of ISI, who are “United States persons,” as defined in the Internal Revenue Code of 1986, as amended (referred to in this proxy statement/prospectus as the “Code”) and who hold such stock as a “capital asset,” as defined in the Code. The discussion does not purport to be a complete analysis of all of the potential tax effects of the merger. Tax considerations applicable to a particular stockholder will depend on that stockholder’s individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt entities, mutual funds, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold stock through such entities.

The discussion is based upon the Code, U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively.

Because of the complexity of the tax laws and because the tax consequences to Argyle or any particular stockholder may be affected by matters not discussed herein, stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including tax reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Tax Consequences to Argyle and its Current Stockholders

Neither Argyle nor the current holders of its common stock should recognize gain or loss as a result of the merger for U.S. federal income tax purposes.

Tax Consequences to Stockholders of ISI

Gain or Loss on Merger. Amounts received by stockholders of ISI pursuant to the merger generally will be treated as full payment in exchange for their shares of stock in ISI. As a result, a stockholder of ISI generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash and the fair market value of stock received by such stockholder pursuant to the merger and (2) such stockholder’s tax basis in its stock in ISI.

A stockholder’s gain or loss generally will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates or for different prices. The amounts received by a stockholder of ISI pursuant to the merger generally will be allocated proportionately to each share of stock owned by such stockholder. The gain or loss recognized by such stockholder in connection with the merger generally will be a capital gain or loss, and will be a long-term capital gain or loss if the share has been held for more than one year, and a short-term capital gain or loss if the share has not been held for more than one year. Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain. The deductibility of capital losses is subject to various limitations.

Back-Up Withholding. Unless a stockholder of ISI complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the merger. The back-up withholding tax is currently imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but generally is allowed as a credit against the stockholder’s U.S. federal income tax liability.

Anticipated Accounting Treatment

Argyle will account for the acquisition of ISI as a purchase. The purchase price will be allocated to the various tangible and intangible assets and assumed liabilities based upon an appraisal.

Regulatory Matters

The acquisition is not subject to the Hart-Scott-Rodino Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the state of Delaware.

PROPOSAL TO APPROVE THE
2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

Background

Argyle’s 2007 Omnibus Securities and Incentive Plan (referred to below as the 2007 Incentive Plan) has been approved by Argyle’s Board of Directors and will take effect upon consummation of the merger, provided that the merger and the 2007 Incentive Plan are approved by the stockholders at the special meeting.

Under the terms of the 2007 Incentive Plan, 1,000,000 shares of Argyle common stock are reserved for issuance in accordance with its terms. Argyle currently anticipates that, shortly after the merger, it will grant up to approximately ____________ shares pursuant to awards under the 2007 Incentive Plan to members of the ISI management team, current officers, directors and consultants of Argyle and new employees of Argyle to be hired after the merger. However, at this time, Argyle’s Board of Directors has not approved the issuance of any such awards and is not under any contractual obligation to do so. Assuming that the anticipated grants are made, there would be at least approximately ___________ shares remaining for issuance in accordance with the 2007 Incentive Plan’s terms. The purpose of the 2007 Incentive Plan is to assist Argyle in attracting, retaining and providing incentives to its employees, officers, directors and independent contractors, or the employees, officers, directors and independent contractors of its affiliates, whose past, present and/or potential future contributions to Argyle have been, are or will be important to the success of Argyle and to align the interests of such persons with Argyle’s stockholders. It is also designed to motivate employees and to significantly contribute toward growth and profitability, to provide incentives to Argyle’s executives, directors, employees and independent contractors who, by their position, ability and diligence are able to make important contributions to Argyle’s growth and profitability. The various types of incentive awards that may be issued under the 2007 Incentive Plan will enable Argyle to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of ISI and Argyle will be eligible to be granted awards under the 2007 Incentive Plan. No allocations of shares that may be subject to awards have been made. All awards will be subject to the approval of Argyle’s Board of Directors or its compensation committee.

Description Of The Plan

A summary of the principal features of the 2007 Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the 2007 Incentive Plan, which is attached to this proxy statement/prospectus as Annex B.

Administration

Awards

The 2007 Incentive Plan provides for the grant of distribution equivalent rights, incentive stock options, non-qualified stock options, performance share awards, performance unit awards, restricted stock awards, stock appreciation rights, tandem stock appreciation rights and unrestricted stock awards for an aggregate of not more than 1,000,000 shares of Argyle’s common stock, to directors, officers, employees and independent contractors of Argyle or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto, if any, is again available for grant under the 2007 Incentive Plan. The number of shares of common stock, with respect to which stock options or stock appreciation rights may be granted to a participant under the 2007 Incentive Plan in any calendar year cannot exceed 150,000.

Assuming the merger is completed, there would be approximately ___ employees, directors and consultants who would be entitled to receive awards under the 2007 Incentive Plan. Future new hires and new consultants would be eligible to participate in the 2007 Incentive Plan as well.

Administration of the 2007 Incentive Plan

The 2007 Incentive Plan is administered by Argyle’s Board of Directors or its compensation committee. Among other things, the Board or, if the Board delegates its authority to the committee, the committee, has complete discretion, subject to the express limits of the 2007 Incentive Plan, to determine the employees, directors and independent contractors to be granted awards, the types of awards to be granted, the number of shares of Argyle common stock subject to each award, if any, the exercise price under each option, the base price of each stock appreciation right, the term of each award, the vesting schedule and/or performance goals for each award that utilizes such a schedule or provide for performance goals, whether to accelerate vesting, the value of the common stock, and any required withholdings. The committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would materially and adversely affect the participant. The committee is also authorized to construe the award agreements and may prescribe rules relating to the 2007 Incentive Plan.

Options

The 2007 Incentive Plan provides for the grant of stock options, which may be either “incentive stock options” (ISOs), which are intended to meet the requirements for special U.S. federal income tax treatment under the Code, or “nonqualified stock options” (NQSOs). Options may be granted on such terms and conditions as the committee may determine; provided, however, that the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and the term of the option may not exceed ten years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of Argyle or a parent or subsidiary of Argyle). ISOs may only be granted to employees. In addition, the aggregate fair market value of common stock underlying one or more ISOs (determined at the time of grant) which are exercisable for the first time by any one employee during any calendar year may not exceed $100,000.

Restricted Stock

The 2007 Incentive Plan provides for restricted stock awards. A restricted stock award under the 2007 Incentive Plan is a grant or sale of Argyle common stock to the participant, subject to transfer restrictions and forfeiture in the event that conditions specified by the Board or committee in the award are not satisfied prior to the end of the applicable restriction period under the award. Dividends, if any are declared by Argyle, will be paid on the shares during the period of restriction. The purchase price for each share of restricted stock may not be less than the par value of a share of Argyle’s common stock.

Unrestricted Stock Awards

The 2007 Incentive Plan provides for unrestricted stock awards. An unrestricted stock award under the 2007 Incentive Plan is a grant or sale of Argyle common stock to the participant that is not subject to transfer or forfeiture restrictions, in consideration for past services rendered thereby to Argyle or an affiliate or for other valid consideration.

Performance Unit Awards

The 2007 Incentive Plan provides for performance unit awards. Performance unit awards under the 2007 Incentive Plan entitle the participant to a cash payment upon the attainment of specified individual or company performance goals.

Performance Share Awards

The 2007 Incentive Plan provides for performance share awards. Performance share awards under the 2007 Incentive Plan entitle the participant to shares of Argyle’s common stock upon the attainment of specified individual or company performance goals.

Distribution Equivalent Right Awards

The 2007 Incentive Plan provides for distribution equivalent right awards. A distribution equivalent right award under the 2007 Incentive Plan entitles the participant to receive bookkeeping credits, cash payments and/or Argyle common stock distributions equal in amount to the distributions that would have been made to the participant had the participant held a specified number of shares of Argyle common stock during the period the participant held the distribution equivalent right. A distribution equivalent right may be awarded under the 2007 Incentive Plan as a component of another award, where, if so awarded, such distribution equivalent right will expire or be forfeited by the participant under the same conditions as under such other award.

Stock Appreciation Rights (SARs)

The 2007 Incentive Plan provides for the award of stock appreciation rights, or SARs. The award of an SAR under the 2007 Incentive Plan entitles the participant, upon exercise, to receive an amount, in cash or Argyle common stock or a combination thereof, equal to the increase in the fair market value of the underlying Argyle common shares between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, options granted under the 2007 Incentive Plan. An SAR granted in tandem with an option under the 2007 Incentive Plan (i) is exercisable only at such times, and to the extent, that the related option is exercisable; (ii) expires upon termination or exercise of the related option; and (iii) the related option may be exercised only when the value of the stock subject to the option exceeds the exercise price under the option. An SAR that is not granted in tandem with an option is exercisable at such times as the committee may specify.

Additional Terms

Except as provided in the 2007 Incentive Plan, awards granted under the 2007 Incentive Plan are not transferable and may be exercised only by a respective participant during the participant’s lifetime or by the participant’s guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment of the participant. Argyle may require a participant to pay Argyle the amount of any required withholding in connection with the grant, vesting, exercise or disposition of an award. A participant is not considered a stockholder with respect to the shares underlying an award until the shares are issued to the participant.

Amendments

Argyle’s Board of Directors may at any time amend, alter, suspend or terminate the 2007 Incentive Plan; provided, that no amendment requiring stockholder approval will be effective unless such approval has been obtained, and provided further that no amendment of the 2007 Incentive Plan or its termination may be effected if it would materially and adversely impair the rights of the applicable participant without the participant’s consent.

Certain U.S. Federal Income Tax Consequences of the 2007 Incentive Plan

The following is a general summary of the U.S. federal income tax consequences under current tax law to Argyle and to individual participants in the 2007 Incentive Plan who are individual citizens or residents of the United States of distribution equivalent rights, ISOs, NQSOs, performance share awards, performance unit awards, restricted stock awards, stock appreciation rights, and restricted stock awards granted pursuant to the 2007 Incentive Plan. It does not purport to cover all of the special rules that may apply, including special rules relating to limitation on the ability of Argyle to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares. In addition, this summary does not address the state or local income or other tax consequences inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2007 Incentive Plan or shares of Argyle common stock pursuant thereto.

A participant generally does not recognize taxable income upon the grant of an NQSO or an ISO. Upon the exercise of an NQSO, the participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereunder, and Argyle will generally be entitled to a deduction for such amount at that time. If the participant later sells shares acquired pursuant to the exercise of an NQSO, the participant generally recognizes a long-term or a short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain.

Upon the exercise of an ISO, the participant generally does not recognize taxable income. If the participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the participant, the participant generally recognizes a long-term capital gain or loss, and Argyle is not entitled to a deduction. However, if the participant disposes of such shares prior to the end of the required holding period, all or a portion of the gain is treated as ordinary income, and Argyle is generally entitled to deduct such amount.

In addition to the tax consequences described above, a participant may be subject to the alternative minimum tax, which is payable to the extent it exceeds the participant’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price thereunder is a preference item for purposes of the alternative minimum tax. In addition, the participant's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a participant is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including any ISO adjustment) generally is allowed as a credit against the participant's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

A participant generally does not recognize income on the receipt of a performance share award until the shares are received. At such time, the participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares over any amount paid by the participant for the shares, and Argyle is generally entitled to deduct such amount at such time.

A participant who receives an unrestricted stock award recognizes ordinary compensation income upon receipt of the award equal to the excess, if any, of the fair market value of the shares over any amount paid by the participant for the shares, and Argyle is generally entitled to deduct such payment at such time.

A participant who receives a restricted stock award generally recognizes ordinary compensation income at the time the restriction lapses equal to the excess, if any, of the fair market value of the stock at such time over any amount paid by the participant for the shares. Alternatively, the participant may elect to be taxed upon receipt of the restricted stock based on the value of the shares at the time of grant. Argyle is generally entitled to a deduction at the same time as ordinary compensation income is required to be included by the participant and in the same amount. Dividends received with respect to restricted stock are generally treated as compensation, unless the participant elects to be taxed on the receipt (rather than the vestings) of the restricted stock.

A participant generally does not recognize income upon the grant of an SAR. The participant has ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and Argyle will generally be entitled to a deduction for such amount.

A participant generally does not recognize income for a performance unit award or a distribution equivalent right award until payments are received. At such time, the participant recognizes ordinary compensation income on any cash payments received, and Argyle is generally entitled to deduct such amount at such time. If a participant receives a distribution of Argyle common stock in connection with a distribution equivalent right award, at such time the participant will recognize ordinary compensation income equal to the fair market value of the ordinary compensation income equal to the fair market value of the shares, and Argyle is generally entitled to deduct such amount at such time.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding Argyle’s equity compensation plans in effect as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders(1)	135,938	$0.027	0
Total	135,938	$0.027	0

(1)
On July 13, 2005, Argyle issued options to its officers, directors and their affiliates to purchase a number of shares of Argyle’s common stock as would be necessary to maintain their percentage ownership in Argyle after the offering in the event the underwriters in its initial public offering exercised their over-allotment option. Such options were exercisable at $0.027 per share only if and only to the extent that the over-allotment option was exercised. On February 1, 2006, Argyle issued 18,761 shares of its common stock upon exercise of these options. The remainder of the options expired unexercised.

Conclusion of Argyle’s Board of Directors. After careful consideration of all relevant factors, Argyle’s Board of Directors has determined that the proposal to adopt the 2007 Omnibus Securities and Incentive Plan is in the best interests of Argyle and its stockholders. Argyle’s Board of Directors has approved and declared advisable the proposal and recommends that you vote or give instructions to vote “FOR” the proposal.

PROPOSAL TO CHANGE NAME TO ARGYLE SECURITY, INC.

Pursuant to the merger agreement, Argyle proposes to amend its Second Amended and Restated Certificate of Incorporation to change its corporate name from Argyle Security Acquisition Corporation to Argyle Security, Inc. upon consummation of the merger. If the merger proposal is not approved, the name change amendment will not be presented at the meeting. In addition, if the merger is not subsequently consummated, Argyle’s Board of Directors will not effect the name change.

In the judgment of Argyle’s Board of Directors, if the acquisition is consummated, the change of Argyle’s corporate name is desirable to reflect the fact that Argyle would then be an operating business. A copy of the amended and restated certificate of incorporation as it would be filed if the proposal to change Argyle’s name and to amend Argyle’s certificate of incorporation (pursuant to the immediately subsequent proposal) is attached to this proxy statement/prospectus as Annex C.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

Conclusion of Argyle’s Board of Directors. After careful consideration of all relevant factors, Argyle’s Board of Directors determined that the proposal to amend Argyle’s Second Amended and Restated Certificate of Incorporation to change Argyle’s name to Argyle Security, Inc. is in the best interests of Argyle and its stockholders. The Board of Directors has approved and declared the proposal advisable and recommends that you vote or give instructions to vote “FOR” the approval of the name change.

PROPOSAL TO AMEND ARGYLE’S CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN PROVISIONS THAT WOULD NO LONGER BE APPLICABLE TO ARGYLE

Argyle proposes to amend its Second Amended and Restated Certificate of Incorporation to remove those provisions of Argyle’s Second Amended and Restated Certificate of Incorporation that will no longer be operative upon consummation of the merger (which constitutes a business combination for purposes of Argyle’s Second Amended and Restated Certificate of Incorporation), but which were applicable at the time of Argyle’s formation as a blank-check company. In order to accomplish this, the text of Article Sixth except for the text of paragraph (E) will be deleted in its entirety. If the merger proposal is not approved, this proposal will not be presented at the meeting. In addition, if the merger is not subsequently consummated, Argyle’s Board of Directors will not effect this amendment to Argyle’s Second Amended and Restated Certificate of Incorporation.

Article Sixth of Argyle’s certificate of incorporation currently reads as follows:

“The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business (“Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of securities (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

(A)  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 20% or more of the Transaction Shares (as defined below) exercise their redemption rights described in paragraph B below.

(B)  In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the “IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation redeem his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, redeem such shares into cash at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund applicable to the net proceeds from the sale of the Transaction Shares (as defined below), inclusive of any interest thereon (exclusive of taxes payable and interest released to the Corporation used to fund the Corporation’s working capital), calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Transaction Shares” shall mean the IPO Shares, together with any shares of Common Stock issued by the Corporation in a private placement either concurrently with or within four business days prior to the IPO (the “Placement Shares”). “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which, among other funds, a certain amount of the net proceeds of the IPO is deposited.

(C)  In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

(D)  A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation and/or the Trust Fund or in the event he demands redemption of his shares in accordance with paragraph (B), above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund. A holder of Placement Shares shall not have any right or interest of any kind in or to the Trust Fund.

(E)  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.”

If this proposal is approved by stockholders, Article Sixth will read in its entirety as follows:

“The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.”

In the judgment of Argyle’s Board of Directors, if the acquisition is consummated, the amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to remove those provisions of Argyle’s Second Amended and Restated Certificate of Incorporation that will no longer be operative upon consummation of the merger is desirable to reflect the fact that Argyle would then be an operating business. A copy of the amended and restated certificate of incorporation as it would be filed if the proposal to amend Argyle’s certificate of incorporation and to change Argyle’s name (pursuant to the immediately preceding proposal) is attached to this proxy statement/prospectus  as Annex C.

Conclusion of Argyle’s Board of Directors. After careful consideration of all relevant factors, Argyle’s Board of Directors determined that the proposal to amend Argyle’s certificate of incorporation is in the best interests of Argyle and its stockholders. The Board of Directors has approved and declared the proposal advisable and recommends that you vote or give instructions to vote “FOR” the approval of the amendments to Article Sixth which remove certain paragraphs that were applicable to Argyle only until such time as Argyle consummated a business combination.

INFORMATION ABOUT ISI

ISI’s History and Current Business

ISI is the parent company of several subsidiaries, including three solution providers in the physical security industry: ISI Detention Contracting (referred to as ISI-Detention), Metroplex Control Systems (referred to as MCS-Detention), and Metroplex Fire and Security Alarms (referred to as MCS-Commercial).

1.	ISI-Detention designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment targeting correctional facilities throughout the United States.

2.
MCS-Detention’s expertise lies in designing, engineering, supplying, installing, and maintaining complex, customized security, access control, video, and electronic security control system solutions at correctional and governmental facilities.

3.	MCS-Commercial designs, engineers, supplies, installs, and maintains professional security, access control, video and fire alarm system solutions for large commercial customers.

These operating companies utilize proprietary development and third-party software to create customized efficient security and hardware solutions, as well as turnkey systems, to an institutional customer base comprised of public and private owners and developers of correctional facilities, construction companies, commercial and industrial facilities and governmental buildings.

ISI has made a concerted effort to become the total solutions provider of security and detention for the corrections design/build market. In the security industry, a “total solutions provider” means that a vendor has the ability to design customized solutions for a wide range of security needs, and provide all of the hardware and software for those solutions, rather than designing a wide array of solutions, but only actually fulfilling the design in one or two areas. If a customer selects a series of security vendors, each providing a separate and independent system that addresses only a limited security need, then the numerous systems required to provide overall security can cause many unanticipated problems in operations, maintenance, and upgrades. ISI, as a “total solutions provider,” can provide its customers with one source for a wide range of security solutions that are tested and proven to work together.

ISI’s operating units provide a range of products as well as value-added services such as design assistance to architects, engineers and owners through writing specifications, providing CAD documents, equipment selection and vendor recommendation. The breadth of its offerings has enabled ISI to establish a leadership position in the design/build corrections market; in turn, this recognized expertise in providing customized, high-level solutions to the most demanding of customers has allowed ISI to acquire projects in other security-sensitive sectors, such as the healthcare industry, water treatment plants, federal courthouses and upscale private commercial buildings.

Through ISI’s design assistance and performance, ISI develops relationships that make repeat business with customers more likely.

Customers

ISI’s diverse customer base consists primarily of contractors, construction companies and architects catering to publicly and privately run detention facilities and commercial construction. For fiscal 2005, ISI generated 8% of its revenue from its top customer, 16% from the top two and 21% from the top three. For fiscal 2005, ISI’s largest client was Kelso/Gillbane representing $3.3 million of revenues. Other large clients represented 8%, 5% and 4% of revenues in fiscal 2005, respectively.

Competition

The security services industry is a large and competitive market. ISI competes for contracts based on its strong client relationships, successful past performance record, significant technical expertise and specialized knowledge. It often competes against defense contractors, as well as specialized information technology consulting and outsourcing firms. ISI-Detention’s competitors include Norment Security Group (part of Compudyne), Cornerstone Detention Products, Sierra Steel, CCC Group, G-S Company, and Pauly Jail Building Company. Certain of ISI’s competitors do not have their own integral electronic systems hardware/software capability and purchase their needs from MCS-Detention. There are also several smaller regional companies that compete with ISI-Detention. MCS-Detention’s competitors for its hardware/software solutions include: Norment Security Group, Stanley Integrator (part of Stanley Works), ESi Companies, Southwest Communications, and Accurate Controls. MCS-Commercial faces a much broader array of competitors but is either the leader or among the leaders in its selected geographic markets. Its significant competitors include: Koetter, Siemens, DSS, Fire Alarm Services, Fire Alarm Control Services, Tyco, Chubb and Lone Star. Management does not expect competition in any of the sectors to decline in the foreseeable future.

Employees

As of October 31, 2006, ISI had 249 full-time employees. Future success will depend significantly on ISI’s ability to attract, retain and motivate qualified personnel. ISI is not a party to any collective bargaining agreement, has not experienced any strikes or work stoppages and considers its relationship with its employees to be satisfactory.

Facilities

ISI’s corporate headquarters, where all corporate functions are housed, is located at 12903 Delivery Drive in San Antonio, Texas. These facilities of approximately 16,000 square feet also house the headquarters for ISI-Detention and MCS-Detention. The headquarters for MCS-Commercial and the San Antonio Regional Office of MCS-Commercial are located in a leased building of approximately 8,000 square feet at 12918 Delivery Drive in San Antonio, Texas, across the street from the ISI corporate headquarters. These two buildings, comprising approximately 24,000 square feet, are leased by ISI for approximately $16,667 per month. MCS-Detention occupies an additional building located at 12902 Flagship in San Antonio, Texas, of approximately 7,000 square feet, for approximately $7,000 per month. MCS-Commercial also conducts operations in Austin, Dallas and Houston, Texas, and Denver, Colorado. The Austin facilities are located at 8711 Burnett Road, Suite D-40, Austin, Texas, 78757 and are comprised of 400 square feet of warehouse space, 800 square feet of office space for combined square footage of 1200 square feet, at a current monthly cost to ISI of $960.00. MCS-Commercial conducts its operations in these offices. The Dallas facilities are located at 2472 Southwell Road, Dallas, Texas, 75229, and are comprised of 650 square feet of warehouse space, 14,350 square feet of office space, for a combined square footage of 15,000 square feet, at a current monthly cost to ISI of $5,000.00. The Denver facilities are located at 7388 South Revere Parkway, Unit 603, Centennial CO, 80112, Denver, Colorado, comprised of 1,100 square feet of warehouse space and 6,680 square feet of office space, for a combined square footage of 7,780 square feet, at a current monthly cost to ISI of $4,250.71. The Houston facilities, as of December 27, 2006, will be located at 10624 Rockley Road, Houston, Texas, 77009, and are comprised of 900 square feet of warehouse space, 4,328 square feet of office space for combined square footage of 5,228 square feet, at a monthly cost to ISI, commencing on April 1, 2007, of $3,398.20. No rental is due for the period of December 27, 2006 to March 31, 2007. The current lease for office space for the Houston facilities was acquired in a 2005 acquisition, and was scheduled to terminate by its own terms on December 31, 2006. The move to new facilities in Houston is not a material event for ISI.

Legal Proceedings

ISI and its subsidiaries are not presently subject to any material litigation, and management is not aware of any threatened material litigation. ISI is a party to routine litigation and administration proceedings that arise from time to time in the ordinary course of business, none of which, individually or in the aggregate, is expected to have a material effect on ISI’s financial situation or ability to operate.

ISI-Detention

ISI-Detention’s management has been involved in furnishing and installing detention equipment in more than 1,600 correctional facilities since the company’s inception in 1976. Its expertise and track record position ISI-Detention favorably among the nation’s leading providers of products and solutions for correctional facilities. Its custom design systems meet local standards and are in full compliance with the applicable standards of the American Correctional Association, a volunteer organization whose standards for correctional facility design, operation and construction are the recognized industry benchmark for quality and safety.

ISI-Detention offers a complete array of electronic security system solutions revolving around electronic locking systems and hardware, security doors and frames, jail furniture, security glazing and other security-based systems. Whether acting as prime contractor or as a subcontractor for projects spanning all levels of security, ISI-Detention consistently has repeat business from its customers.

ISI-Detention’s product offerings include security locking systems, security hollow metal doors and wall panels, security windows, security glass and glazing, security furnishings and accessories, design support and full installation capabilities.

Beginning in the design phase, ISI-Detention works with architects, engineers and contractors to help design and develop plans and specifications for a given correctional facility. During this stage of development, ISI-Detention writes specifications for specific locking systems, analyzes particular conditions and requirements, and recommends proprietary or third-party products that correspond to the needs of that correctional facility, depending inter alia on the type of security that is required and the underlying budget.

When competitive bids are solicited in connection with the construction of a correctional facility, ISI-Detention bids for the detention equipment portion of the overall project as a direct contractor or as one of the subcontractors for a general contractor. The furnished and installed package proposed by ISI-Detention typically includes security locking systems and hardware, security hollow metal (doors and frames), detention furniture (tables, bunks, benches, mirrors, etc.), security electronic controls (closed circuit television, intercom, etc.) and security glass and glazing. By providing this complete package furnished and installed, ISI-Detention is able to provide an extended warranty program and insure that all the pieces and components are fully integrated and inter-operate correctly.

MCS-Detention and MCS-Commercial

Metroplex Control Systems (or MCS) was formed in 1988 in Dallas and was subsequently acquired by ISI in 2000. After the acquisition, MCS was restructured into two separate subsidiary entities (each under its own management): MCS-Detention and MCS-Commercial. MCS-Detention shares its headquarters with ISI and also has a neighboring 7,000 square foot facility. MCS-Commercial currently operates out of its own San Antonio headquarters and five regional offices. The offices in Austin, Houston and Denver resulted from acquisitions made by ISI. The operations in Dallas and Denver were enhanced and complemented by the acquisition of several Edward Systems Technology centers.

MCS-Detention specializes in turnkey installations for public and privately owned/operated detention facilities. MCS-Commercial has built a parallel business targeting commercial and industrial facilities.

MCS-Detention designs, manufactures, supplies, installs and maintains access control, video and integrated electronic control systems to correctional and government facilities throughout the United States. It also provides the above goods and services to detention market integrators, electrical contractors and competitors that lack their own in-house electronic solutions.

MCS Products and Solutions

MCS-Detention and MCS-Commercial offer turnkey installations, using components which cover the full spectrum of electronic security and low voltage systems. Included in their offerings are access control, closed circuit television (including cameras, camera management, and video image mass storage), detention control, fire alarm, intercom, perimeter protection, sound/paging, video visitation and other custom designed systems. Experience in planning, installation and service, combined with state-of-the-art equipment and some exclusive products, provides MCS-Detention and MCS-Commercial with a distinct advantage in marketing and developing customized solutions for clients.

The products and services of MCS-Detention and MCS-Commercial provide solutions for system integration, including a software suite called TotalWerks, a proprietary mnemonic-based code compiler called OneFab, user-friendly touch screens, personal digital assistant (PDA) wireless control/displays, Internet Protocol (IP)-based hardened control panels, Programmable Logic Controllers (PLC)-based door control systems, access control systems (IP-based proprietary and third-party), watchtour devices, perimeter protection, panic and duress systems, nurse call systems, closed circuit television (including proprietary DVRs), fire alarm and video visitation systems.

The OneFab development suite contains three programs: the OneFab application, the OneMessage Client and the OneFab simulator. These proprietary development tools allow MCS-Detention and MCS-Commercial engineering and fabrication staffs to write software for, processor input and output simulation, point confirmation and the ability to test each processor input and output point before the project leaves the factory.

The OneFab application’s “drag and drop” graphical user interface (GUI) environment uses custom macros for different security features. These macros can be re-used on different projects, thereby cutting development time by as much as 75% versus its competitors’ products. These macros are all stored and classified in a digital library and can be retrieved and re-used at will. The OneFab application can then convert data from a spreadsheet-type environment into fully commented PLC ladder-logic. Converting 25,000 lines of ladder-logic in less than 16 seconds is typical for a OneFab application. Changes can be made to spreadsheet data and then re-compiled without having to understand PLC ladder-logic.

MCS Markets

MCS has developed a strong competence in both markets it serves, Detention and Commercial, in large part due to its team’s expertise in particular fields of the security industry. Supported by its sophisticated engineering and software design capabilities and solutions, MCS has developed a strong reputation for technical leadership. This reputation has been further enhanced among its customer base by the superior operating performance of its deployed solutions.

MCS has been selling products and providing the services necessary to support these products for over 17 years. MCS also uses a mobile OneLink satellite van that allows the firm to establish a live connection with the system programmers anywhere in the United States. This means quicker installations, modifications and additions to the systems as needed or required. With over 900 installations nationwide, management believes that MCS has established itself as a leader in the security market.

MCS Employees

MCS management’s attention to recruiting, employee retention, training and support has enhanced the company’s ability to develop increasingly advanced proprietary technological solutions while demonstrating a service-oriented culture. In addition, MCS has evolved into a widespread organization with multiple offices, a structured sales organization and demonstrable service and maintenance abilities. MCS has 207 employees, multiple offices and multiple turnkey installation crews, 7,000 square feet of onsite fabrication area and a separate quality control room.

Market

Detention Market

At the end of 2005, there were 2,320,359 prisoners being held in federal or state prisons or in local jails or juvenile facilities. Statistically, 1 in every 136 U.S. residents was in prison or jail in 2005. The latter was an increase of 2.7% from year end 2004. The average growth in both the prison and jail populations during the previous ten years has been approximately 3% per year. At the end of 2005, state prisons were operating between 1% below and 14% above capacity, and federal prisons were operating at 34% above capacity. As a result of this situation, some states have had to ship their excess prisoners to other states where detention facilities have some excess capacity to absorb additional prisoners. Management believes that ISI is well positioned to take advantage of the continued growth in population in detention facilities. The statistics presented above were obtained from publicly available U.S. Department of Justice Bureau of Justice Statistics Bulletins.

Commercial Security Market

The North American electronic security market reached $23.8 billion by the end of 2005, of which 70% was in the commercial/industrial sector - MCS-Commercial’s market. The fastest growing sectors within that market are video (10% per year) and access control (8-9% per year), both areas in which MCS-Commercial competes. MCS-Commercial also competes in the fire protection area. MCS-Commercial is also able to design and provide fire alarm products and services. The fire alarm market is a potential catalyst for garnering video and access control business because of the unique licensing requirements mandated by state and local authorities which oversee an industry that is focused more on life-safety than on property protection. Many of the organizations vying for commercial/industrial business lack the fire alarm certification licensing needed to provide a total system solution.

Note: The statistics presented above were obtained from documents originally published by JP. Freeman & Co., IMS Research, and The Freedonia Group, market research organizations serving the physical security industry

Business Strategy

Solutions Focus

In the detention sector, concentrating on the design/build market offers the company the following advantages applicable to the detention market customer base:

•	Develops a customer relationship at the initiation of projects, thereby maximizing the probability of success in the sales opportunity.

•	Limits the exposure to competition, since the project requirements can be written around unique company product capabilities.

•	Positions the company on the “customer’s side of the table” for a consolidated team sales effort relative to the facility operator/owner.

•	Avoids the “low bidder take all” sector of the market in which reduced margins are typical in order to position the company for better margin returns.

Key Alliances

In the detention sector, creating, maintaining and enhancing key alliances with prime contractors involved in the development and construction of detention facilities is critical for the development of a steady and recurring revenue stream in a market that is steadily growing.

In the commercial sector, the focus is to develop alliances with very large and multi-site regional or national organizations that will then utilize the company’s capabilities for their security needs in growth/expansion projects and/or in many locations, so as to provide a steady and profitable revenue stream for the company.

Geographic Expansion and Strategic Acquisitions

In both sectors of the business, the acquisition of comprehensive video development/manufacturing capability that can be tightly integrated with the company’s other products will greatly enhance the competitive posture of the company in capturing business and will also result in more of the project revenue remaining in-house for enhanced margin.

In the commercial sector, either acquisition of existing solution providers in some of the larger metropolitan markets in the U.S., or internal expansion to address those markets, will greatly enlarge the company’s national footprint and better enable it to service the multi-site organizations that are being sought as customers. External acquisitions will give the company access to new customers in the regions that are of interest and would give the company a running start as opposed to the slower build-up that would ensue from internal expansion.

Marketing Initiatives

ISI intends to develop a market for its integrated detention electronic security solution that is developed utilizing ISI’s proprietary software system. ISI plans to focus on two markets not significantly penetrated at this time -- the Midwest and the Northeast -- by establishing a local sales presence in these markets to sell ISI’s detention solutions to contractors and integrators there. It has enlisted the support of a very strong sales professional with a background in the detention systems market to spearhead this effort.

Sales and Marketing

The ISI Sales and Marketing organization and structure can be characterized as follows:

●	Niche target market focused sales and marketing to maximize return.

●	Dedicated national account selling team with impressive credentials to capture larger scale and multi-site commercial security opportunities.

●
Dedicated selling team to sell the company’s hardware/software solutions to organizations that compete with the parent but that lack their own in-house capabilities and to organizations operating in portions of the national market not currently addressed by ISI.

●	Highly motivated and organized sales organization that is keyed to profitability, rewards excellence, and that quickly weeds out non-performers.

Competitive Strengths

ISI management believes that it has a number of strengths versus the organizations with which it competes:

●	Ability to react to changing technological needs.

●
A software platform that lends itself to very rapid adaptation to the specific requirements of individual facilities and to the use of the two major operating systems in the market-Windows and Linux, with minimal effort.

●	A broad array of software drivers that allow the company’s solutions to utilize a wide variety of security system peripherals from many different third-party suppliers

●
A solid reputation in both the detention and the commercial market sectors with its customers for on-time project execution, security solution performance and customer service that results in a significant amount of repeat business being garnered.

●
A number of ISI’s competitors for entire detention facilities that do not have in-house electronic system solutions purchase their electronics systems from ISI based upon their knowledge that ISI has leading edge solutions, including touchscreen and PDA wireless control for the detention industry, plus a software development process that provides timely and efficient security solutions for customers.

Research and Development

A software development team within MCS provides the operating arms of the company with new features and capabilities in developing  security solutions.

Government Regulations

Various states within the United States require companies performing the type of work performed by ISI in detention facilities to be licensed. ISI maintains active licenses in every state in which it does do business that requires licensing. Outside of detention facilities, many states and local municipalities require companies that provide turnkey electronic security systems for commercial facilities to obtain and maintain special security licenses. ISI has and maintains its security licensing in every locale where required and where business is being conducted by the company. ISI’s management believes that the acquisition will have no material adverse affect upon the licensing of ISI or its subsidiaries.

ISI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for Nine Months Ended September 30, 2006 and 2005

Revenues. ISI had revenues of $41.2 million and $28.4 million for the nine months ended September 30, 2006 and 2005, respectively, representing an increase of $12.8 million or 45%. As discussed below, revenues have increased across all areas of ISI’s business.

Revenues from ISI-Detention were $14.7 million for the nine months ended September 30, 2006, or 81% higher than 2005. ISI-Detention is largely a construction driven-business. Much of its revenues are obtained by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenue. As such, the increase in revenue experienced by this segment is largely attributable to ISI-Detention participating in a greater number of new projects than it did in the previous year.

Revenues for MCS-Detention were $9.9 million for the nine months ended September 30, 2006 and $7.3 million for the nine months ended September 30, 2005. This represents an increase of 36% in revenue. As with ISI-Detention, MCS-Detention obtained much of its revenue by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenue. As such, the increase in revenues experienced by this segment is also attributable to MCS-Detention participating in a greater number of new projects.

Revenues from the MCS-Commercial segment were $16.6 million for the nine months ended September 30, 2006 and $13.0 million for the nine months ended September 30, 2005. This represents a $3.6 million, or 28%, increase. A significant portion of the increase is due to the acquisition of Instant Photo, Inc. in November 2005.

Expenses. ISI had cost of sales of $32.6 million for the nine months ended September 30, 2006 and $22.7 million for the nine months ended September 30, 2005. This is an increase of $9.9 million or 44%. Gross margin percentage was 21% for the nine months ended September 30, 2006 and 20% for the nine months ended September 30, 2005.

The cost of goods sold for ISI-Detention for the nine months ended September 30, 2006 was $11.8 million and $6.1 million for the nine months ended September 30, 2005, which is an increase of $5.7 million or 93%. This increase is due to increased sales of products resulting from the construction projects previously discussed. The gross margin percentage decreased to 20% for the nine months ended September 30, 2006, down from 25% for the same period for 2005. The reduction in gross profit margin resulted from an increase in production costs on the backlog of work that was sold in prior years.

The cost of goods sold for MCS-Detention for the nine months ended September 30, 2006 was $7.4 million, an increase of $2.2 million from the $5.2 million reported in the same period for 2005. The gross profit percentage was 25% for the nine months ended September 30, 2006 as compared to 28% for the same period in 2005. Similar to ISI-Detention, the reduction in gross profit margin resulted from an increase in production costs on the backlog of work that was sold in prior years.

The cost of goods sold for MCS-Commercial for the nine months ended September 30, 2005 was $13.4 million, an increase of $2 million from the $11.4 million in the same period for 2005. The gross profit percentage was 19% for the nine months ended September 30, 2006, as compared to 13% for the same period in 2005. The increase in gross profit margin resulted from a change in estimating procedures that raised MCS-Commercial’s estimated cost of performance to more accurate levels and an increase in service revenues which carry a higher gross profit margin.

Selling, general and administrative expenses for ISI were $6.2 million for the nine months ended September 30, 2006, an increase from $4.9 million for the same period of 2005. The increase is primarily due to additional administrative needs of ISI due to the overall increase in business.

Selling, general and administrative expenses for ISI-Detention were $2.5 million for the nine months ended September 30, 2006, an increase of $.4 million or 19% from $2.1 million for the same period of 2005. The increase is primarily due to additional administrative needs as a result of the growth in ISI-Detention business.

Selling, general and administrative expenses for MCS-Detention were $1.2 million for the nine months ended September 30, 2006 and $1.1 million for the same period of 2005. Significant additional expense was not required to support the 36% increase in revenue.

Selling, general and administrative expenses for MCS-Commercial were $2.5 million for the nine months ended September 30, 2006 and $1.6 million for the same period of 2005. This is an increase of $.9 million or 56%. This increase resulted from higher levels of marketing, sales and training expenses.

Interest expense for ISI was $2.8 million for the nine months ended September 30, 2006, an increase of $.4 million or 17% from $2.4 million for the same period of 2005.

As a result of the above, there was a small income tax provision for the nine months ended September 30, 2006, as compared to an income tax benefit of $.5 million for the nine months ended September 30, 2005.

ISI reported a net loss of $0.4 million for the nine months ended September 30, 2006 as compared to a net loss of $1.1 million for the same period of 2005. Weighted average number of shares outstanding, basic and diluted, for September 30, 2006 was 104.91, and for September 30, 2005 was 104.91. Income (Loss) per share, basic and diluted, for September 30, 2006 was $(3,606.03) and for September 30, 2005 was $(10,778.78).

Results of Operations for Years Ended December 31, 2005 and 2004

Revenues. ISI had revenues of $39.2 million and $40.1 million for the years ended December 31, 2005 and December 31, 2004, respectively, representing a decrease of $.9 million or 2%. As discussed below, the decrease occurred primarily due to reduced income at ISI-Detention, offset by increases in revenue from MCS-Commercial.

Revenues from ISI-Detention were $11.0 million for the year ended December 31, 2005, a decrease of $3.8 million from the $14.8 million recorded for the year ended December 31, 2004. ISI-Detention is largely a construction driven business. A signifcant portion of its revenues is obtained by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenue. As such, the increase or decrease in revenue experienced by this segment is largely attributable to ISI-Detention’s participation in such projects. The years 2004 and 2005 were slow bidding periods for ISI. Although the gross amount of construction in the corrections area remained relatively flat between 2004 and 2005, the types of projects that ISI solicits, namely large-scale medium to maximum security installations, declined significantly in 2004 and 2005. This situation was further compounded by the general state and local governmental budget deficits which caused these governmental units to rethink and delay many of their pending corrections projects.

Revenues for MCS-Detention were $10.9 Million for the year ended December 31, 2005 and $11.0 million year ended December 31, 2004. This represents a decrease of 1% in revenues. As with ISI-Detention, MCS-Detention obtains much of its revenues by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenues. The years 2004 and 2005 were also slow bidding periods for MCS-Detention for the same reasons disclosed above for ISI-Detention.

Revenues from the MCS-Commercial segment were $17.3 million for the year ended December 31, 2005 and $14.4 million for the year ended December 31, 2004. This $2.9 million dollar increase in revenues was primarily attributable to an imcreased sales staff.

Expenses. ISI’s cost of sales of $30.9 million for the year ended December 31, 2005 increased $0.3 million or 1% from $30.6 million during the same period of 2004. Gross margin percentage was 21% for December 31, 2005 and 24% for December 31, 2004. The decrease in this percentage was caused primarily by the reallocation of sales commissions to cost of sales.

The cost of goods sold for ISI-Detention was $8.7 million for the year ended December 31, 2005, compared to $11.6 million for the same period in 2004 as a result of the overall reduction in business. This decrease was consistent with the decrease in ISI-Detention sales for the same periods.

The cost of goods sold for MCS-Detention was $7.3 million for the year ended December 31, 2005 and $7.5 million for the year ended December 31, 2004, a decrease of $0.2 million or 3%. The gross margin percentage for MCS Detention for the 12 months ended December 31, 2005 of 32% was consistent with 2004 results.

The cost of goods sold for MCS-Commercial was $14.9 million for the year ended December 31, 2005 and $11.6 for the year ended December 31, 2004, a difference of $3.3 million or a 28% increase. This increase was primarily due to the increased sales. The gross margin percentage for the 12 months ended December 31, 2005 was 14% as compared to 20% for the 12 months ended December 31, 2004. This decrease was due primarily to the reallocation of sales commission cost to cost of sales from selling, general and administrative expenses.

Selling, general and administrative expenses for ISI were $6.9 million for the year ended December 31, 2005, an increase of $0.4 million, from $6.5 million for the same period of 2004. There was an additional special management bonus of $5.2 million in the year ended December 31, 2004; this special bonus was incurred during the recapitalization of ISI in October 2004.

Selling, general and administrative expenses for ISI-Detention were $2.9 million for the year ended December 31, 2005, an increase of $0.6 million from $2.3 million for the same period of 2004. This change was primarily the result of increased marketing and sales efforts which have led to increased sales in 2006.

Selling, general and administrative expenses for MCS-Detention were $1.7 million for the year ended December 31, 2005, an increase of $0.4 million or 31% from $1.3 million for the same period of 2004. This increase was the result of additional sales and marketing efforts which led to increased sales in 2006.

Selling, general and administrative expenses for MCS-Commercial were $2.2 million for the year ended December 31, 2005, a decrease of $0.7 million or 24% from $2.9 million for the same period of 2004. This decrease occurred because sales commissions were reallocated to cost of sales and significant cost cutting actions were taken to reduce overall selling, general and administrative costs.

Interest expense for ISI was $3.2 million for the year ended December 31. 2005, an increase of $2.4 million from $0.8 million for the same period of 2004. This increase was due to ISI entering into a subordinated mezzanine debt instrument and a warrant agreement in connection with the recapitalization of ISI in October 2004.

As a result of the above, the $.5 million tax benefit for the year ended December 31, 2005 was approximately $.4 million lower than the benefit in 2004. The tax benefit in 2005 was primarily attributable to the increased interest expense, and in 2004, primarily attributable to the special management bonus.

ISI reported a net loss of $1.2 million for the year ended December 31, 2005 and a net loss of $2.0 million for the year ended December 31, 2004. The weighted average number of shares outstanding, basic and diluted, for December 31, 2005 was 104.91, and for December 31, 2004 was 104.91. Income (Loss) per share, basic and diluted, for December 31, 2005 was $(11,281.12) and for December 31, 2004 was $(19,512.47).

Results of Operations for Years Ended December 31, 2004 and 2003

Revenues. ISI had revenues of $40.1 million and $34.7 million for the years ended December 31, 2004 and December 31, 2003, respectively, representing an increase of $5.4 million or 16%.

Revenues from ISI-Detention were $14.8 million for the year ended December 31, 2004, an increase of $1.6 million or 12% from the $13.2 million earned in 2003. ISI-Detention is largely a construction driven business. Much of its revenues are obtained by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenues. As such, the increase in revenues experienced by this segment is largely attributable to its greater participation in such projects.

Revenues for MCS-Detention were $11.0 million for the year ended December 31, 2004 and $8.0 million for the year ended December 31, 2003. This represents an increase of 38% in revenues. As with ISI-Detention, much of MCS-Detention’s revenues are obtained by working on new and retrofit construction projects in the corrections industry, as opposed to sources of recurring revenues. As such, the increase in revenues experienced by this segment is largely attributable to greater participation in projects than in the previous year.

Revenues for MCS-Commercial were $14.4 million for the year ended December 31, 2004 and $13.5 for the year ended December 31, 2003. This represents a $0.9 million increase in revenues, or an increase of 7%.

Expenses. ISI’s cost of sales of $30.5 million for the year ended December 31, 2004 increased by $5.4 million or 22% from $25.1 million during the same period of 2003. Gross margin percentage was 24% for the year ended December 31, 2004 and 28% for the year ended December 31, 2003 results.

The cost of goods sold for ISI-Detention of $11.6 million for the year ended December 31, 2004 increased $2.1 million or 22% from $9.5 million during the same period of 2003. The gross margin decreased to 22% for the 12 months ended December 31, 2004 as compared to 28% for the 12 months ended December 31, 2003, primarily as a result of pricing pressure within the industry.

The cost of goods sold for MCS-Detention was $7.5 million for the year ended December 31, 2004 and $5.4 million for the year ended December 31, 2003, an increase of $2.1 million or 39%. The gross margin percentage for the year ended December 31, 2004 of 32% was consistent with 2003.

The cost of goods sold for MCS-Commercial was $11.6 million for the year ended December 31, 2004 and $10.1 for the year ended December 31, 2003 a difference of $1.5 million or a 15% increase. The gross margin for the year ended December 31, 2004 was 20% as compared to 25% for the year ended December 31, 2003.

Selling, general and administrative expenses for ISI were $6.5 million for the year ended December 31, 2004, an increase of $0.2 million or 3% from $6.3 million for the same period of 2003. There was an additional special management bonus of $5.2 million in the year ended December 31, 2004. This special bonus was incurred during the recapitalization of the company in October 2004.

Selling, general and administrative expenses for ISI-Detention were $2.3 million for the year ended December 31, 2004, as compared to $2.2 million for the same period of 2003.

Selling, general and administrative expenses for MCS-Detention were $1.3 million for the year ended December 31, 2004, as compared to $1.2 million for the same period of 2003.

Selling, general and administrative expenses for MCS-Commercial were $2.9 million for the years ended December 31, 2004 and 2003.

Interest expense for ISI was $0.8 million for the year ended December 31, 2004. There was no significant interest expense in 2003. The 2004 interest expense is the result of the debt incurred in 2004 associated with the recapitalization of ISI.

As a result of the above, a tax benefit of $.9 million was recorded in 2004 as compared to an expense of $1.2 million in 2003. The tax benefit in 2004 was primarily due to the interest expense on debt and the special management bonus described above.

Net Loss. ISI reported a net loss of $2.0 million for the year ended December 31, 2004 and a net income of $2.1 million for the year ended December 31, 2003. The weighted average number of shares outstanding, basic and diluted, for December 31, 2004 was 104.91, and for December 31, 2003 was 100.00. Income (Loss) per share, basic and diluted, for December 31, 2004 was $(19,512.47), and for December 31, 2003 was $20,817.48.

Liquidity and Capital Resources

ISI’s primary liquidity needs are for financing working capital and for the purchase of computers and related equipment and vehicles. ISI has relied primarily on its cash flow from operations and its line of credit facility to fund its capital and liquidity needs. ISI expects that the combination of cash flow from operations and the available borrowing capacity on its credit facility will meet its normal working capital and capital expenditure requirements for at least the next 12 months.

Cash and working capital. The following table sets forth ISI’s cash and working capital, defined as current assets less current liabilities, as of December 31, 2004 and 2005 and September 30, 2006, respectively:

	December 31, 2004	December 31, 2005	September 30, 2006
	(in thousands)
Cash and cash equivalent	$1,308	$416	$254
Working capital	5,230	5,523	6,395

ISI considers cash and liquid investments with maturities of three months or less to be cash equivalents. ISI maintains minimal cash balances and has substantially all available cash credited against its borrowings under its line of credit.

Credit facility. In December 2006, ISI amended its credit facility to increase its line of credit to $9 million and extend the maturity date of the line of credit to October 21, 2008. The line of credit is secured by all tangible and intangible assets of ISI, excluding vehicles. Interest is payable quarterly and is calculated at the lender’s base rate (greater of prime or federal funds rate) plus 0.5%, or 350 basis points in excess of LIBOR for the applicable period. The outstanding balance of the line of credit, which is recorded as a long-term liability, as of December 31, 2004 and 2005 and September 30, 2006, was $4,429,335, $4,450,850 and $4,662,850, respectively. The agreement contains restrictive and affirmative covenants as well as the following financial covenants:

•	ISI shall not permit the ratio of its EBITDA minus non-financed capital expenditures to its fixed charges to be less than 1.10 to 1.00.

•
ISI shall not permit the ratio of its aggregate indebtedness for money borrowed from the line of credit lender, equipment lessors or other lenders (including guaranties and capitalized leases, but excluding any indebtedness subordinated to the line of credit lender) to EBITDA to exceed 1.75 to 1.00.

Subordinated debt. Gross proceeds of $15,300,000 were received from a subordinated lender in 2004 and were allocated $11,335,104 to debt and $3,964,896 to a common stock warrant based on an assessment of fair values. Additional funds totaling $651,609 were advanced in 2005. The total debt of $15,951,609 is due and payable in one payment in October 2011. The debt discount of $3,964,896 is being accreted as interest expense over the life of the debt. Interest is payable quarterly and is computed on the total debt, non-discounted, at a rate of 11.58%. The outstanding balance of the subordinated debt as of December 31, 2004 and 2005 and September 30, 2006 was $11,445,240, $12,757,665 and $13,275,777, respectively. The subordinated notes are unsecured, contain restrictive and affirmative covenants as well as the following financial covenants:

•	ISI shall not make capital expenditures during any fiscal year in excess of $600,000.

•	ISI shall have a fixed charge coverage ratio of not less than 1.00 to 1.00.

•	ISI shall have a leverage ratio of not more than 2.00 to 1.00.

Operating cash flows. Net cash used in operations was $0.7 million and $0.1 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively. Net cash used in operations is attributable to a net loss of $1.2 million and $0.4 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively, adjusted by the following non-cash items included in net income and the following working capital changes:

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
	(in thousands)
Non-cash items:
Interest accretion and fair value adjustment of stock warrants	$920	$902
Depreciation and amortization of property and equipment	1,004	498
Deferred income taxes	(78)	—
Working capital charges which contributed to cash used in operations:
(Increase) Decrease in assets:
Contracts and other receivables	$(2,677)	$(8,330)
Inventory	(454)	31
Refundable income taxes	531	(169)
Costs and estimated earnings in excess of billings on incomplete contracts	(681)	(1,386)
Deposits and other assets	(9)	—
Increase (Decrease) in liabilities:
Accounts payable and accrued liabilities	2,241	5,387
Billings in excess of costs and estimated earnings on incomplete contracts	(298)	3,378

Investing activities. Net cash used in investing activities was $766,867 and $345,613 for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively. Net cash used in investing activities is primarily related to purchases of property and equipment.

Financing activities. Net cash provided by financing activities was $558,515 and $250,513 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. Cash provided by financing activities primarily related to additional long-term borrowings in 2005 and additional line of credit borrowings in 2006.

Acquisition by Argyle. ISI’s acquisition by Argyle is expected to be consummated in the first half of 2007, assuming that Argyle’s stockholders approve the acquisition. If the acquisition is consummated, and ISI can provide no assurance that the acquisition will be consummated, the ISI line of credit will remain in place, and the debt to the subordinated lender will be reduced to $5,951,609, with an anticipated due date of 18 months after the closing of the transaction.

Although projects vary in size and duration, ISI’s management believes that its backlog of orders is a key indicator of how future revenues will trend. Historically, over 90% of ISI’s revenues have been generated from the backlog. The following table shows ISI’s backlog of orders at the end of the periods shown:

ISI Backlog
Date	ISI Detention	MCS Detention	MCS Commercial	Consolidated(1)	Intercompany Elimination	Backlog
12/31/2003	$15,026,143	$10,085,849	$6,646,742	$31,758,733	$(5,042,596)	$26,716,137
12/31/2004	14,308,348	6,829,299	8,870,082	30,007,729	(4,166,421)	25,841,308
9/30/2005	37,011,837	16,870,344	7,667,101	61,549,283	(9,305,791)	52,243,492
12/31/2005	33,522,159	14,697,586	9,410,114	57,629,859	(12,190,414)	45,439,445
9/30/2006	47,402,373	18,984,696	9,429,238	75,816,308	(10,769,159)	65,047,149

(1)	The February 28, 2006 Backlog as defined in the merger agreement will be calculated on this column before intercompany eliminations. This is consistent with past practices.

Contractual Obligations and Commercial Commitments. ISI has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of ISI as of September 30, 2006:

	Payment Due by Period
		Within
	Total (‘000)	Remainder of 2006 (‘000)	2007 (‘000)	2008 (‘000)	2009 (‘000)	2010 (‘000)	Thereafter (RMB ‘000)
Operating lease commitments	$154.1	$10.3	$41.1	$41.1	$31.7	$21.1	$8.8
Real Property Leases	271.1	33.6	112.5	95.0	30.0	0.0	0.0
Total contractual obligations	425.2	43.9	153.6	136.1	61.7	21.1	8.8

Off-Balance Sheet Arrangements

ISI does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

ISI’s exposure to market risk primarily relates to changes in interest rates for borrowings under its line of credit. Borrowing under this line of credit accrue interest at a variable rate. Based upon ISI’s borrowings under the facility in 2005, a hypothetical 10% increase in interest rates would have increased interest expense by approximately $34,000 and would have decreased annual cash flow by a comparable amount.

INFORMATION ABOUT ARGYLE

Argyle’s History and Business Plans

Argyle Security Acquisition Corporation is a Delaware corporation that was incorporated on June 22, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. To date, Argyle’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Argyle does not currently have any operations.

On January 24, 2006, Argyle completed a private placement of 125,000 units to Ron Chaimovski, one of its Co-Chief Executive Officers, and Argyle New Ventures, LP, an entity controlled by Bob Marbut, Argyle’s other Co-Chief Executive Officer, and received net proceeds of $892,500. On January 30, 2006, Argyle consummated its initial public offering of 3,700,046 units (which includes 75,046 units sold as part of the underwriter’s over-allotment option). Each unit in both the private placement and the public offering consisted of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Argyle one share of Argyle’s common stock at an exercise price of $5.50. Argyle’s common stock and warrants started trading separately as of March 2, 2006.

The net proceeds from the sale of Argyle’s units, after deducting certain offering expenses of approximately $2,387,706, including underwriting discounts of approximately $1,836,022, were approximately $28,212,662. Approximately $27,344,346 of the proceeds from the initial public offering and the private placement was placed in a trust account for Argyle’s benefit. Except for $600,000 in interest that was earned on the funds contained in the trust account and that was released to Argyle to be used as working capital, and the amounts that may be released to Argyle for the payment of taxes, Argyle is not be able to access the amounts held in the trust until it consummates a business combination. The trust account also contains $1,377,016 of the compensation of Argyle’s underwriters in its initial public offering which will be paid to them only in the event of a business combination. The amounts held outside of the trust account are being used by Argyle to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit in the trust account earning interest. In connection with the initial public offering and the private placement, Argyle’s officers and directors placed all the shares owned by them before the private placement and the initial public offering into an escrow account. Except in certain circumstances, the shares held in escrow may not be released prior to January 24, 2009.

The Initial Public Offering and Trust Account. The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of Argyle, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against Argyle as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by Argyle). The trust account contained approximately $29,073,971 as of September 30, 2006. If the acquisition is consummated, the trust account, reduced by amounts paid to stockholders of Argyle who do not approve the acquisition and elect to redeem their shares of common stock into their pro rata shares of net funds in it, will be released to Argyle.

Fair Market Value of Target Business. Pursuant to Argyle’s Second Amended and Restated Certificate of Incorporation, the initial target business that Argyle acquires must have a fair market value equal to at least 80% of Argyle’s net assets at the time of such acquisition, determined by Argyle’s Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Argyle is not required to obtain an opinion from an investment banking firm as to fair market value if its Board independently determines that the target business has sufficient fair market value.

Limited Ability to Evaluate The Target Business’ Management. Although Argyle closely examined the management of ISI, Argyle cannot assure you that its assessment of ISI’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Essentially, all of ISI’s current management will remain with the combined company, and will for the most part run its day-to-day operations. Argyle’s current Board of Directors will remain directors of Argyle subsequent to the acquisition.

Stockholder Approval of Business Combination. Provided that a quorum exists, Argyle will proceed with the acquisition only if a majority of the shares of common stock voted at the special meeting are voted in favor of the acquisition and if the 2007 Incentive Plan is approved or the Board of Directors of ISI chooses to waive the condition to the merger that the 2007 Incentive Plan be adopted. The holders of Argyle common stock issued prior to its initial public offering have agreed to vote 956,261 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting and have agreed to vote the 125,000 of their shares purchased in the private placement that took place immediately prior to Argyle’s initial public offering and all shares acquired after such initial public offering in favor of all of the acquisition. Additionally, if holders of 765,009 shares of Argyle’s common stock purchased in Argyle’s initial public offering (which number represents 20% or more of the shares of Argyle common stock issued in Argyle’s initial public offering and private placement) vote against the acquisition and exercise their right to redeem their shares for cash, the acquisition will not be consummated.

If Argyle does not consummate the business combination with ISI, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its certificate of incorporation. As provided in its Second Amended and Restated Certificate of Incorporation, Argyle is required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement. Under its Second Amended and Restated Certificate of Incorporation as currently in effect, if Argyle does not acquire at least majority control of a target business by at latest January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets.

Redemption rights. Each holder of public shares who votes against the acquisition has the right to have his or her public shares redeemed to cash, if the acquisition is approved and completed.

The actual per share redemption price will be equal to the amount in the trust account, inclusive of any interest, as of two business days prior to the consummation of the acquisition, less taxes payable, $600,000 of interest released to us from the trust account to fund our working capital and the payment of the deferred underwriting fees, divided by the number of shares issued in Argyle’s initial public offering and the private placement, which, as of September 30, 2006 would be $7.20 per share. An eligible stockholder may request redemption at the time the vote is taken with respect to the acquisition, but the request will not be granted unless the stockholder votes against the acquisition and the acquisition is approved and completed. Any request for redemption, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect redemption will be distributed promptly after consummation of the acquisition. Any stockholder who redeems stock into a portion of the trust account still has the right to exercise any warrants to purchase Argyle common stock that he or she owns. Argyle will not complete the acquisition if holders 765,009 or more of shares of Argyle’s common stock purchased in Argyle’s initial public offering (which number represents 20% or more of the shares of Argyle common stock issued in Argyle’s initial public offering and private placement) vote against the acquisition and exercise their redemption rights.

If the Acquisition is Not Consummated. If Argyle does not consummate the business combination with ISI, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Second Amended and Restated Certificate of Incorporation. As provided in its certificate of incorporation, Argyle is required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement. Under its Second Amended and Restated Certificate of Incorporation as currently in effect, if Argyle does not acquire at least majority control of a target business by at latest January 30, 2008, Argyle will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets.

Competition.  If the acquisition is completed, Argyle will become subject to competition from competitors of ISI. For more information of the competition ISI faces, please see the section entitled, “Information About ISI—Competition” elsewhere in this document.

Facilities. Argyle maintains executive offices at Concord Plaza, Suite 700, San Antonio, TX 78216. The base rental cost for this space is approximately $5,500 per month. Argyle considers its current office space adequate for current operations.

Employees

Argyle has two officers. They are not obligated to contribute any specific number of hours per week on Argyle’s affairs, and they devote only as much time as they deem necessary to Argyle’s affairs. Argyle has no other employees.

Periodic Reporting and Audited Financial Statements

Argyle has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Argyle’s annual report contains financial statements audited and reported on by Argyle’s independent accountants.

Legal Proceedings

Argyle is not currently a party to any pending material legal proceedings.

ARGYLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Argyle’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Forward Looking Statements

The statements discussed in this proxy statement/prospectus include forward looking statements that involve risks and uncertainties, including the risks detailed from time to time in Argyle’s reports filed with the Securities and Exchange Commission.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations for the Nine-Month Period Ended September 30, 2006

Argyle reported net income of $71,066 for the nine-month period ended September 30, 2006, before the deduction of $152,941 of interest income, net of taxes, attributable to common stock subject to possible redemption. Argyle incurred a net loss of $4,538 for the period from inception (June 22, 2005) through September 30, 2005. Argyle’s net income consists of interest earned on the trust account.

Argyle’s trust account earned interest of $952,609 for the nine months ended September 30, 2006 and its funds outside the trust account earned interest of $11,409. Until Argyle enters into a business combination, it will not generate operating revenues. Argyle had no funds in trust as of September 30, 2005.

For the nine months ended September 30, 2006, Argyle incurred expenses of $372,008 for consulting and professional fees, $130,632 for stock compensation, $108,991 for franchise taxes, $60,411 for insurance expense, $44,363 for rental expense pursuant to Argyle’s lease of office space and other operating costs of $92,873.

Results of Operations for the Period from June 22, 2005 (inception) to December 31, 2005

Argyle had a net loss of $7,743 for the period ended December 31, 2005 as a result of formation and operating costs. Additionally, deferred offering costs of approximately $295,000 were incurred in 2005. These costs consisted of professional fees of approximately $203,000, road show and travel expenses of approximately $25,000, and regulatory and filing fees of approximately $67,000. Argyle had no income in 2005. Until Argyle enters into a business combination, it will not have revenues and will continue to incur losses due to management’s expenses relating to locating a target business to acquire.

Liquidity and Capital Resources

On January 24, 2006, Argyle completed a private placement of 125,000 units to its executive officers and their affiliates and received net proceeds of approximately $900,000. On January 30, 2006, Argyle consummated its initial public offering of 3,700,046 units (which includes 75,046 units sold as part of the underwriter’s over-allotment option). Each unit in both the private placement and the public offering consisted of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Argyle one share of Argyle’s common stock at an exercise price of $5.50 per share commencing on the later of the completion of a business combination or January 24, 2007 and expiring January 24, 2011. Argyle’s common stock and warrants started trading separately as of March 2, 2006.

The net proceeds from the sale of Argyle’s units, after deducting certain offering expenses of approximately $2.4 million, including underwriting discounts of approximately $1.8 million, were approximately $28.2 million. Approximately $27.3 million of the proceeds from the initial public offering and the private placement was placed in a trust account for Argyle’s benefit. Except for reimbursement of taxes payable and $600,000 in interest from the trust account that was released to Argyle in September 2006 for working capital, Argyle will not be able to access the amounts held in the trust until it consummates a business combination. The $29.1 million held in trust as of September 30, 2006 includes approximately $1.4 million of underwriter’s and placement agent’s compensation from Argyle’s private placement and initial public offering that will be paid to the underwriters and placement agent only in the event of a business combination. The amounts held outside of the trust account are available to be used by Argyle to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of September 30, 2006, Argyle had approximately $920,000 outside the trust account to fund its working capital requirements.

Argyle expects to use up to approximately $20,000,000 (including transaction costs) of the net proceeds of the initial public offering to acquire ISI. After paying off any expenses relating to the identification and evaluation of prospective acquisition candidates, the structuring, negotiation and consummation of the business combination and paying for the redemption of the stock of any of Argyle’s stockholders who choose to exercise their redemption rights, the amounts remaining from Argyle’s initial public offering will be used by the company as working capital.

Argyle estimates that it will have sufficient funds outside of the trust account to operate through the second quarter of 2007, assuming that a business combination is not consummated prior to such time. At this time, Argyle does not believe that Argyle will need to raise additional funds in order to meet the expenditures required for operating its business. However, if Argyle does not consummate a business combination by the middle of 2007, the costs required to consummate a business combination will exceed its available cash outside of trust, and it will not be able to engage in a business combination without receiving additional funds and/or reaching agreements with Argyle’s professional service providers to defer their fees and expenses until after the merger is consummated. Argyle expects these expenses would ultimately be borne by the combined company if a business combination were completed.

As of February 1, 2006 Argyle entered into a lease for Argyle’s office space in San Antonio, Texas and began to pay a base rental of approximately $5,500 per month. The lease terminates on January 31, 2007. In connection with its operations, in March 2006, Argyle paid an outstanding obligation to a consultant for approximately $53,000 and is currently paying approximately $24,000 per month in consulting fees for services assisting Argyle in the identification of a target business and with securities compliance. The consulting agreements entered into thus far may be terminated by either party for any reason upon 15 days notice.

Off Balance Sheet Arrangements

Argyle does not have any off-balance sheet arrangements.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines Argyle’s historical balance sheets and those of ISI as of September 30, 2006, giving effect to the transactions described in the purchase agreement as if they had occurred on September 30, 2006. The following unaudited pro forma condensed consolidated statements of operations combine (i) Argyle’s historical statement of operations for the nine months ended September 30, 2006 with those of ISI and (ii) Argyle’s historical statement of operations from inception (June 22, 2005) to December 31, 2005 with those of ISI for the year ended December 31, 2005, in each case giving effect to the acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed consolidated financial statements have been prepared using two different levels of approval of the transaction by the Argyle stockholders, as follows:

•	Assuming Maximum Approval: This presentation assumes that no stockholder exercised their redemption rights

•	Assuming Minimum Approval: This presentation assumes that holders of 19.99% of Argyle's common stock exercised redemption rights

Under the purchase method of accounting, the preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based upon preliminary estimates. Management estimates that a substantial portion of the excess purchase price will be allocated to non-amortizable intangible assets. These estimates are subject to change upon the finalization of the valuation of certain assets and liabilities.

Argyle is providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of Argyle and ISI and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or Argyle’s future financial position or operating results.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006
Assuming Maximum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Assets

Cash	$920,429	$254,483	$$29,073,971	a	$
	-	-	(20,000,000	) c
	-	-	(1,422,740	) e
	-	-	(2,084,447	) g	6,741,696
Cash and cash equivalents, held in trust	29,073,971	-	(29,073,971	) a	-
Contract receivables (net of reserve for doubtful accounts of $264,488)	-	20,155,844	698,786	g	20,854,630
Other receivables	-	377,098	-		377,098
Prepaid expenses	29,333	-	-		29,333
Inventory	-	324,464	-		324,464
Refundable federal income taxes	-	655,843	-		655,843
Costs and estimated earnings in excess of billings on incomplete contracts	-	4,178,225	-		4,178,225
Total current assets	$30,023,733	$25,945,957	$(22,808,401)		$33,161,289

Deferred income taxes	34,442	-	-		34,442
Property and equipment
Land and buildings	-	2,645,438	-		2,645,438
Furniture, fixtures and equipment	6,520	2,506,579	-		2,513,099
Vehicles	-	1,767,351	-		1,767,351
	$6,520	$6,919,368	$-		$6,925,888
Accumulated depreciation and amortization	(1,075)	(3,195,984)	-		(3,197,059)
Net property and equipment	$5,445	$3,723,384	$-		$3,728,829

Other assets:
Tradename	-	-	4,912,000	c	4,912,000
Customer relationships	-	-	6,905,000	c	6,905,000
Backlog	-	-	2,232,000	c	2,232,000
Software	-	-	300,000	c	300,000
Goodwill	-	1,254,306	(1,254,306	) c
	-	-	22,780,917	c	22,780,917
Loan origination fees, net of accumulated amortization of $649,815	-	1,008,008	(1,008,008	) c	-
Deposits and other assets	-	171,355	-		171,355
Total other assets	$-	$2,433,669	$$34,867,603		$37,301,272

Total assets	$30,063,620	$32,103,010	$12,059,202		$74,225,832

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006
Assuming Maximum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$166,141	$12,462,361	$(1,287,270	) g	$-
	-	-	166,000	o	11,507,232
Accrued income taxes	71,926	-	(64,000	) o	7,926
Current maturities of long-term debt	-	80,814	-		80,814
Current portion of capital lease obligations	-	95,580	-		95,580
Deferred underwriting costs	1,422,740	-	(1,422,740	) e	-
Billings in excess of costs and estimated earnings on incomplete contracts	-	6,912,067	-		6,912,067
Total current liabilities	$1,660,807	$19,550,822	$(2,608,010)		$18,603,619

Long-term liabilities
Line of credit	-	$4,662,850	$-		$4,662,850
Long-term debt less current maturities	-	13,510,651	(10,000,000	) b
	-	-	2,675,832	c
	-	-	(98,391	) g	6,088,092
Long-term portion of capital lease obligations	-	2,011,705	-		2,011,705
Deferred income taxes	-	255,188	5,524,365	c	5,779,553
Warrants subject to redemption	-	4,819,615	(4,819,615	) c	-
Total long-term liabilities	$-	$25,260,009	$(6,717,809)		$18,542,200
Total liabilities	$1,660,807	$44,810,831	$(9,325,819)		$37,145,819

Common stock subject to possible conversion -764,627 shares at
$7.14 per share	$5,459,435	$-	$(5,459,435	) d1	$-
Deferred interest attributable to common stock subject to
possible redemption (net of taxes of $37,484)	152,941	-	(152,941	) d1	-

Stockholders' equity:
ISI preferred stock	-	-	10,000,000	b
	-	-	(10,000,000	) c	-
Preferred stock - $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	-	-	-		-
Common stock - $.0001 par value; 89,000,000 shares authorized; issued and outstanding 4,781,307 (including 764,627 shares of common stock subject to possible redemption)	478	-	118	c	596
Common Stock - $1 par value; 3,000 shares authorized; 105 shares issued and outstanding	-	105	(105	) c	-
Additional paid in capital	22,726,636	16,808	(16,808	) c
	-	-	8,779,082	c
	-	-	5,459,435	d1	36,965,153
Retained earnings during the development stage	63,323	-	(63,323	) f	-
Accumulated deficit	-	(12,724,734)	12,724,734	c	-
Retained earnings	-	-	152,941	d1
	-	-	63,323	f
	-	-	(102,000	) o	114,264
Total stockholders' equity	$22,790,437	$(12,707,821)	$26,997,397		$37,080,013
Total liabilities and stockholders' equity	$30,063,620	$32,103,010	$12,059,202		$74,225,832

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006
Assuming Minimum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Assets

Cash	$920,429	$254,483	$29,073,971	a	$-
	-	-	(20,000,000	) c
	-	-	(5,612,376	) d2
	-	-	(1,422,740	) e
	-	-	(2,084,447	) g	1,129,320
Cash and cash equivalents, held in trust	29,073,971	-	(29,073,971	) a	-
Contract receivables (net of reserve for doubtful accounts of $264,488)	-	20,155,844	698,786	g	20,854,630
Other receivables	-	377,098	-		377,098
Prepaid expenses	29,333	-	-		29,333
Inventory	-	324,464	-		324,464
Refundable federal income taxes	-	655,843	-		655,843
Costs and estimated earnings in excess of billings on incomplete contracts	-	4,178,225	-		4,178,225
Total current assets	$30,023,733	$25,945,957	$(28,420,777)		$27,548,913

Deferred income taxes	$34,442	$-	$-		$34,442
Property and equipment:
Land and buildings	-	2,645,438	-		2,645,438
Furniture, fixtures and equipment	6,520	2,506,579	-		2,513,099
Vehicles	-	1,767,351	-		1,767,351
	$6,520	$6,919,368	$-		$6,925,888
Accumulated depreciation and amortization	(1,075)	(3,195,984)	-		(3,197,059)
Net property and equipment	$5,445	$3,723,384	$-		$3,728,829

Other assets:
Tradename	-	-	4,912,000	c	4,912,000
Customer relationships	-	-	6,905,000	c	6,905,000
Backlog	-	-	2,232,000	c	2,232,000
Software	-	-	300,000	c	300,000
Goodwill	-	1,254,306	(1,254,306	) c
	-	-	22,780,917	c	22,780,917
Loan origination fees, net of accumulated amortization of $649,815	-	1,008,008	(1,008,008	) c	-
Deposits and other assets	-	171,355	-		171,355
Total other assets	-	$2,433,669	$34,867,603		$37,301,272

Total assets	$30,063,620	$32,103,010	$6,446,826		$68,613,456

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006
Assuming Minimum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$166,141	$12,462,361	$(1,287,270)	g	$-
	-	-	166,000	o	11,507,232
Accrued income taxes	71,926	-	(64,000)	o	7,926
Current maturities of long-term debt	-	80,814	-		80,814
Current portion of capital lease obligations	-	95,580	-		95,580
Deferred underwriting costs	1,422,740	-	(1,422,740)	e	-
Billings in excess of costs and estimated earnings on incomplete contracts	-	6,912,067	-		6,912,067
Total current liabilities	$1,660,807	$19,550,822	$(2,608,010)		$18,603,619

Long-term liabilities
Line of credit	$-	$4,662,850	$-		$4,662,850
Long-term debt less current maturities	-	13,510,651	(10,000,000)	b
	-	-	2,675,832	c
	-	-	(98,391)	g	6,088,092
Long-term portion of capital lease obligations	-	2,011,705	-		2,011,705
Deferred income taxes	-	255,188	5,524,365	c	5,779,553
Warrants subject to redemption	-	4,819,615	(4,819,615)	c	-
Total long-term liabilities	-	25,260,009	(6,717,809)		18,542,200
Total liabilities	$1,660,807	$44,810,831	$(9,325,819)		$37,145,819

Common stock subject to possible conversion -764,627 shares at $7.14 per share	$5,459,435	$-	$(5,459,435)	d2	$-
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $37,484)	152,941	-	(152,941)	d2	-

Stockholders’ equity:
ISI preferred stock	-	-	10,000,000	b
	-	-	(10,000,000)	c	-
Preferred stock - $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	-	-	-		-
Common stock - $.0001 par value; 89,000,000 shares authorized; issued and outstanding 4,781,307 (including 764,627 shares of common stock subject to possible redemption)	478	-	118	c
			(76)	d2	520
Common Stock - $1 par value; 3,000 shares authorized; 105 shares issued and outstanding	-	105	(105)	c	-
Additional paid in capital	22,726,636	16,808	(16,808)	c
	-	-	8,779,082	c
	-	-	76	d2	31,505,794
Retained earnings during the development stage	63,323	-	(63,323)	f	-
Accumulated deficit	-	(12,724,734)	12,724,734	c	-
Retained earnings	-	-	63,323	f
	-	-	(102,000)	o	(38,677)
Total stockholders’ equity	$22,790,437	$(12,707,821)	$21,385,021		$31,467,637
Total liabilities and stockholders’ equity	$30,063,620	$32,103,010	$6,446,826		$68,613,456

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2006
Assuming Maximum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Revenues:
Contract revenues	$-	$36,315,129	$-		$36,315,129
Service revenues	-	4,881,879	-		4,881,879
Other revenues	-	36,798	-		36,798
	-	$41,233,806	-		$41,233,806
Cost of revenues:
Contract costs	$-	$29,018,321	$-		$29,018,321
Other costs	-	3,554,670	-		3,554,670
	$-	$32,572,991	$-		$32,572,991

Gross profit	$-	$8,660,815	$-		$8,660,815

General and administrative expenses	$809,278	$6,249,385	$-		$7,058,663
Amortization of intangibles	-	-	1,148,000	j	1,148,000
Operating income / (loss)	$(809,278)	$2,411,430	$(1,148,000)		$454,152

Other income and expense:
Interest income	$11,409	$-	$(663,000)	k	$
	-	-	952,609	n	301,018
Interest on cash and cash equivalents held in trust	952,609	-	(952,609)	n	-
Interest expense	(46,190)	(2,779,773)	8,855	l
	-	-	1,815,887	m	(1,001,221)
Investment and other income (loss) - net	-	346	-		346
Total other income and expense	$917,828	$(2,779,427)	$1,161,742		$(699,857)

Income / (loss) before provision for income taxes	$108,550	$(367,997)	$13,742		$(245,705)

Income tax expense (benefit)
Current	$71,926	$10,312	$(151,276)	p	(69,038)
Deferred	(34,442)	-	-		(34,442)
	$37,484	$10,312	$(151,276)		$(103,480)

Net income / (loss)	$71,066	$(378,309)	$165,018		$(142,225)

Deferred interest (net of taxes), attributable to common subject to possible redemption	$152,941	$-	$(152,941)	h	$-

Net income / (loss) allocable to holders of non-redeemable common stock	$(81,875)	$(378,309)	$317,959		$(142,225)

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2006
Assuming Maximum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined

Earnings / (loss) per share:
Basic	$0.02	$(3,606.03)			$(0.02)
Diluted	$0.02	$(3,606.03)			$(0.02)

Weighted-average number of shares outstanding:
Basic	4,375,600	104.91		q	5,961,307
Diluted	4,375,600	104.91			6,916,620

Earnings per share exclusive of interest and shares
subject to redemption:
Basic	$(0.02)
Diluted	$(0.02)

Weighted-average number of shares outstanding
exclusive of shares subject to possible redemption:
Basic	3,692,197
Diluted	3,692,197

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2006
Assuming Minimum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Revenues:
Contract revenues	$-	$36,315,129	-		$36,315,129
Service revenues	-	4,881,879	-		4,881,879
Other revenues	-	36,798	-		36,798
	$-	$41,233,806	-		$41,233,806
Cost of revenues:
Contract costs	-	29,018,321	-		29,018,321
Other costs	-	3,554,670	-		3,554,670
	$-	$32,572,991	-		$32,572,991

Gross profit	$-	$8,660,815	$-		$8,660,815

General and administrative expenses	809,278	6,249,385	-		7,058,663
Amortization of intangibles	-	-	1,148,000	j	1,148,000
Operating income / (loss)	$(809,278)	$2,411,430	$(1,148,000)		$454,152

Other income and expense:
Interest income	$11,409	$-	$(186,000)	i	$
	-	-	(663,000)	k
	-	-	952,609	n	115,018
Interest on cash and cash equivalents held in trust	952,609	-	(952,609)	n	-
Interest expense	(46,190)	(2,779,773)	8,855	l
	-	-	1,815,887	m	(1,001,221)
Investment and other income (loss) - net	-	346	-		346
Total other income and expense	$917,828	$(2,779,427)	$975,742		$(885,857)

Income / (loss) before provision for income taxes	$108,550	$(367,997)	$(172,258)		$(431,705)

Income tax expense (benefit)
Current	71,926	10,312	(222,886)	p	(140,648)
Deferred	(34,442)	-	-		(34,442)
	$37,484	$10,312	$(222,886)		$(175,090)

Net income / (loss)	$71,066	$(378,309)	$50,628		$(256,615)

Deferred interest (net of taxes), attributable to common subject to possible redemption	$152,941	$-	$(152,941)	h	$-

Net income / (loss) allocable to holders of non-redeemable common stock	$(81,875)	$(378,309)	$203,569		$(256,615)

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2006
Assuming Minimum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined

Earnings / (loss) per share:
Basic	$0.02	$(3,606.03)			$(0.05)
Diluted	$0.02	$(3,606.03)			$(0.05)

Weighted-average number of shares outstanding:
Basic	4,375,600	105		q	5,196,680
Diluted	4,375,600	105			6,151,993

Earnings per share exclusive of interest and shares
subject to redemption:
Basic	$(0.02)
Diluted	$(0.02)

Weighted-average number of shares outstanding
exclusive of shares subject to possible redemption:
Basic	3,692,197
Diluted	3,692,197

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Twelve Months Ended December 31, 2005
Assuming Maximum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Revenues:
Contract revenues	$-	$35,381,304	$-		$35,381,304
Service revenues	-	3,771,050	-		3,771,050
Other revenues	-	82,133	-		82,133
	$-	$39,234,487	$-		$39,234,487
Cost of revenues:
Contract costs	$-	$30,076,876	$-		$30,076,876
Other costs	-	788,513	-		788,513
	$-	$30,865,389	$-		$30,865,389

Gross profit	$-	$8,369,098	$-		$8,369,098

General and administrative expenses	$7,743	$6,908,440	$-		$6,916,183
Amortization of intangibles	-	-	2,516,000	j	2,516,000

Operating income / (loss)	$(7,743)	$1,460,658	$(2,516,000)		$(1,063,085)

Other income and expense:
Interest expense	$-	$(3,177,891)	$1,968	l	$
	-	-	2,022,215	m	(1,153,708)
Investment and other income (loss) - net	-	7,915	-		7,915

Loss before income taxes	$(7,743)	$(1,709,318)	$(491,817)		$(2,208,878)

Income tax expense (benefit)
Current	$-	$(448,249)	$(289,085)	p	$(737,334)
Deferred	-	(77,567)	-		(77,567)
	$-	$(525,816)	$(289,085)		$(814,901)

Net loss	$(7,743)	$(1,183,502)	$(202,732)		$(1,393,977)

Loss per share:
Basic and diluted	$(0.01)	$(11,281.12)	$		$(0.23)

Weighted-average number of shares outstanding:
Basic and diluted	937,500	104.91		q	5,961,307

See notes to unaudited pro forma condensed consolidated financial statements.

Argyle Security Acquisition Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Twelve Months Ended December 31, 2005
Assuming Minimum Approval

			Pro Forma		Pro Forma
	Argyle	ISI	Adjustments		Combined
Revenues:
Contract revenues	$-	$35,381,304	-		$35,381,304
Service revenues	-	3,771,050	-		3,771,050
Other revenues	-	82,133	-		82,133
	$-	$39,234,487	-		$39,234,487
Cost of revenues:
Contract costs	$-	$30,076,876	-		$30,076,876
Other costs	-	788,513	-		788,513
	$-	$30,865,389	-		$30,865,389

Gross profit	$-	$8,369,098	-		$8,369,098

General and administrative expenses	$7,743	$6,908,440	$-		$6,916,183
Amortization of intangibles	-	-	2,516,000	j	2,516,000

Operating income / (loss)	$(7,743)	$1,460,658	$(2,516,000)		$(1,063,085)

Other income and expense:
Interest expense	$-	$(3,177,891)	$1,968	l	$
	-	-	2,022,215	m	(1,153,708)
Investment and other income (loss) - net	-	7,915	-		7,915

Loss before income taxes	$(7,743)	$(1,709,318)	$(491,817)		$(2,208,878)

Income tax expense (benefit)
Current	$-	$(448,249)	$(289,085)	p	$(737,334)
Deferred	-	(77,567)	-		(77,567)
	$-	$(525,816)	$(289,085)		$(814,901)

Net loss	$(7,743)	$(1,183,502)	$(202,732)		$(1,393,977)

Loss per share:
Basic and diluted	$(0.01)	$(11,281.12)	$		$(0.27)

Weighted-average number of shares outstanding:
Basic and diluted	937,500	105		q	5,196,680

See notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

a.	To record the reclassification of funds held in trust by Argyle.

b.	To record the conversion of $10 million of ISI long-term debt to preferred stock.

c.	To record the purchase of the outstanding common stock and preferred stock of ISI and the allocation of the purchase price to the assets acquired and liabilities assumed as follows:

Calculation of allocable purchase price*:

Cash	$18,200,000
Stock	8,779,200 **
Transaction costs	1,800,000
Total allocable purchase price	$28,779,200

Estimated allocation of purchase price***:

ISI net assets acquired (book value after conversion of $10 million ISI debt to ISI preferred stock)	$(2,707,821)
Fair value adjustments to assets acquired / liabilities assumed:
ISI goodwill	(1,254,306)
ISI loan origination fees	(1,008,008)
Warrants subject to redemption	4,819,615
Adjustments to long-term debt to reflect transaction	(2,675,832)
Fair value of tangible assets acquired	$(2,826,352)
Fair value of intangible assets acquired
Intangible assets:
Trade name	$4,912,000
Customer relationships	6,905,000
Backlog	2,232,000
Software	300,000
Deferred taxes on intangible assets	(5,524,365)
Goodwill	22,780,917
Total allocable purchase price	$28,779,200

*	Assumes that the adjusted EBITDA of ISI for the year ending December 31, 2006 is $4,500,000 or greater and the amount of the February 28, 2007 backlog is $80 million or greater.

**
1,180,000 shares of Argyle common stock at a price per share of $7.44, which was the closing price of a share of Argyle common stock on the OTC market on December 14, the date the transaction was announced.

***
The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of appraisals of tangible and intangible assets. The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.

d1. Assuming maximum approval to reclassify common stock subject to possible conversion as permanent equity $(5,459,435) and to record related deferred interest as income $(152,941) for the nine months ended September 30, 2006).

d2. Assuming minimum approval, to record refund to dissenting shareholders $(5,612,376) and to reclassify common stock $(76) as additional paid-in-capital.

e.	To reflect the payment of the deferred underwriting fees associated with Argyle’s initial public offering.

f.	To reclassify retained earnings during the development stage to retained earnings.

g.	To reflect the repayment of amounts due to ISI* MCS and to shareholders.

h.	To eliminate the deferred interest income recorded on the income statements.

i.	To reduce interest income on the minimum approval income statement for the nine months ended September 30, 2006 to reflect the cash paid to the dissenting shareholders.

j.
To record amortization of intangible assets recorded in the purchase price allocation. Customer relationships for ISI-Detention and MCS-Detention are being amortized over a 12 year period. Customer relationships for MCS-Commercial are being amortized over a 5-year period. Backlog is being amortized over a 16 month period for ISI-Detention and MCS-Detention and over a 12 month period for MCS-Commercial. Software is being amortized over a 5 -year period and the trade names have an indefinite life.

k.	To reduce interest income to reflect the payment of $20 million as the cash portion of the acquisition including transaction costs.

l.	To reduce interest expense on the long-term shareholder debt.

m.	To reduce interest expense to reflect the reduction of long-term debt and the elimination of the warrant.

n.	To reclassify interest on cash and cash equivalents held in trust to interest income.

o.	To record additional Argyle consulting fees which become due upon completion of the transaction.

p.	To adjust income taxes due to pro forma income adjustments.

q.	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Maximum Approval	Minimum Approval
Nine months ended September 30, 2006:
Basic - Assuming initial public offering as of January 1, 2005	4,781,307	4,016,680
Shares issued in connection with the transaction	1,180,000	1,180,000

Basic - Total	5,961,307	5,196,680
Incremental shares on exercise of warrants*	955,313	955,313
Diluted	6,916,620	6,151,993

* Assuming stock price of $ 7.31 per share based on the average share price from January 1, 2006 to September 30, 2006.

	Maximum Approval	Minimum Approval
Twelve months ended December 31, 2005:
Basic - Assuming initial public offering as of January 1, 2005	4,781,307	4,016,680
Shares issued in connection with the transaction	1,180,000	1,180,000

Basic - Total **	5,961,307	5,196,680

** No diluted shares could be calculated for 2005 as Argyle’s stock did not trade publicly until 2006.

DIRECTORS AND MANAGEMENT

Directors, Management and Key Employees Following the Acquisition

Upon consummation of the acquisition, Argyle and ISI intend the Board of Directors, executive officers and key employees of Argyle to be as follows:

Name	Age	Position

Bob Marbut	71	Chairman of the Board and Co-Chief Executive Officer
Ron Chaimovski	47	Vice Chairman of the Board and Co-Chief Executive Officer
Wesley Clark	61	Director
John J. Smith	58	Director
Sam Youngblood	51	Chief Executive Officer of ISI
Donald Carr	55	President of ISI
Mark McDonald	51	President of MCS-Detention
Robert Roller	54	President of MCS-Commercial
Tim Moxon	46	Chief Financial Officer of ISI
Neal Harmon	41	Senior Software Developer of ISI

Bob Marbut has been Argyle’s Chairman of the Board and Co-Chief Executive Officer since Argyle’s inception. From November 2004 to the present, Mr. Marbut has been the Executive Chairman of Electronics Line 3000 Ltd., an intrusion protection security company, and from July 2002 to the present he has been the Executive Chairman of SecTecGLOBAL, Inc., a sales and marketing subsidiary of Electronics Line 3000 Ltd., and was the Chief Executive Officer of SecTecGLOBAL from July 2002 to February 2006. From October 2001 to the present, Mr. Marbut has served as the Managing Director of Argyle Global Opportunities, LP, an investment partnership which owns a 41% interest in Electronics Line 3000 Ltd. From January 2001 to January 2003, Mr. Marbut served as the Chairman of Hearst-Argyle Television, Inc., a non-network owned television group and, from August 1997 to January 2001, served as its Chairman and Co-Chief Executive Officer. From January 1995 to August 1997, Mr. Marbut was the co-founder, Chairman and controlling partner of Argyle Television, Inc., which became a Nasdaq traded company and was merged with Hearst Broadcasting in August 1997 to form Hearst-Argyle Television, Inc. From 1993 to 1995, Mr. Marbut founded and was the Chief Executive Officer of Argyle Television, a private television group that was sold in 1995. From August 1970 through 1990, Mr. Marbut served as the President and Chief Executive Officer of Harte-Hanks Communications, Inc., and concurrently as its Chief Operating Officer from April 1973 to September 1984, and as Vice-Chairman in 1991. During the period that Mr. Marbut was CEO, Harte-Hanks developed from a family-owned newspaper company into a Fortune 500 company listed on the New York Stock Exchange that Mr. Marbut took private in 1984 in a management buyout that he led. In addition to the Board of Directors of Electronics Line 3000 Ltd., Mr. Marbut currently serves on the boards of directors of Hearst-Argyle Television, Tupperware Corporation and Valero Energy Corporation. Mr. Marbut, through control of the general partner of Argyle Joint Venture, manages Argyle Joint Venture, one of Argyle’s stockholders which was formed to make equity investments in companies. Mr. Marbut is the sole investor and manager of Argyle New Ventures, which manages Mr. Marbut’s personal family investments. He has a Masters of Business Administration degree with Distinction from Harvard University and was a registered engineer in the State of California and holds a Bachelors of Industrial Engineering from Georgia Tech.

Ron Chaimovski has been Argyle’s Vice Chairman of the Board and Co-Chief Executive Officer since Argyle’s inception. Mr. Chaimovski has served as the Vice Chairman of Electronics Line 3000 Ltd. since May 2005 and as a partner in Argyle Global Opportunities, LP since January 2001. From October 1998 to August 2001 Mr. Chaimovski served as the Israeli Economic Minister to North America. From 1991 to 1998, Mr. Chaimovski was a partner in an Israeli law firm. Mr. Chaimovski was the co-founder of Transplan Enterprises Group, an investment group, and served as its Co-Chairman from 1993 to 1998. Mr. Chaimovski served in the Israeli Navy from 1977 to 1983 in various command roles, including those of combat officer and flotilla commander. Mr. Chaimovski, through entities controlled by him or his spouse, owns limited partnership interests in Argyle Joint Venture. Mr. Chaimovski is a member of the Israeli Bar. Mr. Chaimovski received an LLB from Tel Aviv University and an LLM from the University of London.

Wesley K. Clark joined Argyle’s Board of Directors in September 2005. Since March 2003, he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. In February 2006, Mr. Clark joined Rodman & Renshaw Holdings, LLC, which controls Rodman & Renshaw, LLC, one of the co-managing underwriters in the initial public offering, as Chairman of the Board and as a member of their Advisory Board. From March 2001 to February 2003 he was the Managing Director of the Stephens Group Inc., an emerging company development firm. From July 2000 to March 2001 he was a consultant for Stephens Group Inc. Prior to that time, Mr. Clark served as the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command and as the Director of the Pentagon’s Strategic Plans and Policy operation. Mr. Clark retired from the United States Army as a four-star general in July 2000 after 38 years in the military and received many decorations and honors during his military career. Mr. Clark is a graduate of the United States Military Academy and studied as a Rhodes Scholar at the Magdalen College at the University of Oxford.

John J. “Chip” Smith has been one of Argyle’s directors since Argyle’s inception. He has been the Director of Security for the Bank of New York since February 2000. At the Bank of New York, Mr. Smith directs and supervises a worldwide security program that encompasses the investigation and prevention of fraud-related activities, as well as the physical protection of corporate assets, employees, customers and executives. Mr. Smith retired from the United States Secret Service in January 2000 after 24 years of service. He held a variety of positions in field offices and headquarters, culminating with his appointment as the Special Agent in Charge of the New York Field Office, the Service’s largest and busiest office. During his career, Mr. Smith was assigned to the Vice Presidential Protective Division, the Presidential Protective Division and as the Special Assistant to the Treasury Secretary. He served as the security coordinator for several high profile protective venues, including: the U.S. delegation attending the Olympic Games in Barcelona, Spain, 1992; the Presidential Inaugural activities of 1993; the dedication of the Holocaust Museum, Washington, DC, 1994; and the visit of Pope John Paul II to New York, 1995. In 1996, he supervised the protective detail assigned to Presidential Candidate Robert Dole. Mr. Smith holds bachelors and masters degrees in Criminal Justice from West Chester University in West Chester, Pennsylvania.

Sam Youngblood has been the Chief Executive Officer of ISI since 1991. Prior to that time, he founded and was the Chief Executive Officer of Adtec, Inc. from 1984 to 1991. From 1974 to 1984 he served in several managerial positions with Southern Steel, lastly as its President. Mr. Youngblood graduated from Baylor University in 1978 with a BBA in Accounting and a minor in Finance.

Donald Carr has been the President of ISI since 1991. From 1987 to 1991, Mr. Carr served as the Project Manager of American Detention Services, Inc. Prior to that time, from 1985 to 1987, Mr. Carr served as the Director of Contract Administration of Southern Steel Company. Mr. Carr attended St. Edwards University.

Mark McDonald has been the President of MCS-Detention since 1990. MCS-Detention was acquired by ISI in 2000 and it is currently one of ISI’s subsidiaries. Prior to that time, from 1983 to 1990 he was the General Manager of Dilok, Inc. From 1980 to 1983 he was the Service Manager of Edwards Company. Mr. McDonald received an Associated Arts Degree in Electronics from Chabot College in 1979.

Robert Roller has been the President of MCS-Commercial since 2004. Prior to that time, from 2002 to 2004, Mr. Roller was the District Operations Manager Pacific Northwest of Siemens Building Technologies. From 1999 to 2002 he was the Vice President Western Region of Pinkerton Systems Integration, and from 1992 to 1999 he was the Operations Manager/Project Manager of ASSI Security. Mr. Roller received a Bachelor of Aeronautics from Embry Riddle Aeronautical University.

Tim Moxon has been the Chief Financial Officer of ISI since 1993. From 1989 to 1993 Mr. Moxon was the controller for Texas Lime Company and from 1988 to 1989 he was the Assistant Controller for Food City, Inc. Mr. Moxon has a BBA in accounting from Baylor University.

Neal Horman has been the Head Programmer of ISI since 2001. Prior to that time, from 1999 to 2000, Mr. Horman was a Programmer for Intelli-Site. From 1997 to 1999 he was a Software/Computer Programmer for American Express. From 1996 to 1997 he was a Programmer for Internet Now. From 1993 to 1996 he was a Programmer and Systems Engineer for MCS. From 1989 to 1992 he was a Programmer for Dilok, and from 1985 to 1988 he was a Programmer for Spectrum West.

Argyle’s Board of Directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of John J. Smith, will expire at Argyle’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Wesley Clark, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Bob Marbut and Ron Chaimovski, will expire at the third annual meeting.

The Board of Directors has not determined whether anyone on the Board is an "audit committee financial expert," as such term is defined by SEC rules. Since the Board does not have a separately designated Audit Committee and Argyle will not have any operating activities until such time as Argyle enters into a business combination, Argyle has not made the determination of whether anyone is an audit committee financial expert. Mr. Clark and Mr. Smith are considered independent.

ISI’s management team will remain substantially the same, and Sam Youngblood, its current Chief Executive Officer, will remain the Chief Executive Officer of ISI.

Meetings and Committees of the Board of Directors of Argyle

Argyle had four meetings of its Board of Directors since the beginning of 2006. Argyle does not have any formal policy regarding director attendance at annual stockholder meetings.

The Board of Directors does not currently have an audit committee or compensation committee but intends to establish each such committee as soon as practicable after the acquisition is consummated. Since the Board does not have a separately designated Audit Committee and Argyle will not have any operating activities until such time as Argyle enters into a business combination, the Board has not made the determination of whether anyone is an audit committee financial expert, as such term is defined by SEC rules.

Argyle’s Principal Accountant

During the fiscal year ended December 31, 2005, Argyle’s principal independent auditor was Goldstein Golub Kessler LLP, the services of which were provided in the following categories and amount:

Audit Fees

The aggregate fees billed by Goldstein Golub Kessler LLP for professional services rendered for the audit of Argyle's balance sheet at January 30, 2006 included in Argyle’s Current Report on Form 8-K, for the audit of Argyle’s annual financial statements for the fiscal year ended December 31, 2005 and for services performed in connection with Argyle's registration statement on Form S-1 initially filed in 2005, were $47,460.

Audit -Related Fees

Other than the fees described under the caption "Audit Fees" above, Goldstein Golub Kessler LLP did not bill any fees for services rendered to Argyle during fiscal year 2005 for assurance and related services in connection with the audit or review of Argyle’s financial statements.

Tax Fees

There were no fees billed by Goldstein Golub Kessler LLP for professional services rendered during the fiscal year ended December 31, 2005 for tax compliance, tax advice, and tax planning.

All Other Fees

There were no fees billed by Goldstein Golub Kessler LLP for other professional services rendered during the fiscal year ended December 31, 2005.

Pre-Approval Of Services

Argyle does not have an Audit Committee. The Board of Directors does not have any pre-approval policies and procedures described in Rule 2-01(c)(7)(i)(C) in place.

Change in Auditors

On April 18, 2006, Argyle’s Board of Directors terminated Goldstein Golub Kessler LLP as Argyle’s principal accountants.

During Argyle’s fiscal year ended December 31, 2005 and the subsequent interim period ended April 18, 2006, there were no disagreements with Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Goldstein Golub Kessler LLP on the financial statements of Argyle as of and for the year ended December 31, 2005 and as of and for the interim period ended January 30, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no “reportable events”, as that term is described in Item 304(a)(1)(v) of Regulation S-K, for the year ended December 31, 2005 and the subsequent interim period ended April 18, 2006.

On May 1, 2006, Argyle engaged Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2006, and such engagement was approved by Argyle’s Board of Directors.

During the fiscal year ended December 31, 2005, and in the subsequent interim period, Argyle did not consult with Ernst & Young LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Argyle’s consolidated financial statements and no written or oral advice was provided by Ernst & Young LLP that was an important factor considered by Argyle in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

Code of Ethics

Argyle does not have a formal code of ethics. Upon consummation of a business combination, Argyle intends to adopt a code of ethics that applies to Argyle’s principal executive officers, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Director Compensation

Argyle will compensate its Board of Directors based on policies put into place after the acquisition, but which are expected to include a per diem for each Board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards pursuant to the 2007 Incentive Plan, if the 2007 Incentive Plan is approved by Argyle’s stockholders. The options will be issued under a stock option plan approved by Argyle’s Board and stockholders in accordance with applicable law. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

Argyle’s current directors do not currently receive any compensation for their services.

Executive Compensation

ISI’s Executive Officers. The following sets forth summary information concerning the compensation paid by ISI to its chief executive officer and its other four most highly compensated officers during the last three fiscal years.
Name	Position	Year	Salary ($)	Other Annual Compensation ($)

Sam Youngblood	Chief Executive Officer	2005	357,500.00	-
		2004	350,000.00	3,891,793.37	(1)
		2003	193,292.17	60,292.94	(1)

Don Carr	President	2005	235,000.22	-
	ISI Detention	2004	220,384.85	1,258,746.02	(1)
	Contracting Group	2003	164,061.44	84,512.33	(1)

Mark McDonald	President MCS	2005	144,008.02	79,850.00
	Detention	2004	144,008.02	-
		2003	125,008.00	51,350.00

Tim Moxon	Chief Financial Officer	2005	105,000.22	13,720.94
		2004	89,999.95	30,648.31
		2003	90,000.05	30,648.31

Butch Roller	President of	2005	115,000.08	-
	MCS Commercial

(1) This consideration was paid in connection with the recapitalization of ISI.

Argyle Executive Officers. The executive officers of Argyle have not received any cash compensation for services rendered to Argyle, and they have agreed not to take any compensation other than the options described below prior to the consummation of a business combination.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to the named executive officers from inception to date. No stock appreciation rights were granted to these individuals during such year.

	Individual Grant
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value

Bob Marbut	86,094	(1)	67%	$.027	(2)	$601,797	(3)
Ron Chaimovski	43,047		33%	$.027	(2)	$300,899	(3)

1.
Includes options to purchase 43,047 shares of common stock granted to Argyle Joint Venture over which Mr. Marbut has voting and dispositive power and options to purchase 43,047 shares of common stock granted to Argyle New Ventures, L.P., the general partner of which is an entity owned by Mr. Marbut.

2.
The options were exercisable for three days beginning on the day that the underwriters partially exercised their over-allotment option, and then only to the extent necessary to maintain the stockholders’ 20% in Argyle’s common stock. A portion of the options were exercised on February 1, 2006. Since the underwriters exercised only a portion of the over-allotment option, the unexercised portion of the options has terminated.

3.
Argyle estimated the fair value for these options at the date of grant using a Black-Scholes option pricing model with the following assumptions: weighted-average volatility factor of 0.10; no expected dividend payments; weighted-average risk-free interest rates in effect of 5.0%; and a weighted-average expected life of 0.13 years. Based upon the above methodology, the per share weighted-average fair value of the options would be $6.99.

Except for the options described above, no compensation of any kind, including finders and consulting fees, has been or will be paid to any Argyle stockholder who acquired common stock prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, those Argyle stockholders have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Argyle’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than Argyle’s directors, or a court of competent jurisdiction if such reimbursement is challenged.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Argyle

On June 23, 2005, Argyle issued an aggregate of 937,500 shares of Argyle’s common stock to the individuals and entities set forth below for $25,000 in cash, at a purchase price of $0.027 per share, as follows:

Name	Number of Shares	Relationship to Argyle
Argyle Joint Venture	296,875
The general partner is an entity controlled by Bob Marbut, Argyle’s Co-Chief Executive Officer, and Mr. Chaimovski, Argyle’s other Co-Chief Executive Officer, owns interests in certain of its limited partners

Bob Marbut	296,875	These shares are owned by Argyle New Ventures, L.P., whose general partner is owned by Mr. Marbut, Argyle’s Chairman and Co-Chief Executive Officer

Ron Chaimovski	296,875	Vice Chairman and Co-Chief Executive Officer

John J. Smith	46,875	Director

On July 13, 2005, Argyle issued the aforementioned stockholders options to purchase such additional number of shares as would be necessary to maintain their percentage ownership in Argyle after the offering in the event the underwriters exercise the over-allotment option. Such options were exercisable at $0.027 per share only if and only to the extent that the over-allotment option was exercised. On September 23, 2005, Messrs. Marbut and Chaimovski, along with their affiliated entities, transferred an aggregate of 70,313 of their shares and a pro rata portion of their over-allotment options to Wesley Clark in connection with his appointment to Argyle’s Board of Directors. On January 30, 2006, the underwriters exercised a portion of their over-allotment option and on February 1, 2006, the stockholders exercised their option for an aggregate of 18,761 shares of Argyle’s common stock and Argyle received $506.55 in connection with such exercise.

The holders of the majority of these shares will be entitled to make up to two demands that Argyle register these shares pursuant to an agreement January 24, 2006. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of this prospectus. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Argyle will bear the expenses incurred in connection with the filing of any such registration statements.

On June 23 and July 6, 2005, Mr. Chaimovski and Argyle New Ventures, L.P., an entity controlled by Mr. Marbut, advanced a total of $125,000 to Argyle to cover expenses related to Argyle’s initial public offering. Such were payable with 4% annual interest on the earlier of June 30, 2006 or the consummation of Argyle’s initial public offering. In November 2005, these stockholders loaned Argyle an additional $30,000 pursuant to 4% promissory notes due the earlier of November 15, 2006 or the consummation of Argyle’s initial public offering. These loans were repaid on January 30, 2006 with the proceeds of Argyle’s initial public offering.

Bob Marbut, Ron Chaimovski, Argyle New Ventures L.P. and Argyle Joint Venture purchased an aggregate of 125,000 units from Argyle at a purchase price of $8.00 per unit in a private placement that occurred immediately prior to the effectiveness of Argyle’s registration statement relating to its initial public offering on January 24, 2006. Argyle has granted the holders of such units demand and “piggy-back” registration rights with respect to the 125,000 shares, the 125,000 warrants and the 125,000 shares underlying the warrants at any time commencing on the date argyle announces that it has entered into a letter of intent with respect to a proposed business combination. The demand registration may be exercised by the holders of a majority of such units. Argyle will bear the expenses incurred in connection with the filing of any such registration statements.

Argyle reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Argyle’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Argyle, which will be reviewed only by Argyle’s Board of Directors or a court of competent jurisdiction if such reimbursement is challenged.

ISI

MCS has entered into a global permanent exclusive license agreement for certain software with Mark McDonald, currently ISI’s President of MCS-Detention. There are no ongoing payment obligations under this agreement.

ISI owns a warrant to purchase 30% of the limited partnership interest in ISI*MCS, Ltd., an entity owned by Sam Youngblood, ISI’s Chief Executive Officer. ISI purchased the warrant on October 24, 2004 for $300.000.

ISI and certain of its subsidiaries each entered into master subcontracts with ISI*MCS, Ltd., pursuant to which the subsidiaries, upon their approval of contracts, become obligated to fully perform the contracts entered into by ISI*MCS, Ltd, that require performance and payment bonds. Sam Youngblood and Don Carr are principals in ISI*MCS, LTD. As of September 30, 2006, ISI was obligated to pay ISI*MCS, LTD., pursuant to its funding agreements, $1, 497,766.25, plus $488,289.89 in fees for services provided through that date. Pursuant to the Merger Agreement, at Closing, ISI*MCS, LTD is to be paid up to $2,000,000, in full satisfaction of all accounts and obligations of ISI.

D. Hull Youngblood, Jr., brother to Sam Youngblood, the Chief Executive Officer of ISI, and the law firm of Hughes Luce, LLP, in which Mr. D. Hull Youngblood is a partner, provide legal services to ISI and its subsidiaries.

As of September 30, 2006 ISI held accounts receivable from Sam Youngblood and Don Carr in the amounts of $174,617.89 and $18,502.45, respectively. Effective November 30, 2006, Sam Youngblood and Don Carr had repaid these amounts in full.

Sam Youngblood and Don Carr are the principals in Green Wing Management, LP, the owner and lessor of the San Antonio office and warehouse facilities utilized by ISI and its subsidiaries. ISI currently pays Green Wing Management, LP $23,667 per month in connection with such leases.

On November 1, 2005, Sam Youngblood, ISI’s Chief Executive Officer loaned ISI $65,922.00 and received a promissory note in that principal amount in exchange. The note matures on October 22, 2011 and until maturity interest at the rate of 12.00% per annum is payable quarterly. ISI is current in its obligations under this promissory note. Pursuant to the merger agreement, this promissory note will be paid off prior to or at the closing of the acquisition of ISI by Argyle.

On November 1, 2005, Don Carr, ISI’s President loaned ISI $32,469.00 and received a promissory note in that principal amount in exchange. The note matures on October 22, 2011 and until maturity interest at the rate of 12.00% per annum is payable quarterly. ISI is current in its obligations under this promissory note. Pursuant to the merger agreement, this promissory note will be paid off prior to or at the closing of the acquisition of ISI by Argyle.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of ______________, 2007, certain information regarding beneficial ownership of Argyle’s common stock by each person who is known by Argyle to beneficially own more than 5% of Argyle’s common stock. The table also identifies the stock ownership of each of Argyle’s directors, each of Argyle’s officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Bob Marbut	651,569	(2)	13.6%

Argyle Joint Venture(3) 200 Concord Plaza, Suite 700 San Antonio, Texas 78216	278,910		5.8%

Ron Chaimovski	310,159		6.5%

Wesley Clark	71,720		1.50%

John J. Smith	47,813		1.00%

Millenco, L.P./NY (4) c/o Millenium Management, L.L.C. 666 Fifth Avenue 8th Floor New York, New York 10103	366,250		7.66%

Sapling, LLC (5) Fir Tree Recovery Master Fund, L.P. 535 Fifth Avenue 31st Floor New York, New York 10017	273,476		5.72%

Jack Silver (6) STAR Capital LLC 660 Madison Avenue New York, New York 10021	250,000		5.23%

All directors and executive officers as a group (4 individuals)	1,081,261		22.61%

 (1) The business address of each of officers and directors of Argyle is 200 Concord Plaza, Suite 700, San Antonio, Texas 78216.

(2) Consists of 372,659 shares of Argyle common stock held by Argyle New Ventures, LP, which is controlled by Mr. Marbut, and 278,910 shares by Argyle Joint Venture, over which Mr. Marbut has voting and dispositive power.

(3) Mr. Marbut has voting and dispositive power over the shares held by Argyle Joint Venture.

(4) The information relating to Millenco L.P. is derived from a Schedule 13G dated September 15, 2006 filed by such entities with the Securities and Exchange Commission.

(5) The information relating to Sapling and Fir Tree Master Recovery Fund is derived from a Schedule 13G dated January 30, 2006 filed by such entities with the Securities and Exchange Commission. Each person has shared voting and dispositive power with respect to each share of Argyle’s common stock owned. Sapling may direct the voting and disposition of 186,610 shares of Argyle’s common stock and Fir Tree Master Recovery Fund may direct the voting and disposition of 86,866 shares of Argyle’s common stock. The sole member of both Sapling and Fir Tree Master Recovery Fund is Fir Tree Value Master Fund, LP and their investment manager is Fir Tree, Inc.

(6) The information relating to Jack Silver is derived from a Schedule 13G dated January 25, 2006 filed by Mr. Silver with the Securities and Exchange Commission.

Security Ownership of Officers and Directors of the Combined Company after the Acquisition

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the consummation of the acquisition by each person who is known by Argyle to beneficially own more than 5% of Argyle’s common stock of Argyle’s common stock, each officer, each director and all officers and directors as a group.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Bob Marbut	651,569	(2)	10.9%

Ron Chaimovski	310,159		5.2%

Wesley Clark	71,720		1.2%

John J. Smith	47,813		0.8%

Sam Youngblood	395,048		6.6%

Don Carr	194,576		3.3%

Mark McDonald	106,644		1.8%

William Blair Mezzanine Capital Fund III, L.P. (3)	440,288		7.4%

Millenco, L.P./NY (4) c/o Millenium Management, L.L.C. 666 Fifth Avenue 8th Floor New York, New York 10103	366,250		6.1%

All directors and executive officers as a group (7 individuals)	1,777,529		29.8%

(1) The business address of each of officers and directors of Argyle is 200 Concord Plaza, Suite 700, San Antonio, Texas 78216.

(2) Consists of 372,659 shares of Argyle common stock held by Argyle New Ventures, LP, which is controlled by Mr. Marbut, and 278,910 shares by Argyle Joint Venture, over which Mr. Marbut has voting and dispositive power.

(3) David Jones has voting and dispositive power over the shares held by William Blair Mezzanine Capital Fund III, L.P.

(4) The information relating to Millenco L.P. is derived from a Schedule 13G dated September 15, 2006 filed by such entities with the Securities and Exchange Commission.

(5) The information relating to Sapling and Fir Tree Master Recovery Fund is derived from a Schedule 13G

SHARES ELIGIBLE FOR FUTURE SALE

After the acquisition of ISI, there will be 5,961,307 shares of Argyle common stock outstanding, of which all but 2,261,261shares will be registered and freely tradable without securities law restriction. The shares of common stock being issued in connection with the acquisition of ISI, by virtue of registration hereunder, will be freely tradable. In addition, there are outstanding warrants to purchase 3,825,046 shares of Argyle’s common stock, each to purchase one share of common stock, 3,700,046 of which are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Argyle intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Argyle’s initial public offering, Argyle issued a unit purchase option to the representative of the underwriters which is exercisable for 187,500 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 4,200,046 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of Argyle common stock or the availability for sale of Argyle common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for Argyle’s securities and could impair Argyle’s future ability to raise capital through the sale of common stock or securities linked to it.

ARGYLE’S SECURITIES

General

Argyle is authorized to issue 89,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this proxy statement/prospectus, 4,781,307 shares of common stock are outstanding, held by six holders of record. No shares of preferred stock are currently outstanding.

Common Stock

Holders of the combined company’s common stock will be to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the combined company, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Argyle has 3,825,046 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at $5.50 per share. Argyle also has one unit purchase option outstanding, entitling the holder to purchase 187,500 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the acquisition. The warrants will expire at 5:00 p.m., New York City time on January 24, 2011.

Argyle may call the warrants for redemption in whole and not in part, at a price of $.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Argyle.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Argyle, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Argyle will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Change of Control Provisions

A number of provisions in Argyle’s charter and bylaws and under Delaware law may make it more difficult to acquire control of Argyle. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by Argyle’s Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;

•	Discourage some types of transactions that may involve an actual or threatened change in control;

•	Discourage certain tactics that may be used in proxy fights;

•	Ensure that the Board of Directors will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

•	Encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock. After the acquisition, Argyle will have approximately 5,961,307 shares of common stock outstanding, assuming that no stockholders elect to exercise their redemption rights. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Argyle could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock. Argyle's Second Amended and Restated Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Comparison of Certain Charter and Bylaw Provisions of Argyle and ISI.

This section describes material differences between the rights of holders of Argyle common stock and the rights of holders of ISI capital stock. This summary is not intended to be a complete discussion of Argyle's Second Amended and Restated Certificate of Incorporation and bylaws and the certificate of incorporation and bylaws of ISI and is qualified in its entirety by reference to the applicable document and applicable Delaware law.

Argyle and ISI are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of Argyle’s capital stock and ISI capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of ISI capital stock will become holders of Argyle’s capital stock, and their rights will be governed by Delaware law and Argyle’s Second Amended and Restated Certificate of Incorporation and the bylaws of Argyle. The following discussion summarizes material differences between the rights of Argyle stockholders and ISI stockholders under the respective certificates of incorporation and bylaws of Argyle and of ISI. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Argyle	ISI
GENERAL MATTERS

Registered office	615 South DuPont Highway, Dover, Delaware	1209 Orange Street Wilmington, Delaware

Transfer agent	American Stock Transfer and Trust Company	None

CAPITAL STRUCTURE

Authorized capital stock	89,000,000 shares Common Stock, par value of $.0001 per share 1,000,000 shares Preferred Stock, par value of $.0001 per share
3,000 shares common stock, $1.00 par value per share (ISI’s certificate of incorporation will be amended immediately prior to the consummation of the acquisition to create a class of preferred stock that will be issued to one of ISI’s debt holders in payment for a portion of that debt).

Preferred (Preference) Shares
The Board of Directors is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

No class of preferred stock is currently authorized in ISI’s certificate of incorporation. (ISI’s certificate of incorporation will be amended immediately prior to the consummation of the acquisition to create a class of preferred stock that will be issued to one of ISI’s debt holders in payment for a portion of that debt).

STOCKHOLDERS

Annual meetings
The Board of Directors sets the date and time for the annual meeting. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Argyle. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Argyle not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.
The annual meeting is held at 11:00 a.m. on the last Tuesday of March in each year, unless that date is a legal holiday, in which case the meeting will be held on the next full business day.

	Argyle	ISI
Special meetings	Special meetings are not permitted to be called by Argyle’s stockholders.	Special meetings could be called by the Chairman of the Board, the President, the Board of Directors or by the holders of not less than one-tenth of all shares entitled to vote at the special meeting.

BOARD OF DIRECTORS

Nominations
Nominations of persons for election to the Board of Directors at a meeting of stockholders may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations by any stockholder are to be made pursuant to timely notice (as specified in the bylaws) in writing to the Secretary of Argyle.
Nominations may only be made by the Board of Directors or a committee of the Board of Directors.

Classes of directors; term
The Argyle Board of Directors is divided into three classes, with each class serving a staggered three-year term. Currently, Argyle’s currently authorized number of directors is four, including one Class I director, one Class II director, and two Class III directors. The Argyle bylaws provide that its Board of Directors will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the Argyle Board of Directors.
ISI’s certificate of incorporation does not provide for classes of directors.

	Argyle	ISI
Vacancies
Newly created directorships and vacancies on the Board of Directors of Argyle resulting from death, resignation, disqualification, removal or other causes may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Vacancies on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum. Newly created directorships must be filled at an annual or special meeting of stockholders.

Removal
Argyle’s bylaws provide that the entire Board of Directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

A director may only be removed at a special meeting of stockholders called for that purpose, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of directors.

ORGANIC CHANGES

Amendment of charter and bylaws
Argyle’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article Sixth of Argyle’s certificate of incorporation may not be amended prior to the consummation of a business combination (such as the one described in this proxy statement/prospectus).
ISI’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law.

Classified Board of Directors, Vacancies and Removal of Directors

Argyle’s Second Amended and Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of the Board of Directors by causing the election of a majority of the Board of Directors may require more time than would be required without a staggered election structure. Under normal circumstances, stockholders may remove directors with or without cause. Vacancies in Argyle’s Board of Directors, including a vacancy created by increasing the size of the Board of Directors, may only be filled by a majority of the directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board of Directors, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The certificate of incorporation and bylaws also provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the Board of Directors. These provisions may have the effect of slowing or impeding a third-party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of Argyle’s Board of Directors that would effect a change of control.

Business Combinations Under Delaware Law

As a Delaware corporation, Argyle is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its charter not to be governed by that Section, which it has not done. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	Before that date, the Board of Directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•
Upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
On or after that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Please note this is entirely different from the “business combination” provisions of Argyle’s certificate of incorporation that exist because Argyle is a “blank check” company. Except as otherwise described in the Delaware General Corporation Law, an “interested stockholder” is any person owning 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within three years immediately before the date of determination, and the affiliates and associates of that person.

Limitation of Liability of Directors and Officers

Argyle’s Second Amended and Restated Certificate of Incorporation provides that no director will be personally liable to Argyle or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, will not eliminate or limit liability arising under federal securities laws. The combined company’s charter will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as “derivative suits”), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The combined company’s charter and, with regard to its officers, its bylaws provide that the combined company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the combined company will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company’s request, subject to various conditions, and to advance funds to the combined company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The bylaws also specifically authorize the combined company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the combined company’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Argyle common stock, warrants and units is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, (212) 936-5100.

STOCKHOLDER PROPOSALS

If the acquisition is consummated, the Argyle 2007 annual meeting of stockholders will be held on or about ________________, 2007 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to Argyle by no later than ______________, 2007. You should direct any proposals to Argyle’s secretary at Argyle’s principal office.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, will pass upon the validity of the Argyle common stock to be issued in the acquisition as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an annex to the Registration Statement of which this proxy statement/prospectus forms a part.

EXPERTS

The financial statements of ISI included in this proxy statement/prospectus, have been audited by Padgett, Stratemann & Co., L.L.P., an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2005 for Argyle included in this document have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon their report, given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, Argyle and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Argyle’s annual report to stockholders and proxy statement. Upon written or oral request, Argyle will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Argyle deliver single copies of such documents in the future. Stockholders may notify Argyle of their requests by calling or writing Argyle at Argyle’s principal executive offices at 200 Concord Plaza, Suite 700, San Antonio, TX 78216.

WHERE YOU CAN FIND MORE INFORMATION

Argyle files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Argyle with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Argyle files its reports, proxy statements and other information electronically with the SEC. You may access information on Argyle at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Argyle has been supplied by Argyle, and all such information relating to ISI has been supplied by ISI. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the acquisition, you should contact:

Bob Marbut
Chairman and Co-Chief Executive Officer
Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, TX 78216
(210) 828-1700

INDEX TO FINANCIAL STATEMENTS

ISI Financial Statements	F-2

Argyle Financial Statements	F-30

ISI DETENTION CONTRACTING GROUP, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3

CONSOLIDATED BALANCE SHEETS	F-4

CONSOLIDATED STATEMENTS OF OPERATIONS	F-6

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT	F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-8 - F-9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-10 - F-29

Independent Auditors’ Report

To the Board of Directors and Stockholders
ISI Detention Contracting Group, Inc.
and Subsidiaries
San Antonio, Texas

We have audited the accompanying consolidated balance sheets of ISI Detention Contracting Group, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2005, 2004, and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2, the consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended have been restated to reflect additional interest expense.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ISI Detention Contracting Group, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years ended December 31, 2005, 2004, and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Padgett, Stratemann & Co., L.L.P.
San Antonio, Texas
March 17, 2006, except for notes 2, 7, 9,
10, 14, 15, and 16, as to which the
date is December 1, 2006

ISI Detention Contracting Group, Inc. and Subsidiaries

Consolidated Balance Sheets

Assets

	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005
			(Unaudited)	(Unaudited)
Current Assets
Cash and cash equivalents	$415,764	$1,308,344	$254,483	$149,707
Receivables:
Contract - net of allowance for doubtful accounts of $450,099 and $113,328 at December 31, 2005 and 2004, respectively, and $264,488 and $284,220 at September 30, 2006 and 2005, respectively	11,858,478	9,473,487	20,155,844	11,868,353
Other	344,142	152,145	377,098	282,276
Inventory	355,493	1,726	324,464	1,725
Refundable income taxes	487,335	1,018,645	655,843	162,556
Deferred income taxes	-	17,736	-	17,736
Costs and estimated earnings in excess of billings on incomplete contracts	2,792,706	2,111,726	4,178,225	2,387,494

Total current assets	16,253,918	14,083,809	25,945,957	14,869,847

Property and Equipment

Land and buildings	1,774,265	1,774,265	2,645,438	1,774,265
Furniture, fixtures, and equipment	2,368,561	2,060,771	2,506,579	2,157,966
Vehicles	1,670,024	1,561,207	1,767,351	1,611,417

	5,812,850	5,396,243	6,919,368	5,543,648
Less accumulated depreciation and amortization	2,694,422	2,063,407	3,195,984	2,510,109

Net property and equipment	3,118,428	3,332,836	3,723,384	3,033,539

Other Assets

Goodwill	1,255,252	1,059,822	1,254,306	1,101,762
Loan origination fees - less accumulated amortization of $387,731 and $38,285 at December 31, 2005 and 2004, respectively, and $649,815 and $268,516 at September 30, 2006 and 2005, respectively	1,223,862	1,135,340	1,008,008	1,233,751
Deposits and other assets	35,458	26,071	171,355	34,269

Total other assets	2,514,572	2,221,233	2,433,669	2,369,782

	$21,886,918	$19,637,878	$32,103,010	$20,273,168

Notes to consolidated financial statements form an integral part of these statements.

Liabilities and Stockholders’ Deficit

	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005
			(Unaudited)	(Unaudited)
Current Liabilities
Current maturities of long-term debt	$60,788	$131,836	$80,814	$61,444
Current portion of capitalized lease obligations	61,369	55,815	95,580	59,931
Accounts payable and accrued liabilities	7,074,917	4,833,784	12,462,361	6,444,049
Billings in excess of costs and estimated earnings on incomplete contracts	3,533,968	3,831,885	6,912,067	3,487,879

Total current liabilities	10,731,042	8,853,320	19,550,822	10,053,303

Long-Term Liabilities

Line of credit	4,450,850	4,429,335	4,662,850	4,281,850
Long-term debt - less current maturities	12,944,401	11,513,476	13,510,651	12,050,559
Long-term portion of capitalized lease obligations	1,422,001	1,483,370	2,011,705	1,433,519
Deferred income taxes	255,188	350,491	255,188	350,491
Warrants subject to redemption	4,412,948	4,153,896	4,819,615	4,380,258

Total long-term liabilities	23,485,388	21,930,568	25,260,009	22,496,677

Total liabilities	34,216,430	30,783,888	44,810,831	32,549,980

Stockholders’ Deficit

Common stock - $1 par value; 3,000 shares authorized; 105 shares issued and outstanding	105	105	105	105
Additional paid-in capital	16,808	16,808	16,808	16,808
Accumulated deficit	(12,346,425)	(11,162,923)	(12,724,734)	(12,293,725)

Total stockholders’ deficit	(12,329,512)	(11,146,010)	(12,707,821)	(12,276,812)
	$21,886,918	$19,637,878	$32,103,010	$20,273,168

ISI Detention Contracting Group, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,			Nine Months Ended September 30,
	2005	2004	2003	2006	2005
				(Unaudited)	(Unaudited)
Revenues:
Contract revenues	$35,381,304	$37,743,439	$31,823,804	$36,315,129	$25,991,462
Service revenues	3,771,050	2,420,096	2,522,983	4,881,879	2,409,492
Other revenues	82,133	11,451	378,808	36,798	29,126

	39,234,487	40,174,986	34,725,595	41,233,806	28,430,080

Cost of revenues:
Contract costs	30,076,876	28,299,615	22,916,750	29,018,321	20,944,829
Other costs	788,513	2,271,716	2,165,342	3,554,670	1,772,683

	30,865,389	30,571,331	25,082,092	32,572,991	22,717,512

Gross profit	8,369,098	9,603,655	9,643,503	8,660,815	5,712,568

Management special bonuses	-	5,150,539	-	-	-
General and administrative expenses	6,908,440	6,495,638	6,341,568	6,249,385	4,846,606

	1,460,658	(2,042,522)	3,301,935	2,411,430	865,962

Interest expense	(3,177,891)	(812,777)	-	(2,779,773)	(2,459,407)
Investment and other income (loss) - net	7,915	(85,343)	(55,418)	346	(573)

Income (loss) before income taxes	(1,709,318)	(2,940,642)	3,246,517	(367,997)	(1,594,018)

Income tax expense (benefit):
Current	(448,249)	(969,232)	1,745,613	10,312	(463,216)
Deferred	(77,567)	75,643	(580,844)	-	-

	(525,816)	(893,589)	1,164,769	10,312	(463,216)

Net income (loss)	$(1,183,502)	$(2,047,053)	$2,081,748	$(378,309)	$(1,130,802)

Weighted-average number of shares
outstanding:
Basic and diluted	104.91	104.91	100.00	104.91	104.91

Income (loss) per share:
Basic and diluted	$(11,281.12)	$(19,512.47)	$20,817.48	$(3,606.03)	$(10,778.78)

Notes to consolidated financial statements form an integral part of these statements.

ISI Detention Contracting Group, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

Years Ended December 31, 2005, 2004, and 2003

		Additional	Retained
	Common	Paid-In	Earnings
	Stock	Capital	(Deficit)	Total

Balance at December 31, 2002	$100	$900	$5,737,722	$5,738,722

Net income - year ended December 31, 2003	-	-	2,081,748	2,081,748

Balance at December 31, 2003	100	900	7,819,470	7,820,470

Stockholder distributions	-	-	(16,935,340)	(16,935,340)

Common stock issued	5	15,908	-	15,913

Net loss - year ended December 31, 2004 - as restated	-	-	(2,047,053)	(2,047,053)

Balance at December 31, 2004 - as restated	105	16,808	(11,162,923)	(11,146,010)

Net loss - year ended December 31, 2005 - as restated	-	-	(1,183,502)	(1,183,502)

Balance at December 31, 2005 - as restated	105	16,808	(12,346,425)	(12,329,512)

Net loss - nine months ended September 30, 2006 -
unaudited	-	-	(378,309)	(378,309)
Balance at September 30, 2006 - unaudited	$105	$16,808	$(12,724,734)	$(12,707,821)

Notes to consolidated financial statements form an integral part of these statements.

ISI Detention Contracting Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Increase (Decrease) in Cash and Cash Equivalents

				Nine Months Ended
	Years Ended December 31,			September 30,
				2006	2005
	2005	2004	2003	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net income (loss)	$(1,183,502)	$(2,047,053)	$2,081,748	$(378,309)	$(1,130,802)

Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Interest accretion and fair value adjustment
of stock warrants	919,868	299,136	-	902,279	721,974
Depreciation and amortization of
property and equipment	1,003,569	670,338	491,577	497,748	466,034
Loss on disposal of assets	-	37,129	20,827	-	-
Deferred income taxes	(77,567)	75,643	(585,351)	-	(17,735)
Changes in:
Net decrease in marketable securities	-	-	784,231	-	-
Receivables:
Contract	(2,484,997)	(1,719,036)	(43,613)	(8,330,322)	(2,524,997)
Note receivable	-	177,386	-	-	-
Other	(191,997)	606,591	(446,194)	-	-
Prepared income taxes	-	-	189,667	-	-
Inventory	(453,767)	-	-	31,029	-
Refundable income taxes	531,310	(1,017,172)	-	(168,508)	873,825
Costs and estimated earnings in excess of
billings on incomplete contracts	(680,980)	456,219	(1,705,399)	(1,385,519)	(275,768)
Prepaid expenses and other assets	-	900	32,647	-	-
Deposits and other assets	(9,387)	(3,712)	-	-	-
Accounts payable and accrued liabilities	2,241,139	2,216,641	(306,984)	5,387,444	1,610,265
Billings in excess of costs and estimated
earnings on incomplete contracts	(297,917)	1,576,040	(319,942)	3,378,099	(344,006)
Income taxes payable	-	(1,071,291)	1,071,291	-	-

Net cash provided by (used in)
operating activities	(684,228)	257,759	1,264,505	(66,059)	(621,210)

Notes to consolidated financial statements form an integral part of these statements.

ISI Detention Contracting Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Continued)

Increase (Decrease) in Cash and Cash Equivalents

	Years Ended December 31,			Nine Months Ended September 30,
				2006	2005
	2005	2004	2003	(Unaudited)	(Unaudited)

Cash Flows From Investing Activities
Purchases of property and equipment	$(298,056)	$(620,071)	$(452,040)	$(426,516)	$(231,128)
Proceeds from sale of property and equipment	-	4,000	-	-	-
Loan origination fees and other assets	(468,811)	(1,676,131)	49,858	80,903	(148,549)

Net cash used in investing activities	(766,867)	(2,292,202)	(402,182)	(345,613)	(379,677)

Cash Flows From Financing Activities
Line of credit borrowings - net	21,515	4,429,335	-	212,000	(147,485)
Short-term borrowings - net	-	-	(565,000)	-	-
Long-term borrowings	715,000	15,300,000	714,465	-	-
Payments on long-term borrowings and capitalized
lease obligations	(178,000)	(318,985)	(861,799)	38,513	-
Stockholder distributions	-	(16,935,340)	-	-	-
Net cash provided by (used in)
financing activities	558,515	2,475,010	(712,334)	250,513	(147,485)

Net increase (decrease) in cash
and cash equivalents	(892,580)	440,567	149,989	(161,159)	(1,148,372)

Cash and cash equivalents at beginning of period	1,308,344	867,777	717,788	415,642	1,298,079

Cash and cash equivalents at end of period	$415,764	$1,308,344	$867,777	$254,483	$149,707

Supplemental Disclosures of Cash Flow
Information
Cash paid for interest	$2,258,023	$513,641	$72,565	$1,877,494	$1,737,733

Cash paid for income taxes - net of refunds	$-	$-	$450,000	$-	$-

1. Nature of Business and Significant Accounting Policies

ISI Detention Contracting Group, Inc. and Subsidiaries (the “Company”) are detention equipment contractors that specialize in turnkey installations, including design, engineering, supply, and installation of various detention equipment for correctional facilities and institutions. The work is performed under fixed-price contracts. The projects are located in various cities in the United States. The length of the contracts varies but is typically less than two years.

Metroplex Control Systems (“MCS”), a subsidiary of the Company, is a multi-faceted company responsible for turnkey installations covering the full spectrum of electronic security and low voltage systems, including fire alarm, access control, closed circuit television, intercom, sound/paging, and other custom designed systems.

Cash balances are maintained by the Company at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of the significant accounting policies followed by the Company in preparation of the accompanying consolidated financial statements is set forth below:

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and partnerships. Intercompany transactions and balances have been eliminated in consolidation.

 1. Nature of Business and Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. FAS 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP 115-1”). FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure requirements for investments in unrealized loss positions as outlined in EITF issue03-01, The Meaning of Other-Than-Temporary Impairments and its Application to Certain Investments. The accounting requirements of FSP 115-1 are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In June 2005, FASB issued Statement on Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”) - a replacement of APB No. 20 and FAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company does not believe its adoption will have a material impact on its financial position, results of operations, or cash flows.

 1. Nature of Business and Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In December 2004, FASB revised and reissued SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payment transactions using APB No. 25, and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. In March 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin (“SAB”)No. 107, Share-Based Payment (“SAB No. 107”), to provide public companies additional guidance in applying the provisions of SFAS No. 123-R. Among other things, the SAB describes the staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123-R with certain existing staff guidance. SAB No. 107 should be applied upon the adoption of SFAS No. 123-R. In April 2005, the SEC amended Regulation S-X to provide a six-month adoption deferral period for public companies. The Company does not believe its adoption will have a material impact on its financial position, results of operations, or cash flows.

On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets(an amendment of APB Opinion No. 129) (“SFAS No. 153”). SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material effect on its results of operations, financial position, or cash flows.

In November 2004, FASB issued SFAS No. 151, Inventory Costs (“SFAS No. 151”),which amends part of Accounting Research Bulletin (“ARB”) No. 43, Inventory Pricing (“ARB No. 43”), concerning the treatment of certain types of inventory costs. The provisions of ARB No. 43 provided that certain inventory-related costs, such as double freight and re-handling might be “so abnormal” that they should be charged against current earnings rather than be included in the cost of inventory. As amended by SFAS No. 151, the “so-abnormal” criterion has been eliminated. Thus, all such (abnormal) costs are required to be treated as current period charges under all circumstances. In addition, fixed production overhead should be allocated based on the normal capacity of the production facilities, with unallocated overhead charged to expense when incurred. SFAS No. 151 is required to be adopted for fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material effect on its results of operations, financial position, or cash flows.

 1. Nature of Business and Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In June 2006, FASB issued Interpretation Number FIN 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is evaluating the impact of the interpretation on its consolidated financial statements and will adopt the provisions of this interpretation in fiscal year 2007.

In September 2006, the SEC issued SAB 108. SAB 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The Company will be required to adopt the provisions of SAB 108 effective during the fourth quarter of 2006. The Company does not believe the adoption of SAB 108 will have a material impact on its consolidated financial statements.

In September 2006, FASB issued FAS 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe the adoption of the provisions of FAS 157 will materially impact its financial position and consolidated results of operations.

Cash and Cash Equivalents

Cash equivalents for purposes of the consolidated statements of cash flows are all highly liquid debt instruments with original maturities of three months or less.

 1. Nature of Business and Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Fair Value of Financial Instruments

The recorded values of financial instruments, including accounts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities. The warrants are recorded at fair value based on independent appraisals obtained by the Company.

Construction Income

Construction income is recognized on the percentage-of-completion method, whereby recognition of earnings on contracts in progress is calculated based on the ratio of cost incurred to date to total expected cost to be incurred on each contract. Contract costs include all direct material, labor, subcontract, and equipment costs, and related payroll taxes and insurance expense. Changes in job performance, job conditions, estimated profitability, and warranty work, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Contract losses, if any, are recognized fully when they are determined.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method based on the following estimated useful lives: buildings - 10 to 40 years; furniture, fixtures, and equipment - 3 to 10 years; and vehicles - 3 to 7 years.

 1. Nature of Business and Significant Accounting Policies (continued)

Property and Equipment (continued)

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate the carrying value of the asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment at December 31, 2005 and 2004.

Assets Held Under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and noncurrent based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 1. Nature of Business and Significant Accounting Policies (continued)

Goodwill

As required by SFAS No. 142, Goodwill and Other Intangible Assets, the Company reviews goodwill annually for impairment at the end of each fiscal year, or if events or circumstances indicate potential impairment. The Company must recognize an impairment loss if, and to the extent that, goodwill exceeds fair value. Based on the reviews, the Company has determined that no goodwill impairment exists at December 31, 2005, 2004, and 2003.

Loan Origination Fees

Loan origination fees and costs related to the line of credit and the long-term note agreement (notes 7 and 8) are being amortized over the term of each respective note (three years for the line of credit and seven years for the long-term note agreement). Additional loan fees totaling approximately $438,000 were added during 2005 relating to transactions occurring during 2005 and 2004. These amounts are being amortized over the original terms.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

 1. Nature of Business and Significant Accounting Policies (continued)

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock warrants and stock appreciation rights. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

A reconciliation of basic and dilutive common stock shares is as follows:

				Nine Months Ended
	Years Ended December 31,			September 30,
				2006	2005
	2005	2004	2003	(Unaudited)	(Unaudited)

Weighted-average number of shares:
Basic shares outstanding	104.91	104.91	100.00	104.91	104.91
Potential dilutive shares outstanding:
Employee stock appreciation rights	19.65	17.48	-	22.89	19.65
Common stock warrants	52.45	52.45	-	52.46	52.45

Total potential dilutive common shares	72.10	69.93	-	75.35	72.10

Total basic and potential dilutive shares	177.01	174.84	100.00	180.26	177.01

2. Restatements

Subsequent to the issuance of the consolidated financial statements of the Company as of December 31, 2005 and 2004, and for the years then ended, interest expense was adjusted to reflect an adjustment to the fair value of the warrants issued in connection with long-term debt issued in 2004. Accordingly, the consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended, have been restated to reflect additional interest expense of $884,868 and $299,136, respectively, related to the stock warrants described in note 7. The warrants have been reclassified from stockholders’ equity to long-term liabilities.

2. Restatements (continued)

The cumulative effect of the matters described above on the accompanying consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended, was as follows:

	2005		2004
	As Previously Reported	As Restated	As Previously Reported	As Restated

Interest expense	$2,293,023	$3,177,891	$513,641	$812,777
Loss before income taxes	(824,450)	(1,709,318)	(2,641,506)	(2,940,642)
Income tax benefit	313,039	525,816	856,143	893,589
Net loss	(511,411)	(1,183,502)	(1,785,363)	(2,047,053)
Basic and diluted
earnings per share	(4,874.76)	(11,281.12)	(17,018.04)	(19,512.47)

Selected balance sheet accounts as of December 31, 2005 and 2004 are as follows:

	2005		2004
	As Previously Reported	As Restated	As Previously Reported	As Restated

Long-term debt - less
current maturities	$16,163,345	$12,944,401	$15,158,236	$11,513,476
Warrants subject to
redemption	-	4,412,948	-	4,153,896
Stockholders’ deficit	(11,185,731)	(12,329,512)	(10,674,320)	(11,146,010)

3. Contract Receivables

Contract receivables consist of the following:

	December 31,
	2005	2004
Completed contracts and
and contracts in progress	$9,441,260	$7,372,137
Retainage	2,417,218	2,101,350
	$11,858,478	$9,473,487

4. Related Party Transactions

Other receivables included $164,266 and $57,194 at December 31, 2005 and 2004, respectively, due from stockholders of the Company. The remainder of the other receivables include amounts due from employees and miscellaneous sales.

The Company had notes payable to the stockholders at December 31, 2005. The terms are included in note 7.

In conjunction with the major refinancing of the Company in 2004, the majority stockholders formed a new company in 2004 which is used as the contracting entity on all future bonded contracts. The Company transferred certain existing bonded contracts at their remaining contract values and no gain or loss was recognized on the transfers to the new company (ISI*MCS, Ltd.) at the time of its formation. All contracts of ISI*MCS, Ltd. will be subcontracted to ISI Detention Contracting Group, Inc. for the full contract amount less a 2% fee. Contract revenue from ISI*MCS, Ltd. totaled $36,611,230 for the year ended December 31, 2005 ($2,425,369 in 2004). Contract receivables from ISI*MCS, Ltd. at December 31, 2005 totaled $2,054,322 ($1,726,582 in 2004).

5. Costs and Estimated Earnings on Incomplete Contracts and Backlog

Costs and estimated earnings on incomplete contracts and backlog information are as follows:

	December 31,
	2005	2004

Amended contract amount	$86,733,666	$66,911,055
Revenue recognized to date	41,294,221	41,069,747
Unearned contract amount - backlog	$45,439,445	$25,841,308

Cost to date	$33,140,765	$34,559,481
Estimated cost to complete	40,488,728	19,999,573
Estimated total cost	$73,629,493	$54,559,054

Billings to date	$42,035,483	$42,789,906

Costs and estimated earnings in excess of
billings on incomplete contracts	$2,792,706	$2,111,726

Billings in excess of costs and estimated
earnings on incomplete contracts	$3,533,968	$3,831,885

The various subsidiary companies often function as subcontractors to other subsidiary companies. The above schedule is computed on a consolidated basis. Intercompany contract amounts and billings have been eliminated, and costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings have been recomputed based on actual combined costs of the companies.

6. Goodwill

The following analysis details the changes in goodwill for each reportable segment during the years ended December 31, 2005 and 2004:

	MCS Detention	MCS Commercial	Total

Balance at December 31, 2003	$496,233	$45,170	$541,403
Acquisitions	-	138,744	138,744
Purchase accounting adjustments	379,675	-	379,675

Balance at December 31, 2004	875,908	183,914	1,059,822
Acquisitions	-	195,430	195,430
Balance at December 31, 2005	$875,908	$379,344	$1,255,252

The acquisition of goodwill in 2005 resulted from the acquisition of the net assets of a company in a related line of business for approximately $550,000. The allocation of the purchase price included approximately $150,000 of goodwill acquired.

The acquisition of goodwill in 2004 resulted from the acquisition of the net assets of a company in a related line of business for approximately $250,000. The allocation of the purchase price included approximately $125,000 of goodwill acquired.

Purchase accounting adjustments in 2004 relate to a contingent payment of approximately $380,000 related to the purchase of MCS Detention in 2001. The purchase agreement provided for a contingent payment in the event of a sale of MCS Detention. The Company and the seller agreed to the refinancing which occurred in 2004 as an event that triggered the payment of the contingent amount.

7. Long-Term Debt

Long-term debt consists of the following:

	Monthly	Interest	Payable	December 31,
Collateral	Installment	Rate	Through	2005	2004

Vehicles	$473 to $1,008	0.00% to 1.90%	2006	$21,605	$130,284

Vehicles	$430 to $579	Prime plus 0.50% to 1.00%	2009	38,112	-

Equipment	$1,277	Prime plus 0.50%	2008	38,992	-

Unsecured (A)	(B)	11.58%	2011	12,757,665	11,445,240
Phone system	$2,220	9.00%	2006	50,424	69,788
Stockholders -
unsecured (A)	(B)	12.00%	2011	98,391	-

				13,005,189	11,645,312
Less current maturities				60,788	131,836
Long-term debt - less current maturities				$12,944,401	$11,513,476

(A)
The notes are unsecured and subordinated to the line of credit (note 8). The note agreements contain prepayment options with prepayment penalties. There are both financial and restrictive covenants associated with the note agreements.

Proceeds received from the lender during 2004 totaled $15,300,000 and were allocated $11,335,104 to debt and $3,964,896 to a common stock warrant based on an assessment of fair values. Total debt of $15,300,000 is due and payable in one single payment in October 2011. The note payable discount of $3,964,896 will be accreted as interest expense on the effective interest rate method through that date. Total accretion for 2005 was $660,816 ($110,136 in 2004).

 7. Long-Term Debt (continued)

The lender warrant was for 52.4532 shares of common stock, which equated to giving the warrant holder 30% of the Company’s shares after exercise of the warrant. Subsequent issuances of stockholder appreciation rights to key employees have caused the percentage to be diluted to 29.1%. The warrant has an exercise price of $1.00 per share and is exercisable in whole or in part at any time through October 2014. The warrant contains put privileges, effective October 2011 or prior to that date upon the occurrence of certain events, which could cause settlement in cash versus Company shares; therefore, the warrants have been recorded as a liability. The put price is determined as the greater of five times earnings before income tax, depreciation, and amortization plus cash positions of the Company or market value of the Company.

Additional funds totaling $651,609 were advanced from the lender during 2005 for the purchase of a company in a similar line of business. In connection with the acquisition, the stockholders loaned the Company funds in the amount of $98,391. The 2005 advances have terms similar to the original terms and are unsecured and subordinated to the line of credit.

(B)	Interest only through October 22, 2011, payable quarterly.

Aggregate maturities required on long-term debt at December 31, 2005 are as follows:

Year ending December 31,
2006	$60,788
2007	54,661
2008	122,452
2009	111,232
2010	-
Later years	12,656,056
$13,005,189

Interest expense includes the accretion of interest on the common stock warrant and mark-to-market adjustments for the fair value of the warrants. Increase in fair value of the warrants was estimated at $259,052 and $189,000 for the years ended December 31, 2005 and 2004, respectively.

8. Line of Credit

During 2004, the Company secured a new three-year line of credit agreement for $6,000,000. The line of credit is secured by all tangible and intangible assets of the Company excluding vehicles. The line calls for all accounts receivable collections to be deposited directly to a lockbox. The note matures and is payable October 21, 2007. Interest is payable quarterly and is calculated at the lender’s base rate (greater of prime or federal funds rate) plus 0.5% or 350 basis points in excess of LIBOR for the applicable period. The outstanding balance on the line at December 31, 2005 and 2004 was $4,450,850 and $4,429,335, respectively. The agreement contains both financial and restrictive covenants.

9. Capitalization of Leases

The Company sold its owner-occupied real estate to a partnership owned by the Company’s stockholders during 2004 and entered into a lease back of the properties with the partnership. The lease is a triple net lease, expiring in 2018, at a monthly rental of $16,667. The lease is required to be classified as a capital lease under accounting principles generally accepted in the United States or America. The Company had previously recorded and reported the asset and liability based on estimated incremental borrowing rates of the Company. The asset and liability have been adjusted and reported in these consolidated financial statements at their historical net carrying value at the date of sale, due to the related party nature of the sale. The effect of the changes in these carrying values did not result in any change in previously reported net income or stockholders’ deficit.

The following is a summary of the leased property, included in property and equipment in the accompanying consolidated financial statements:

	December 31,
	2005	2004

Land, buildings, and improvements	$1,598,487	$1,598,487
Less accumulated amortization	206,546	98,783
	$1,391,941	$1,499,704

Amortization of assets held under capital leases is included with depreciation expense.

 9. Capitalization of Leases (continued)

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of net minimum lease payments at December 31, 2005:

Year ending December 31,
2006	$200,000
2007	200,000
2008	200,000
2009	200,000
2010	200,000
Later years	1,583,334

Future minimum lease payments	2,583,334
Less amount of net minimum lease payments
attributable to interest	1,099,964
Present value of net minimum lease payments	$1,483,370

Current portion of capitalized lease obligations	$61,369
Long-term portion of capitalized lease obligations	1,422,001
$1,483,370

September 30, 2006 (Unaudited)

The Company entered into a new lease in 2006. The lease expires in 2018 and has a monthly rental payment of $7,000. The lease is required to be classified as a capital lease under accounting principles generally accepted in the United States of America.

The following is a summary of the additional property leased in 2006, which is included in property and equipment in the accompanying consolidated financial statements as of September 30, 2006:

Land and buildings	$680,000
Less accumulated amortization	27,200
$652,800

10. Income Taxes

Income tax expense (benefit) differs from the amount which would be provided by applying the statutory federal income tax rates as follows:

	Years Ended December 31,
	2005	2004	2003
Computed at the expected statutory rate	$(581,168)	$(999,818)	$1,104,253
Permanent differences	100,535	96,120	4,757
State income tax - net of federal tax benefit	-	3,307	2,315
Change in beginning temporary differences	30,933	-	3,914
Change in valuation allowance	(21,855)	-	18,704
Long-term contract adjustments	(25,390)	-	-
Other	(28,871)	6,802	30,826

Tax expense (benefit)	$(525,816)	$(893,589)	$1,164,769

The following temporary differences gave rise to the deferred tax liability at December 31:

	December 31,
	2005	2004
Excess of tax over financial accounting depreciation	$(1,006,801)	$(921,204)
Capital lease	82,292	-
Reserve for bad debts	350,099	113,327
Section 267 disallowed loss	64,279	-
Long-term contracts less than 10% complete	(200,970)	(69,408)
Charitable contribution carryover	24,827	8,246
Realized capital losses	260,247	260,247
	(426,027)	(608,792)
Tax rate	34%	34%
Net deferred tax liability	(144,849)	(206,989)
Valuation allowance	(110,339)	(125,766)

	$(255,188)	$(332,755)
Deferred tax assets	$265,793	$106,220
Less valuation allowance	110,339	88,484
	155,454	17,736
Total deferred tax liability	410,642	350,491

Net deferred tax liability	$(255,188)	$(332,755)

10. Income Taxes (continued)

Change in the valuation allowance for the year ended December 31, 2005 was $21,855 ($32,865 for the year ended December 31, 2004). The allowance is related to capital losses incurred by the Company which can only be used to offset future capital gains.

11. Commitments

The Company leases office equipment under operating leases expiring through 2009. Rental expense was $154,996, $170,108, and $160,650 for the years ended December 31, 2005, 2004, and 2003, respectively.

Minimum rental commitments as of December 31, 2005 are as follows:

Year ending December 31,
2006	$150,018
2007	151,518
2008	121,692
2009	30,000
$453,228

12. Noncash Investing and Financing Activities

The consolidated statements of cash flows do not reflect the following noncash investing and financing activities:

-	Direct financing of $118,551 was used for the purchase of equipment and vehicles during the year ended December 31, 2005 ($136,099 in 2004).

-	Debt totaling $1,544,095 was assumed by a partnership owned by the Company’s stockholders during the year ended December 31, 2004.

-	Goodwill of $15,913 was funded by the issuance of 2.2 shares of common stock during the year ended December 31, 2004.

12. Noncash Investing and Financing Activities (continued)

-	Direct financing of $220,335 was used for the purchase of vehicles during the year ended December 31, 2003.

-	Direct financing of $624,950 was used for the addition of the new facilities during the year ended December 31, 2003.

13. Self Insurance

The Company is self-insured to certain limits under its group health and dental plans. Stop-loss coverage is provided for claims above $65,000 per employee. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported based on prior experience. The determination of such claims and expenses and the appropriateness of the related liability are continually reviewed and updated. Total claims payable and claims incurred but not reported were $126,111 and $147,840 at December 31, 2005 and 2004, respectively. These amounts are included in accrued liabilities.

14. Stock Appreciation Rights

The Company made verbal agreements with certain key employees to provide incentive compensation for enhancement of Company and stockholder value and to share in the future economic success of the Company. Under these agreements, the Company has committed to issue common stock shares to the key employees if the Company is sold, the employees are employed by the Company at time of sale, and sale price of the Company exceeds $6,000.000.

In accordance with EITF No. 96-5, Recognition of Liabilities for Contractual Termination Benefits or Changing Benefit Plan Assumptions in Anticipation of a Business Combination, compensation cost will be recognized when a business combination has not been consummated.

Common shares committed to the employees are as follows:

	December 31,
	2005	2004

Number of common stock shares	19.65	17.48
Estimated fair value	$435,785	$415,295

15. Segment Reporting

The Company’s operations are classified into three principal reportable segments that provide different products and services. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Operating Segments	Revenue	Inter-segment Revenue	Operating Income (Loss)	Depreciation/ Amortization	Total Assets	Capital Expenditures

ISI
December 31, 2005	$10,995,182	$3,312,691	$(562,750)	$561,992	$16,928,454	$130,620
December 31, 2004	$14,756,861	$7,046,554	$(4,162,230)	$237,792	$14,905,989	$202,498
December 31, 2003	$13,163,247	$5,663,144	$1,508,498	$133,787	$12,634,439	$17,917
September 30, 2006*	$14,714,767	$6,571,221	$480,406	$76,994	$24,574,949	$93,159
September 30, 2005*	$8,109,530	$2,025,675	$(89,800)	$104,757	$14,678,057	$142,195

MCS Detention
December 31, 2005	$10,891,378	$-	$1,803,595	$181,936	$1,704,762	$130,627
December 31, 2004	$11,031,267	$-	$2,284,252	$176,858	$1,836,695	$250,528
December 31, 2003	$8,021,813	$-	$1,370,311	$111,791	$1,803,344	$43,465
September 30, 2006*	$9,919,561	$-	$1,294,702	$152,585	$2,614,884	$295,932
September 30, 2005*	$7,275,493	$-	$914,198	$129,672	$2,839,082	$68,107

MCS Commercial
December 31, 2005	$17,347,927	$-	$219,813	$259,641	$3,253,702	$36,809
December 31, 2004	$14,386,858	$-	$(164,544)	$255,688	$2,895,194	$167,045
December 31, 2003	$13,540,535	$-	$423,126	$245,999	$1,435,514	$390,658
September 30, 2006*	$16,599,478	$-	$636,322	$268,169	$4,913,177	$37,425
September 30, 2005*	$13,045,057	$-	$41,564	$231,605	$2,756,029	$20,826

Eliminations
December 31, 2005	$-	$(3,312,691)	$-	$-	$-	$-
December 31, 2004	$-	$(7,046,554)	$-	$-	$-	$-
December 31, 2003	$-	$(5,663,144)	$-	$-	$-	$-
September 30, 2006*	$-	$(6,571,221)	$-	$-	$-	$-
September 30, 2005*	$-	$(2,025,675)	$-	$-	$-	$-

Total Company
December 31, 2005	$39,234,487	$-	$1,460,658	$1,003,569	$21,886,918	$298,056
December 31, 2004	$40,174,986	$-	$(2,042,522)	$670,338	$19,637,878	$620,071
December 31, 2003	$34,725,595	$-	$3,301,935	$491,577	$15,873,297	$452,040
September 30, 2006*	$41,233,806	$-	$2,411,430	$497,748	$32,103,010	$426,516
September 30, 2005*	$28,430,080	$-	$865,962	$466,034	$20,273,168	$231,128

*Unaudited

16. Subsequent Event

Subsequent to September 30, 2006, the Company entered into a stock purchase agreement with Argyle Security Acquisition Corporation to sell all of its outstanding stock.

ARGYLE SECURITY ACQUISITION CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
SEPTEMBER 30, 2006 FINANCIAL STATEMENTS:

BALANCE SHEETS	F-31

STATEMENTS OF OPERATIONS	F-32

STATEMENTS OF STOCKHOLDERS’ EQUITY	F-33

STATEMENTS OF CASH FLOWS	F-34

NOTES TO THE FINANCIAL STATEMENTS	F-35 - F-39

DECEMBER 31, 2005 FINANCIAL STATEMENTS:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-40

BALANCE SHEET	F-41

STATEMENT OF OPERATIONS	F-42

STATEMENT OF STOCKHOLDERS’ EQUITY	F-43

STATEMENT OF CASH FLOWS	F-44

NOTES TO THE FINANCIAL STATEMENTS	F-44 - F-50

Argyle Security Acquisition Corporation
(a development stage company)

Balance Sheet

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash	$920,429	$9,608
Cash and cash equivalents, held in trust	29,073,971	-
Prepaid expenses	29,333	-
Other assets, deferred offering costs	-	294,745
Total current assets	30,023,733	304,353
Deferred income taxes	34,442	-
Property and equipment, net of accumulated depreciation of $1,075	5,445	-
Total assets	$30,063,620	$304,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued expenses	$166,141	$132,096
Notes payable - stockholders	-	155,000
Deferred underwriting costs	1,422,740	-
Accrued income taxes	71,926	-
Total liabilities	1,660,807	287,096

Common stock, subject to possible redemption - 764,627 shares at $7.14 per share	5,459,435	-
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $37,484)	152,941	-
Stockholders’ Equity:
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock—$.0001 par value; 89,000,000 shares authorized; issued and outstanding: 4,781,307 at September 30, 2006 (including 764,627 shares of common stock subject to possible redemption) and 937,500 at December 31, 2005	478	94
Additional paid-in capital	22,726,636	24,906
Retained earnings/(deficit accumulated) during the development stage	63,323	(7,743)
Total stockholders’ equity	22,790,437	17,257

Total liabilities and stockholders’ equity	$30,063,620	$304,353
See notes to unaudited financial statements

Argyle Security Acquisition Corporation
(a development stage company)

Unaudited Statements of Operations

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Inception through September 30, 2005	Inception through September 30, 2006
Operating expenses	$229,829	$3,157	$809,278	$3,246	814,310
Other income and expense
Bank interest income	5,173	-	11,409	-	11,409
Interest on cash and cash equivalents held in trust	382,549	-	952,609	-	952,609
Interest expense	(18,362)	(1,292)	(46,190)	(1,292)	(48,901)
Total other income and expense	369,360	(1,292)	917,828	(1,292)	915,117

Income/(Loss) before provision for income taxes	139,531	(4,449)	108,550	(4,538)	100,807
Provision for income taxes	37,484	-	37,484	-	37,484

Net income/(loss)	102,047	(4,449)	71,066	(4,538)	63,323

Deferred interest (net of taxes), attributable to common stock subject to possible redemption	38,987	-	152,941	-	152,941

Net income/(loss) allocable to holders of non-redeemable common stock	$63,060	$(4,449)	$(81,875)	$(4,538)	$(89,618)

Net income/(loss) per share — basic and diluted	$0.02	$(0.00)	$0.02	$(0.00)	$0.02
Weighted average number of shares outstanding — basic and diluted	4,781,307	937,500	4,375,600	937,500	2,951,666
Net income/(loss) per share exclusive of shares and related interest subject to possible redemption - - basic and diluted	$0.02	$(0.00)	$(0.02)	$(0.00)	$(0.04)
Weighted average number of shares outstanding exclusive of shares subject to possible redemption — basic and diluted	4,016,680	937,500	3,692,197	937,500	2,551,303

See notes to unaudited financial statements

Argyle Security Acquisition Corporation
(a development stage company)

Unaudited Statements of Stockholders’ Equity

				Retained Earnings/
				(Deficit
			Paid-in	Accumulated)
			Capital	During the	Total
	Common Stock		in Excess	Development	Stockholders'
	Shares	Amount	of Par	Stage	Equity

Stock issuance on June 23, 2005 at $.027	937,500	$94	$24,906		$25,000
Net loss				$(7,743)	(7,743)
Balances, at December 31, 2005	937,500	$94	$24,906	$(7,743)	$17,257
Stock issuance on January 24, 2006 at $8	125,000	12	999,988	-	1,000,000
Stock issuance on January 30, 2006 at $8	3,625,000	362	28,999,638	-	29,000,000
Stock issuance on January 30, 2006 at $8	75,046	8	600,360	-	600,368
Proceeds from issuance of option to underwriters	-	-	100	-	100
Expenses of offerings	-	-	(2,417,117)	-	(2,417,117)
Less: Proceeds subject to possible redemption of 764,627 shares and associated deferred interest	-	-	(5,612,376)	-	(5,612,376)
Stock based compensation	-	-	130,632	-	130,632
Officer and director option exercise	18,761	2	505	-	507
Net income	-	-	-	71,066	71,066
Balances at September 30, 2006	4,781,307	$478	$22,726,636	$63,323	$22,790,437

See notes to unaudited financial statements

Argyle Security Acquisition Corporation
(a development stage company)

Unaudited Statement of Cash Flows

	Nine months ended September 30, 2006	Inception through September 30, 2005	Inception through September 30, 2006
Cash flows from operating activities
Net income/(loss)	$71,066	$(4,538)	$63,323
Adjustment to reconcile net loss to net cash provided by operating activities:
Stock based compensation	130,632	-	130,632
Depreciation expense	1,075	-	1,075
Increase in prepaid expenses	(29,333)	-	(29,333)
Increase in accrued expenses	162,045	2,677	166,140
Interest earned on cash and cash equivalents, held in trust	(952,609)	-	(952,609)
Accrued interest on deferred underwriting costs	45,725	-	45,725
Increase in deferred income tax asset	(34,442)	-	(34,442)
Increase in accrued income taxes	71,926	-	71,926
Interest income released from the trust	600,000	-	600,000
Net cash provided by (used in) operating activities	66,085	(1,861)	62,437

Cash flows from investing activities:
Purchases of investments held in trust	(249,269,030)	-	(249,269,030)
Maturity of investments held in trust	220,547,667	-	220,547,667
Purchase of property and equipment	(6,520)	-	(6,520)
Net cash used in investing activities	(28,727,883)	-	(28,727,883)

Cash flows from financing activities
Gross proceeds from public offering and private placement	30,600,368	-	30,600,368
Offering costs	(873,356)	(143,815)	(1,040,100)
Proceeds from issuance and exercises of options	607	-	607
Repayment of notes payable, stockholders	(155,000)	-	(155,000)
Proceeds from notes payable, stockholders	-	125,000	155,000
Proceeds from sale of common stock to founding stockholders	-	25,000	25,000
Net cash provided by financing activities	29,572,619	6,185	29,585,875

Net increase in cash	910,821	4,324	920,429
Cash, beginning of period	9,608	-	-
Cash, end of period	$920,429	$4,324	$920,429

Supplemental disclosure of cash flow information
Cash paid for interest	$3,177	$-	$3,177
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting costs	$1,377,017	$-	$1,377,017

See notes to unaudited financial statements

Argyle Security Acquisition Corporation
(a development stage company)

Notes to Unaudited Financial Statements
September 30, 2006

 Note 1 - Basis of Presentation

The financial statements of Argyle Security Acquisition Corporation (the “Company”) as of September 30, 2006, for the three and nine months ended September 30, 2006, for the three months ended September 30, 2005, for the period from June 22, 2005 (inception) to September 30, 2006 (cumulative) and for the period from inception to September 30, 2005, are unaudited. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2006. The audited balance sheet for the year ended December 31, 2005 does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission.

Note 2 - Organization, business operations and summary of significant accounting policies

The Company was incorporated in Delaware on June 22, 2005 as a blank check company formed to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, a business in the security industry.

As of September 30, 2006, the Company had not completed an acquisition and was still in the development stage. All activity through September 30, 2006 relates to the Company’s formation, its initial public offering and the initiation of its search for a target business.

The Company completed a private placement (the “Private Placement”) on January 24, 2006 and received net proceeds of approximately $900,000. Also on January 24, 2006, the registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective. The Company consummated the Public Offering on January 30, 2006 and received net proceeds of approximately $27.3 million. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a business combination with a target company. As used herein, a “target business” shall include an operating business in the security industry and a “business combination” shall mean the acquisition by the Company of a target business.

Of the proceeds from the Offerings, approximately $28.7 million was deposited into a trust account (“Trust Account”) until the earlier of (i) the consummation of the first business combination or (ii) the distribution of the Trust Account as described below. The amount in the Trust Account includes approximately $1.3 million of contingent underwriting compensation and $45,000 of contingent private placement fees which will be paid to the underwriters if a business combination is consummated, but which will be forfeited if public stockholders elect to have their shares redeemed for cash if a business combination is not consummated. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. The Company will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the aggregate shares sold in this offering and the private placement exercise their redemption rights. The officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 937,500 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company with respect to any business combination and to vote the 125,000 shares of common stock included in the units they purchased in the Private Placement and any shares they acquire in the aftermarket in favor of the business combination. After consummation of the Company’s first business combination, these voting agreements will no longer be applicable.

With respect to the first business combination which is approved and consummated, any holder of shares sold in the Public Offering, other than the Initial Stockholders and their nominees (the “Public Stockholders”) who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $7.14 per share plus interest earned thereon in the Trust Account, net of taxes payable and $600,000 of interest income which was released from the Trust Account in September, 2006 to fund our working capital. Public Stockholders holding 19.99% of the aggregate number of shares sold in this offering and the private placement may seek redemption of their shares in the event of a business combination. Accordingly, an amount classified as common stock subject to possible redemption and the associated deferred interest has been reflected in the accompanying balance sheet.

The Company’s Certificate of Incorporation provides for liquidation of the Company in the event that the Company does not consummate a business combination within 18 months from the date of consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. The Initial Stockholders have waived their right to liquidation distributions with respect to the shares of common stock owned by them prior to the Public Offering. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Income taxes

Deferred income taxes are recorded based on enacted statutory rates to reflect the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets, such as net operating loss carryforwards, which will generate future tax benefits are recognized to the extent that realization of such benefits through future taxable earnings or alternative tax strategies in the foreseeable short term future is more likely than not.

Recently issued accounting pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share based payment" ("SFAS 123(R)"). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS 123(R) on January 1, 2006.

In June, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), an interpretation of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (FAS 109).  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We are currently evaluating the impact FIN 48 will have on our financial position or results of operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Offerings

Public Offering

On January 30, 2006, the Company sold 3,700,046 units (which includes 75,046 units sold by the underwriters pursuant to a partial exercise of their over-allotment option) to the public at a price of $8.00 per unit. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“warrant”). Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing the later of the completion of a business combination with a target business or January 24, 2007 and expiring January 24, 2011. The warrants are redeemable by the Company at a price of $.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before a notice of redemption is delivered.

Private Placement

On January 24, 2006, the Company sold to certain of its officers and directors an aggregate of 125,000 units identical to the units sold in the Public Offering at a price of $8.00 per unit.

Note 4 - Notes Payable to Stockholders

In 2005, the Company issued unsecured promissory notes to the officers of the Company totaling $155,000. The Notes had an interest rate of 4% per annum and were paid in full with proceeds from the Public Offering, including aggregate interest of $3,177.

Note 5 - Stockholders' Equity

On July 13, 2005 the Company granted to its officers, directors and their respective affiliates certain options, which were exercisable only in the event the underwriters exercised the over allotment option, to purchase that number of shares enabling them to maintain their 20% ownership interest in the company (without taking into account the units they purchased in the private placement). The measurement date was deemed to be January 30, 2006, the date the over allotment was exercised because the number of options to be issued was not known until that date.

On January 30, 2006 the underwriters exercised the over allotment option in the amount of 75,046 units. On February 1, 2006 the officers and directors exercised their options and purchased 18,761 units for an aggregate cost of $507. The compensation cost resulting from these share-based payments was $130,632 at January 30, 2006 using the Black-Scholes pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The fair value of the options was estimated at the measurement date using the following assumptions:

•   Weighted average volatility factor of 0.10;
•   No expected dividend payments;
•   Weighted average risk-free interest rate of 5%;
•   A weighted average expected life of 0.13 years.

The fair value of each option was $6.99 per share. The exercise price of each option was $0.027 per share. All options vested immediately at the measurement date and no further options may be exercised. Compensation expense was recognized immediately and recorded as an operating expense.

As of September 30, 2006, no officer or director of the Company holds options to purchase the Company’s securities.

The Company’s officers and their respective affiliates purchased an aggregate of 125,000 units in the Private Placement, but have waived their right to liquidation distributions with respect to the shares of common stock included in such units. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

The Company sold to the underwriters for $100, options to purchase up to an aggregate of 187,500 units. The units issuable upon exercise of these options are identical to those sold on January 24, 2006. These options will be exercisable at $8.80 per unit commencing on the later of the consummation of a business combination or one year from January 24, 2006, and expiring January 24, 2011. The options to purchase the 187,500 units and the Securities underlying such units have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g) (1) of the NASD Conduct Rules. Additionally, these options may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following January 24, 2006. However, these options may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounted for these purchase options as a cost of raising capital and included the instrument as equity in its financial statements. Accordingly, there is no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black Scholes model, that the fair value of the purchase options on the date of sale was approximately $3.40 per unit, (a total value of approximately $637,500) using an expected life of five years, volatility of 44%, and a risk-free rate of 5%. However, because the Company’s units do not have a trading history, the volatility assumption was based on information currently available to management. The volatility estimate was derived using historical data of public companies in the proposed industry. The Company believes the volatility estimate calculated from these companies was a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and it liquidates, the options will become worthless.

The Company has engaged Rodman & Renshaw, LLC (the "Representative"), on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the Representative for bona fide services rendered a commission equal to 5% of the exercise price, if the exercise was solicited by the Representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the Representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the Representative upon the exercise of the warrants if:

•    the market price of the underlying shares of common stock is lower than the exercise price;
•    the holder of the warrants has not confirmed in writing that the representative solicited the exercise;
•    the warrants are held in a discretionary account;
•    the warrants are exercised in an unsolicited transaction; or
•    the arrangements to pay the commission is not disclosed to warrant holders at the time of exercise.

Note 6 - Common stock reserved for issuance

As of September 30, 2006, 3,825,046 shares of common stock were reserved for issuance upon exercise of redeemable warrants and 375,000 shares of common stock were reserved for issuance pursuant to the underwriters’ unit purchase option described above.

Note 7 - Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. No shares of preferred stock are currently issued or outstanding.

Note 8 - Income Taxes

The provision for income taxes for the period from January 1, 2006 through September 30, 2006 is as follows:

January 1, 2006 Through September 30, 2006
Current tax expense	$71,926
Deferred tax (benefit)	(34,442)
$37,484

The company recorded a $71,926 provision on its current taxable income and a deferred tax benefit of $34,442 in its provision for income taxes. In addition, the Company recorded deferred interest expense attributable to possible common stock redemptions net of a tax benefit of $37,484. A valuation allowance against additional net deferred tax assets in the amount of $27,261 is the result of an evaluation of the uncertainly associated with the realization of the benefit of these tax assets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Argyle Security Acquisition Corporation

We have audited the accompanying balance sheet of Argyle Security Acquisition Corporation (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from June 22, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Argyle Security Acquisition Corporation as of December 31, 2005, and the results of its operations and its cash flows for the period from June 22, 2005 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 3, 2006

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)

BALANCE SHEET

December 31,
2005
Assets
Current assets - cash	$9,608
Other assets, deferred offering costs	294,745
Total assets	$304,353

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accrued expenses	$132,096
Notes payable, stockholders	155,000
Total liabilities	287,096

Stockholders' equity
Preferred stock, $.0001 par value, authorized 1,000,000
shares; none issued	—
Common stock, $.0001 par value, authorized 89,000,000 shares;
issued and outstanding 937,500	94
Paid-in capital in excess of par	24,906
Deficit accumulated during the development stage	(7,743)
Total stockholders' equity	17,257
Total liabilities and stockholders' equity	$304,353

See accompanying notes to the financial statements.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the period From June 22, 2005 (inception) to December 31, 2005

Formation and operating costs	$7,743

Net loss	(7,743)

Weighted-average shares outstanding (basic and diluted)	937,500

Net loss per share (basic and diluted)	$(0.01)

See accompanying notes to financial statements.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS' EQUITY

For the period from June 22, 2005
(inception) to December 31, 2005

			Paid-in Capital in Excess of Par	Deficit Accumulated During the Development Stage	Total Stockholders' Equity

	Common Stock
	Shares	Amount
Stock issuance on June 23, 2005 at $.027	937,500	$94	$24,906		$25,000
Net loss				$(7,743)	(7,743)
Balances, at December 31, 2005	937,500	$94	$24,906	$(7,743)	$17,257

See accompanying notes to financial statements.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period from June 22, 2005 (inception) to December 31, 2005

Cash flows from operating activities
Net loss	$(7,743)

Adjustment to reconcile net loss to net cash
provided by operating activities:
Increase in accrued expenses	4,096
Net cash used in operating activities	(3,647)

Cash flows from financing activities
Proceeds from notes payable, stockholders	155,000
Proceeds from sale of common stock	25,000
Payments made for deferred offering costs	(166,745)

Net cash provided by financing activities	13,255

Net increase in cash	9,608
Cash, beginning of period	0
Cash, end of period	$9,608

Supplemental schedule of non-cash financing activities:
Accrual of costs of public offering	$128,000

See accompanying notes to financial statements.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization, business operations and summary of significant accounting policies

Argyle Security Acquisition Corporation (the “Company”) was incorporated in Delaware on June 22, 2005 as a blank check company to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, a business in the security industry.

At December 31, 2005, the Company had not yet commenced any operations. All activity through December 31, 2005 relates to the Company’s formation, a private placement and initial public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. The officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 937,500 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company with respect to any business combination and to vote the 125,000 shares of common stock included in the units they purchased in the Private Placement  (as defined in Note 6) and any shares they acquire in the aftermarket in favor of the business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any holder of shares sold in the Public Offering (as defined in Note 6), other than the Initial Stockholders and their nominees (the “Public Stockholders”) who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $7.14 per share plus interest earned thereon (less taxes payable and up to $600,000 of the interest earned on the trust account that may be released to the Company) in the Trust Account (as defined in Note 6). Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares sold in this offering and the private placement may seek redemption of their shares in the event of a business combination.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. The Initial Stockholders purchased an aggregate of 125,000 units in the Private Placement, but have waived their right to liquidation distributions with respect to the shares of common stock included in such units. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Income Taxes

The Company recorded a deferred income tax asset of approximately $2,600 for the tax effect of net operating loss carryforwards and temporary differences, aggregating $7,743. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2005.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Loss per common share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Shares of common stock issuable upon exercise of options are excluded from the computation since their effect, for the periods presented, are anti-dilutive.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS

Note 2 - Notes Payable to Stockholders

The Company issued unsecured promissory notes to the Officers of the Company totaling $155,000, from June 23, 2005 to November 22, 2005. The Notes had an interest rate of 4% per annum, were outstanding at December 31, 2005 and were paid in full with proceeds from the Public Offering, including interest of $3,177. The fair value of the notes payable approximates the carrying amount due to their short-term nature.

Note 3 - Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

Note 4 - Stock split

On November 23, 2005, the Company effected a three-for-ten reverse split of its shares of common stock. All references in the accompanying financial statements to the number of shares of common stock and loss per share have been retroactively restated to reflect this transaction.

Note 5 - Subsequent Events

On January 24, 2006, the Company sold 3,700,046 units to the public at a price of $8.00 per unit. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“warrant”). Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing the later of the completion of a business combination with a target business or January 24, 2007 and expiring January 24, 2011. The underwriters were granted an option to purchase an additional 543,750 units within 45 days of the effective date of the registration statement to cover any over-allotments. The underwriters exercised the option with respect to 75,046 units on January 27, 2006 and were issued such units on January 30, 2006. The warrants are redeemable at a price of $.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on January 24, 2006. The Company completed a private placement (the “Private Placement”) of an aggregate of 125,000 units, identical to the units sold in the Public Offering, on such date and received net proceeds of $892,500. The Company consummated the Public Offering on January 30, 2006 and received net proceeds of $27,320,262. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a business combination with a target company. As used herein, a “target business” shall include an operating business in the security industry and a “business combination” shall mean the acquisition by the Company of a target business.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS

Of the proceeds of the Offerings, $28,721,363 is being held in a trust account (“Trust Account”) and invested until the earlier of (i) the consummation of the first business combination or (ii) the distribution of the Trust Account as described below. The amount in the Trust Account includes $1,332,017 of contingent underwriting compensation and $45,000 of contingent private placement fees (collectively the “Discount”) which will be paid to the underwriters if a business combination is consummated, but which will be forfeited if a business combination is not consummated. The remaining proceeds not held in the trust account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The following represents the condensed balance sheet information derived from the company’s January 30, 2006 financial statements which were filed on February 7, 2006 in the Company’s Current Report on Form 8-K/A. Such balance sheet includes the effects of the consummation of the Company’s public offering and private placement.

CONDENSED BALANCE SHEET

Assets:	JANUARY 30, 2006
Cash	$777,880
Cash held in the trust account	28,721,363
Prepaid expenses	100,000
Total assets	$29,599,243

Liabilities and stockholders' equity:
Total liabilities - deferred underwriting fees	$1,377,017
Common stock subject to redemption	5,459,435
Stockholders' equity	22,762,791
Total liabilities and stockholders' equity	$29,599,243

On July 13, 2005 the Company granted to its officers, directors and their respective affiliates certain options, which are exercisable only in the event the underwriters exercise the over-allotment option, to purchase that number of shares enabling them to maintain their 20% ownership interest without regard to the units they purchased in the private placement. The measurement date was deemed to be January 30, 2006, the date the over-allotment was exercised because the number of options to be issued was not known until that date.

        On January 27, 2006 the underwriters exercised the over-allotment option in the amount of 75,046 units. On February 1, 2006 the officers and directors exercised their options and purchased 18,761 units for an aggregate cost of $507. The compensation cost resulting from these share-based payments was $130,632 at January 30, 2006 using the Black-Scholes pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The fair value of the options was estimated at the measurement date using the following assumptions:

•	Weighted average volatility factor of 0.10;

•	No expected dividend payments;

•	Weighted average risk-free interest rate of 5%;

•	A weighted average expected life of 0.13 years.

The fair value of each option is $6.99 per share. The options have no intrinsic value. The exercise price of each option is $0.027 per share. All options vest immediately at the measurement date and expire three days thereafter. Compensation expense was recognized in January 2006.

The following summarizes information about stock options outstanding at January 30, 2006:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted- average Remaining Contractual Life	Weighted-average Exercise Price	Number Exercisable	Weighted-average Exercise Price

$0.027	135,938	48 days	$0.027	18,761	$0.027

The Company’s officers and their respective affiliates purchased an aggregate of 125,000 units in the Private Placement, but have waived their right to liquidation distributions with respect to the shares of common stock included in such units. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

ARGYLE SECURITY ACQUISITION CORPORATION
(a corporation in the development stage)
NOTES TO FINANCIAL STATEMENTS

In January 2006, the Company sold to the co-managers for $100, options to purchase up to an aggregate of 187,500 units. The units issuable upon exercise of these options are identical to those sold on January 24, 2006. These options will be exercisable at $8.80 per unit commencing on the later of the consummation of a business combination or one year from January 24, 2006, and expire January 24, 2011. The options and the 187,500 units, the 187,500 shares of common stock and the 187,500 warrants underlying such units, and the 187,500 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g) (1) of the NASD Conduct Rules. Additionally, these options may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following January 24, 2006. However, these options may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounted for these purchase options in January 2006 as a cost of raising capital and included the instrument as equity in its financial statements. Accordingly, there is no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black Scholes model, that the fair value of the purchase options on the date of sale is approximately $3.40 per unit, (a total value of approximately $637,500) using an expected life of five years, volatility of 44%, and a risk-free rate of 5%. However, because the Company’s units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility estimate is derived using historical data of public companies in the proposed industry. The Company believes the volatility estimate calculated from these companies is a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and it liquidates, the options will become worthless.

The Company has engaged Rodman & Renshaw, LLC (the "Representative"), on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the Representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after January 24, 2006, if the exercise was solicited by the Representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the Representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the Representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangements to pay the commission is not disclosed to warrant holders at the time of exercise.

At January 30, 2006, 4,200,046 shares of common stock were reserved for issuance upon exercise of redeemable warrants.

  ANNEXES

Annex A

December 8, 2006

The Board of Directors for
Argyle Security Acquisition Corporation
Argyle Security Acquisition Corporation
156 West 56th Street, Suite 1605
New York, NY 10019

Ladies and Gentlemen:

The Board of Directors (the “Board” or “you”) of Argyle Security Acquisition Corporation (“Argyle”) has requested our opinion as to the fairness from a financial point of view (the “Opinion”) to Argyle of the consideration regarding the transaction proposed pursuant to the draft merger agreement, dated as of December 7, 2006 (the “Merger Agreement”), by and between Argyle and ISI Detention Contracting Group, Inc. (“ISI”) (the “Transaction”). The Merger Agreement provides for, among other things, the merger of ISI with Argyle, through ISI Security Group, Inc. (the acquisition corporation), for total Transaction consideration paid of a maximum $18.2 million in cash and 1,180,000 Argyle shares in addition to the assumption of certain indebtedness associated with the William Blair Mezzanine Capital Fund III, L.P. New Note (as defined), senior bank debt and capital leases, collectively aggregating to $12.5 million, subject to certain assumptions as stipulated in the Merger Agreement which for the purpose of this Opinion are assumed to be accurate (the “Consideration”).

Giuliani Capital Advisors LLC (“GCA”), as part of its investment banking business, is continually engaged in providing fairness opinions in connection with mergers and acquisitions, leveraged buyouts and recapitalizations, and private placement transactions. We are registered with the Securities and Exchange Commission as a Broker-Dealer and we are a member of the National Association of Securities Dealers.

In connection with our review of the proposed Transaction and the preparation of our Opinion herein, we have, among other things:

I.
Reviewed a draft of the Merger Agreement circulated on December 7, 2006 which, for the purposes of this Opinion we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

The Board of Directors for	December 8, 2006
Argyle Security Acquisition Corporation	Page 2

II.	Reviewed certain publicly available information about ISI;

III.	Reviewed information furnished to us by ISI’s management, including certain audited financial statements and unaudited financial analyses, projections, budgets, reports and other information;

IV.	Held discussions with various members of senior management of ISI concerning historical and current operations, financial condition and prospects, including recent financial performance;

V.	Reviewed the valuation of ISI based on the terms of the Merger Agreement;

VI.	Reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to ISI;

VII.	Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain material respects to the business of ISI;

VIII.	Prepared a discounted cash flow analysis of ISI on a stand-alone basis;

IX.	Assisted in negotiations and discussions related to the merger between ISI and Argyle;

X.	In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to ISI as considered appropriate in rendering this Opinion; and

XI.	These analyses were prepared primarily based on information that was obtained from publicly available sources, as well as on information that was provided by, or on behalf of, ISI.

In preparing our Opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to GCA by ISI or Argyle. We have not assumed any responsibility for independent verification of such information or any independent appraisal of ISI’s assets or liabilities (contingent or otherwise). With respect to the audited financials, unaudited financial analyses, financial forecasts, estimates, projections or other information furnished to us by ISI or Argyle, we have assumed, without any further independent investigation and analysis, that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgment of the respective management team as to the expected future financial performance of ISI and/or Argyle, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have also relied upon Argyle and ISI to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ISI. Any assumptions made in our analyses are not necessarily indicative of future results or value, which may differ significantly from those assumptions. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to ISI or the Transaction. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which ISI is being compared. Our comparisons included companies with similar products/services, similar operating or financial characteristics or servicing similar markets or markets displaying certain key similarities to ISI.

The Board of Directors for	December 8, 2006
Argyle Security Acquisition Corporation	Page 3

In arriving at our Opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a potential acquisition of ISI’s shares or its assets.

It should be noted that this Opinion is based on economic and market conditions and other circumstances existing on, and information made available prior to, or as of, the date hereof. GCA has undertaken no, and hereby disclaims any, obligation to update the Opinion after the date hereof to reflect any new developments which might affect any matters or opinions set forth herein. In addition, the Opinion is, in any event, limited to the fairness to Argyle, from a financial point of view as of the date of such Opinion, of the consideration being paid by Argyle pursuant to the Merger Agreement, and does not address ISI’s underlying business decision to effect the Transaction, the structure or tax consequences of the Merger Agreement, other terms of the Merger Agreement, or the availability or advisability of any alternatives to the Transaction.

GCA has been engaged to render this Opinion to the Board in connection with the proposed Transaction and will receive a fee following the delivery of the Opinion, regardless of its content. In addition, Argyle has agreed to indemnify us against certain liabilities arising out of our engagement. Neither GCA nor its affiliates currently hold any shares of Argyle or ISI. Further, GCA has been engaged by Argyle as its financial advisor and will receive fees for such, including a fee contingent upon the successful consummation of the Transaction.

The Opinion is directed solely to the Board for its use in deliberating about the Transaction and does not constitute a recommendation to the Board or any shareholders of Argyle regarding the proposed Transaction. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of GCA to any such party and is information to be used only by the Board. The Opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration, subject to certain assumptions as stipulated in the Merger Agreement which for the purpose of this Opinion are assumed to be accurate, is fair, from a financial point of view to Argyle.

Respectfully submitted,

GIULIANI CAPITAL ADVISORS LLC

Annex B

ARGYLE SECURITY ACQUISITION CORPORATION

2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

ARGYLE SECURITY ACQUISITION CORPORATION

2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this Argyle Security Acquisition Corporation 2007 Omnibus Securities and Incentive Plan (the “Plan”) is to benefit the shareholders of Argyle Security Acquisition Corporation, a Delaware corporation (the “Company”), by assisting the Company to attract, retain and provide incentives to key management employees and nonemployee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of the Company’s shareholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards, or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant, as provided herein.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Affiliate” shall mean any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” shall mean, individually or collectively, any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Stock Appreciation Right, Tandem Stock Appreciation Right or Unrestricted Stock Award.

“Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, each of which shall constitute a part of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement provides for a definition of “Cause” therein, “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean repeated failure to properly perform assigned duties (after written notice of at least one such failure had previously been communicated to the Holder by the Company or Affiliate), gross negligence, commission of a felony or any act materially injurious to the Company or an Affiliate involving dishonesty or breach of any duty of confidentiality or loyalty.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

“Committee” shall mean the Compensation Committee of the Board, which Committee shall administer the Plan and shall be comprised of such individuals, all as pursuant to the requirements of Article IV.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.

“Company” shall mean Argyle Security Acquisition Corporation, a Delaware corporation, and any successor thereto.

“Consultant” shall mean any non-Employee advisor to the Company or an Affiliate who has contracted directly with the Company or an Affiliate to render bona fide perform consulting or advisory services thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

“Distribution Equivalent Right” shall mean an Award granted under Article XII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Common Stock distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of shares of Common Stock during the period the Holder held the Distribution Equivalent Right.

“Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

“Effective Date” shall mean July 1, 2007.

“Employee” shall mean any person employed by the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any specified date, the mean of the reported high and low sales prices of the Common Stock on the stock exchange composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over-the-counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of the Common Stock on the most recent date on which the Common Stock was listed on a national securities exchange or quoted on NASDAQ. In the event the Common Stock is not listed on a national securities exchange or quoted on NASDAQ at the time a determination of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

“Family Member” shall mean any child, stepchild, grandchild, parent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean an Employee, Director or Consultant who has been granted an Award, or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Incentive Stock Option” shall mean an Option which is an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean an Award granted under Article VII of the Plan of an option to purchase shares of Common Stock, and includes both Incentive Stock Options and Non-Qualified Stock Options.

“Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

“Performance Share Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company performance goals and/or objectives, shares of Common Stock are paid to the Holder.

“Performance Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Share Award.

“Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

“Performance Unit Award” shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual and/or Company performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

“Performance Unit Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

“Plan” shall mean this Argyle Security Acquisition Corporation 2007 Omnibus Securities and Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

“Restricted Stock Award” shall mean an Award granted under Article VIII of the Plan of shares of Common Stock, the transferability of which by the Holder shall be subject to Transfer Restrictions.

“Restricted Stock Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

“Restriction Period” shall mean the period of time for which shares of Common Stock subject to a Restricted Stock Award shall be subject to Transfer Restrictions, as set forth in the applicable Restricted Stock Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Stock Appreciation Right” shall mean an Award granted under Article XIII of the Plan of a right, granted alone or in connection with a related Option, to receive a payment on the date of exercise.

“Stock Appreciation Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

“Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of which shall result in forfeiture of the otherwise entitlement to purchase some or all of the shares of Common Stock under the related Option.

“Ten Percent Shareholder” shall mean an Employee who, at the time an Option is granted to him or her, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

“Total and Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

“Transfer Restrictions” shall mean restrictions on the transferability of shares of Common Stock awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Award Agreement.

“Units” shall mean bookkeeping units, each of which represents such monetary amount as shall be designated by the Committee in a Performance Unit Award Agreement.

“Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of shares of Common Stock which are not subject to Transfer Restrictions.

“Unrestricted Stock Award Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the shareholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

Section 4.1 Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. Notwithstanding the foregoing, however, at any time that the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the Committee shall consist solely of two (2) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), and (ii) “non-employee directors” within the meaning of Rule 16b - 3 (“Non-Employee Directors”); provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

Section 4.2 Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to determine which individuals shall receive an Award, the time or times when such Award shall be made, what type of Award shall be granted and the number of shares of Common Stock which may be issued under such Award, as applicable; notwithstanding the foregoing, the Board shall have the authority in its sole discretion to itself make any such determination or determinations under this Section 4.2 with respect to any Award, in lieu of the Committee. In making such determinations the Committee or the Board, as applicable, may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion shall deem relevant.

Section 4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

Section 4.4 Committee Action. In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting.

ARTICLE V
STOCK SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1 Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed One Million (1,000,000) shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIII, in either or both cases granted to any one Employee during any calendar year, shall be One Hundred Fifty Thousand (150,000) shares (subject to adjustment in the same manner as provided in Article XIV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Options that are canceled or repriced.

Section 5.2 Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued and outstanding and reacquired by the Company.

ARTICLE VI
ELIGIBILITY FOR AWARDS; TERMINATION OF
EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1 Eligibility. Awards made under the Plan may be granted solely to persons who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include a Distribution Equivalent Right Award, a Non-Qualified Stock Option Award, a Performance Share Award, a Restricted Stock Award, a Stock Appreciation Right Award, a Tandem Stock Appreciation Right Award, an Unrestricted Stock Award, any combination thereof or, solely for Employees, an Incentive Stock Option Award.

Section 6.2 Termination of Employment or Director Status. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4 or Section 6.5, the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, retirement upon or after attaining age sixty-five (65) with at least five (5) full years of service for the Company and/or an Affiliate, Total and Permanent Disability or death:

(a) The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options shall terminate:

(1) If such termination is for a reason other than the Holder’s retirement upon or after attaining age sixty-five (65) with at least five (5) full years of service for the Company and/or an Affiliate, Total and Permanent Disability or death, not more than ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2) If such termination is on account of the Holder’s retirement upon or after attaining age sixty-five (65) with at least five (5) full years of service for the Company and/or an Affiliate or on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Stock Options.

(b) The Holder’s rights, if any, to exercise any then exercisable Incentive Stock Option shall terminate:

(1) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, not more than ninety (90) days after the date of such termination of employment;

(2) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

(3) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Incentive Stock Options.

(c) If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to full vesting of any Award which is not an Option, or the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to any Award which is not an Option, in either case the then nonvested portion of such Award, if any, shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any then nonvested rights or interests in and with respect to any such Award. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of employment or Director status, that all or a portion of any such Holder’s Award shall not be so canceled and forfeited.

Section 6.3 Termination of Consultant Status. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4 or Section 6.5, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

(a) The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options shall terminate:

(1) If such termination is for a reason other than the Holder’s death, not more than ninety (90) days after the date of such termination; or

(2) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

(b) If the status of a Holder as a Consultant terminates for any reason prior to full vesting of any Award which is not an Option, or the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to any Award which is not an Option, in either case the then nonvested portion of such Award, if any, shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any then nonvested rights or interests in and with respect to any such Award. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Award shall not be so canceled and forfeited.

Section 6.4 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award shall then be treated pursuant to the provisions of Section 6.3 and, to the extent applicable, Section 6.5. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall then be treated pursuant to the provisions of Section 6.2 and, to the extent applicable, Section 6.5.

Section 6.5 Termination for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately upon such termination and shall be immediately forfeited thereby.

Section 6.6 Special Committee Discretion. Notwithstanding anything to the contrary contained in this Article VI, the Committee shall have the authority and discretion to provide in any Award Agreement for post-termination of employment, Director status or Consultant status, as applicable, continuing vesting (including continuing opportunity for the satisfaction of applicable performance goals) and/or extension of any exercise period.

ARTICLE VII
OPTIONS

Section 7.1 Option Period. The term of each Option shall be as specified in the Option Agreement.

Section 7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

Section 7.3 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), such Incentive Stock Options shall be treated as Non-Qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Option is granted, such Employee is a Ten Percent Shareholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option on the date of grant, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

Section 7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, 6.4 and 6.5, as applicable, specify the effect of termination of employment, Director status or Consultant status on the exercisability of the Option. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Options, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment upon a “change of control” of the Company resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

Section 7.5 Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XIV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option and for those shares of Common Stock acquired pursuant to the exercise of a Non-Qualified Stock Option.

Section 7.6 Shareholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a shareholder of the Company solely with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

Section 7.7 Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock of the employing entity with the result that such employing entity becomes an Affiliate.

ARTICLE VIII
RESTRICTED STOCK AWARDS

Section 8.1 Restriction Period to be Established by Committee. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

Section 8.2 Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. If provided for under the Restricted Stock Award Agreement, the Holder shall have the right to vote Common Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period, (iv) the Holder shall be entitled to receive dividends on the Common Stock during the Restriction Period and (v) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status, prior to expiration of the applicable Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3, 6.4 and 6.5, as applicable, be set forth in a Restricted Stock Award Agreement made in conjunction with the Restricted Stock Award. Such Restricted Stock Award Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Restricted Stock Awards, including but not limited to accelerated vesting upon the occurrence of a “change of control” of the Company, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a “change of control” of the Company resulting from the operation of the Plan or of such Restricted Stock Award Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

Section 8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Section 8.4 Restricted Stock Award Agreements. At the time any Restricted Stock Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE IX
UNRESTRICTED STOCK AWARDS

Pursuant to the terms of the applicable Unrestricted Stock Award Agreement, a Holder may be awarded (or sold) shares of Common Stock which are not subject to Transfer Restrictions, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

ARTICLE X
PERFORMANCE UNIT AWARDS

Section 10.1 Terms and Conditions. The Committee shall set forth in the applicable Performance Unit Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit.

Section 10.2 Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment, except as otherwise provided in Section 10.3, equal to the dollar value assigned to such Unit under the applicable Performance Unit Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Award Agreement) the performance goals and objectives set forth in such Performance Unit Award Agreement.

Section 10.3 Special Committee Discretion. Notwithstanding anything to the contrary contained in this Article X, the Committee shall have the authority and discretion to provide in the applicable Performance Unit Award Agreement for the payment under a Performance Unit Award in the form of shares of Common Stock, cash or any combination thereof.

ARTICLE XI
PERFORMANCE SHARE AWARDS

Section 11.1 Terms and Conditions. The Committee shall set forth in the applicable Performance Share Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of shares of Common Stock, except as otherwise provided in Section 11.3, pursuant to such Holder’s Performance Share Award and the number of shares of Common Stock subject to such Performance Share Award.

Section 11.2 Shareholder Rights and Privileges. The Holder of a Performance Share Award shall have no rights as a shareholder of the Company until such time, if any, as the Holder actually receives shares of Common Stock pursuant to the Performance Share Award.

Section 11.3 Special Committee Discretion. Notwithstanding anything to the contrary contained in this Article XI, the Committee shall have the authority and discretion to provide in the applicable Performance Share Award Agreement for the payment under a Performance Share Award in the form of cash, shares of Common Stock or any combination thereof.

ARTICLE XII
DISTRIBUTION EQUIVALENT RIGHTS

Section 12.1 Terms and Conditions. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional shares of Common Stock or is to be entitled to choose among such alternatives. Distribution Equivalent Rights Awards may be settled in cash or in shares of Common Stock, as set forth in the Applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded as a component of another Award, where, if so awarded, such Distribution Equivalent Rights Award shall expire or be forfeited by the Holder under the same conditions as under such other Award.

Section 12.2 Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date, at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement or on the amount of cash payable thereunder.

ARTICLE XIII
STOCK APPRECIATION RIGHTS

Section 13.1 Terms and Conditions. The Committee shall set forth in the applicable Stock Appreciation Right Award Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which for purposes of a Stock Appreciation Right which is not a Tandem Stock Appreciation Right, shall be equal to the Fair Market Value of a share of the Common Stock on the date of grant of the Stock Appreciation Right, (ii) the number of shares of Common Stock subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of shares of Common Stock having an equivalent Fair Market Value, or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a) The excess of (i) the Fair Market Value of a share of the Common Stock on the date of exercise, over (ii) the Base Value, multiplied by;

(b) The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Section 13.2 Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the following special rules shall apply:

(a) The Base Value shall be equal to the exercise price of the related Option;

(b) The Tandem Stock Appreciation Right may be exercised for all or part of the shares of Common Stock which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a share of Common Stock is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be cancelled);

(c) The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d) The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the exercise price under the related Option and the Fair Market Value of the shares of Common Stock subject to the related Option at the time the Tandem Stock Appreciation Right is exercised; and

(e) The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the shares of Common Stock subject to the related Option exceeds the exercise price under the related Option.

ARTICLE XIV
RECAPITALIZATION OR REORGANIZATION

Section 14.1 Adjustments to Common Stock. The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Notwithstanding the foregoing, any such adjustment made with respect to an Award which is an Incentive Stock Option shall comply with the requirements of Section 424(a) of the Code, and in no event shall any such adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code.

Section 14.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

Section 14.3 Other Events. In the event of changes to the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XIV, all outstanding Awards and Award Agreements evidencing such Awards shall be adjusted by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards. In the event of any such change to the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee, the determination of which shall be conclusive.

Section 14.4 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 14.5 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XV
AMENDMENT AND TERMINATION OF PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially and adversely impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code).

ARTICLE XVI
MISCELLANEOUS

Section 16.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 16.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with the right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with the right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with the right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 16.3 Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and under such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel of the Company, if there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of shares of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

Section 16.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 16.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Stock Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 16.3 hereof.

Section 16.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 16.7 Rule 16b-3. It is intended that, at any time when the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 16.8 Section 162(m). It is intended that, at any time when the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code to permit Awards which are made hereunder to Holders who are “covered employees” (as defined in Section 162(m) of the Code) to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. The performance criteria to be utilized under the Plan for such purposes shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow, customer satisfaction, revenues, financial return ratios (such as return on equity and/or return on assets), market performance, shareholder return and/or value, operating profits, EBITDA, net profits, profit returns and margins, stock price, credit quality, sales growth, market share, comparisons to peer companies (on a company-wide or divisional basis), working capital and/or individual or aggregate employee performance. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided, however, that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

Section 16.9 Other Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received.

Section 16.10 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the applicable Award Agreement. Neither the Company nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 16.11 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware.

Section 16.12 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 16.13 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 16.14 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex C

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ARGYLE SECURITY, INC.

FIRST: The name of the corporation is Argyle Security, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 South DuPont Highway, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 90,000,000, of which 89,000,000 shares shall be Common Stock of the par value of $.0001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

(A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Hope Wankel	Loeb & Loeb LLP 345 Park Avenue, 19th Floor New York, New York 10154

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

(B) The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

(C) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(D) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:

(A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(B) The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Annex D

MERGER AGREEMENT

MERGER AGREEMENT, dated December 8, 2006 (this “Agreement”), by and among Argyle Security Acquisition Corp., a Delaware corporation (“Parent”), ISI Security Group, Inc., a Delaware corporation (“Acquisition Corp.”), ISI Detention Contracting Group, Inc., a Delaware corporation, d/b/a “ISI Security Group” (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company is in the business of providing security solutions for detention facilities and for commercial, industrial and governmental customers (the “Business”);

WHEREAS, William Blair Mezzanine Capital Fund III, L.P. (“Blair”) is converting $10,000,000 in aggregate principal amount of its outstanding $15,951,609 promissory note (the “Note”) into shares of the Company’s Class A preferred stock, par value $.0001 per share (the “Company Preferred Stock”) pursuant to a Note Conversion Agreement, the form of which is attached hereto as Exhibit A (the “Note Conversion Agreement”), with the balance of the Note being represented by a new $5,951,609 promissory note (the “New Note”) and note purchase agreement, the terms of which shall be agreed upon by Blair, Parent, Acquisition Corp. and the Company, prior to the Closing;

WHEREAS, Parent owns all of the issued and outstanding shares of equity securities of Acquisition Corp.;

WHEREAS, Parent and Acquisition Corp. desire that Acquisition Corp. merge with and into the Company and, to realize the benefits thereof, the Company also desires that Acquisition Corp. merge with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware, and that the Company Preferred Stock and the outstanding shares of common stock, par value $.0001 per share, of the Company (“Company Common Stock”), and any securities of the Company convertible into Company Common Stock or Company Preferred Stock, excluding any such shares held in the treasury of the Company, be converted upon such merger (the “Merger”) into the right to receive the Merger Consideration as is provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. The following terms, as used herein, have the following meanings:

“2005 Financial Statements” are the Company’s Balance Sheet, Statement of Cash Flows and Statement of Operations prepared as of and for the year ended December 31, 2005 in accordance with GAAP.

“2006 EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization as calculated from the 2006 Financial Statements.

“2006 Financial Statements” are the Company’s Balance Sheet, Statement of Cash Flows and Statement of Operations prepared as of and for the year ended December 31, 2006 in accordance with GAAP.

“2/28 Backlog” means the backlog of contracts and other work of the Company and all Subsidiaries, as calculated consistent with the past practices of the Company and the Subsidiaries, pursuant to the Work in Process Report of Company for the period ending February 28, 2007.

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Acquisition Corp.” has the meaning set forth in the Preamble.

“Act” has the meaning set forth in Section 8.5.

“Action” means any action, suit, investigation, hearing or proceeding, including any audit for taxes or otherwise.

“Additional Agreements” means each of the Lock-up Agreements, the Life Insurance Agreements, the Amended and Restated Lease Agreements, and the StarCo Termination Agreement.

“Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, for the year ending December 31, 2006, as calculated in the 2006 Financial Statements, plus normalization adjustments of $900,000 and such additional normalization adjustments as may be agreed upon by the parties.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Lease Agreement” means the lease agreements between the Surviving Corporation and the owner of the SA Offices (Green Wing Management, Ltd.),

which will be negotiated and entered into immediately prior to the Effective Time. The terms of the Amended and Restated Lease Agreements will include:

•	a term of twelve years beginning on the Effective Date

•
a recalculation of the rental rate every three years. At the end of each three-year term, there will be an independent appraisal which will be used as the basis for determining the lease payments during the next three-year term, to be calculated as follows: (a) if the new appraisal is more than the current appraisal, the lease will be at a discount of 10% to the market rate (b) if the new appraisal is less than the last appraisal by less than 10%, the lease will be at the same rate as is applicable on the previous three year agreement or (c) if the new appraisal is lower than the applicable appraisal by more than 10%, the lease will be at the market rate. In other words, if the new appraisal is lower than the immediately prior appraisal, the new lease will be the lower of the current lease or market rate. For example, assuming current market appraisal at $100 ( i.e. lease is $90 (at a 10% discount including the 10% discount)):

o	if the new appraisal were $115, the new lease rate would be 90% of $115 i.e. $103.5

o	if the new appraisal were $105, the new lease rate would be 90% of $105 i.e. $94.50

o	if the new appraisal were $95, the lease rate would remain at $90 because 90% of $95 ($85.5) is less than the current lease

o	if the new appraisal is $85, then the new lease rate would be $85 because the market rate is less than the current lease

•	Prior to the Effective Date, the lease will be adjusted by an independent appraiser to 10% below market value or the current lease rate, whichever is greater.

•
The Parent will have the right, at the Parent’s sole discretion, to purchase from the leasehold owner(s) the underlying real properties at market rates (to be agreed by an independent evaluation at that time); provided that such market rates cannot be below the value determined in the last appraisal prior to the Effective Date. The Parent shall also have a right of first refusal to purchase the real property, should such property ever be offered for sale.

“Arbitrator” has the meaning set forth in Section 12.1(b).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state or local.

“Benefits Arrangement” has the meaning set forth in Section 3.25.

“Blair” has the meaning set forth in the Recitals.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, business, or transactions are otherwise reflected.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Texas are not open for business.

“Carr Note” means the promissory note owed by the Company and payable to Don Carr, dated November 1, 2005, in the original principal amount of $32,469.00.

“Cash Consideration” has the meaning set forth in Section 2.6(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Charter Documents” has the meaning set forth in Section 3.3.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble. Unless the context otherwise requires, when used in this Agreement, the term “Company” means the Company and all of its Subsidiaries.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Consent” has the meaning set forth in Section 3.9.

 “Company Indemnitees” has the meaning set forth in Section 11.3.

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Plan” has the meaning set forth in Section 3.25.

“Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock and the Company Warrant.

“Company Warrant” means the Common Stock Purchase Warrant to purchase 52.4532 shares of Company Common Stock issued to William Blair Mezzanine Capital Fund III, L.P. by the Company dated October 22, 2004.

“Completed Contracts” has the meaning set forth in the definition of StarCo Termination Agreement.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” has the meaning set forth in Section 3.19.

“Contracts in Progress” has the meaning set forth in the definition of StarCo Termination Agreement.

“Current Company Plans” has the meaning set forth in Section 3.25.

“Customer” has the meaning set forth in Section 7.2(b) “December Balance Sheet” has the meaning set forth in Section 3.10(a).

“Effective Time” has the meaning set forth in Section 2.4.

“Effectiveness Period” has the meaning set forth in Section 8.5.

“Employment Agreements” mean the agreements to be negotiated by the Surviving Corporation and the Parent and each of the persons listed on Schedule 8.7. These Employment Agreements of Sam Youngblood, Don Carr and Tim Moxon will provide for a term of not less than two years and the Employment Agreement of Mark McDonald will be for a term of not less than five years. The Employment Agreements of Sam Youngblood and Don Carr will require the Surviving Corporation and Parent to agree, as a part of the consideration to Sam Youngblood and Don Carr, that each of them shall serve as a full voting member of the Board of Directors of Surviving Corporation, so long as they are employees of Surviving Corporation.

“Enhanced Cash Consideration” has the meaning set forth in Section 2.6(b) “ERISA” means the Employment Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.25.

“ERISA Affiliate Plan” has the meaning set forth in Section 3.25.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Filings” means filings under the Exchange Act made by the Parent prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.10(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied and interpreted, and shall not mean SEC GAAP.

“Indebtedness” includes with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person.

“Indemnification Notice” has the meaning set forth in Section 11.5(a).

“Indemnified Parties” has the meaning set forth in Section 11.5.

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Individual Indemnitees” has the meaning set forth in Section 11.4.

“Insurance Agreements” means the agreements to be negotiated and entered into immediately prior to the Effective Time by Parent and each of Sam Youngblood and Don Carr relating to the respective obligation of Sam Youngblood and Don Carr to maintain their existing key man life insurance policies in a form to be agreed upon prior to Closing. It is understood that the key man life insurance policies will be maintained with benefits not less than those in place as of the date of this Agreement until such time as the Lock-Up Agreements terminate. It is understood that the Surviving Corporation will pay the premiums for Don Carr’s policy.

“Intellectual Property” means any and all of the following: (A) U.S., international and foreign patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) the additional names listed on Schedule 3.7 and all derivations thereof; (F) u.r.l.s, Internet domain names and

Websites; and (G) any other type of Intellectual Property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company or any Subsidiary or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Law” means any domestic or foreign Federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law.

“Leases” has the meaning set forth in Section 3.14.

“Licensed Intellectual Property” has the meaning set forth in section 3.16(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

“Lock-Up Agreements” means each of the Lock-Up Agreements between (A) Parent and each of the Company’s stockholders (other than Blair) in the form attached hereto as Exhibit B1 and (B) Parent and Blair in the form attached hereto as Exhibit B2.

“Loss(es)” has the meaning set forth in Section 11.1.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter outside the ordinary course of business individually or in the aggregate involving a loss or payment in excess of $100,000 shall constitute a Material Adverse Change, per se.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter outside the ordinary course of business individually or in the aggregate involving a loss or payment in excess of $100,000 shall constitute a Material Adverse Effect, per se.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Money Laundering Laws” has the meaning set forth in Section 3.33.

“Multiemployer Plans” has the meaning set forth in Section 3.25.

“New Note” has the meaning set forth in the Recitals.

“Note” has the meaning set forth in the Recitals.

“Note Conversion Agreement” has the meaning set forth in the Recitals.

“Offices” has the meaning set forth in Section 3.1.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” has the meaning set forth in Section 13.1.

“Owned Intellectual Property” has the meaning set forth in Section 3.16(a).

“Parent” has the meaning set forth in the Preamble.

“Parent’s Accountants” has the meaning set forth in Section 2.7.

“Parent Charter Documents” has the meaning set forth in Section 5.9.

“Parent Common Stock” means the Common Stock, $.0001 par value per share, of Parent.

“Parent Financial Statements” has the meaning set forth in Section 5.11(a).

“PBGC” has the meaning set forth in Section 3.25.

“Permits” has the meaning set forth in Section 3.20.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, the Company or an agency or instrumentality thereof.

“Plan” has the meaning set forth in Section 3.25.

“Proceeding” has the meaning set forth in Section 3.27(b).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Rebate Obligations” has the meaning set forth in Section 3.29(c).

“Reg D” has the meaning set forth in Section 4.5(a).

“Registrable Securities” has the meaning set forth in Section 8.5.

“Restriction Period” has the meaning set forth in Section 7.2(a).

“Restrictive Covenants” has the meaning set forth in Section 7.4.

“SA Offices” means those offices and facilities of the Company included within the term “Offices” as defined in Section 3.1, that are located, or will be located in San Antonio, Texas and are leased by the Company or the Subsidiaries from Green Wing Management, Ltd.

“SEC” means the Securities and Exchange Commission.

“September Balance Sheet” has the meaning set forth in Section 3.10(a).

“Standard Stock Consideration” has the meaning set forth in Section 2.6(a)(i).

“StarCo” has the meaning set forth in Section 9.2(j).

“StarCo Termination Agreement” means the agreement to be negotiated and entered into immediately prior to the Effective Time by the Company and StarCo terminating StarCo’s relationship with the Company in a form to be agreed upon by the Company and Blair prior to Closing. Pursuant to the StarCo Termination Agreement, (i) the Company will agree to pay the account payable balance owed StarCo on the Closing Date (in an amount no greater than $2 million), (ii) for claims alleged against the Surviving Corporation or StarCo arising from bonded contracts where the contract has been paid in full as of the Closing Date (“Completed Contracts”), the Company will agree to defend all of such claims, pay any proven claims, and perform any required work to satisfy any proven claims, (iii) the Surviving Corporation will have the right of reimbursement for all costs and damages incurred in settling, resolving, or paying any claims that exceed $250,000 per incident from StarCo and its Affiliates, (iv) StarCo will agree to remain in existence until the end of the contractual warranty period for any Completed Contract, (v) for any claim against the Surviving Corporation or StarCo on any contract of the Company that has not been paid in full as of the Closing Date (“Contracts in Progress”), the Surviving Corporation will agree to be wholly responsible for the defense, resolution and payment of such claims, and agree to indemnify and defend StarCo from such claims, (vi) the Company will agree to indemnify Sam Youngblood and Don Carr from their personal guarantees (and those of their spouses) of any bonding obligation on any Contract in Progress, and (vii) the Parent and Acquisition Corp. will agree to provide their own line of bonding capacity for the Surviving Corporation after the Closing Date, without the guarantees of Sam Youngblood or Don Carr.

“Software” has the meaning set forth in Section 3.16(b).

“Stock Consideration” has the meaning set forth in Section 2.6(a).

“Stockholder’s Securities” means, with respect to a stockholder of the Company, the Company Common Stock and/or the Company Preferred Stock owned by any such stockholder of the Company, including those set forth on Schedule I hereto.

“Subsidiary” or “Subsidiaries” means one of the Company’s subsidiaries or all of the Company’s subsidiaries, as applicable.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tangible Assets” means all tangible personal property and interests therein, including inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, and other tangible property (collectively, the “Tangible Assets”).

“Tax” has the meaning set forth in Section 3.27(c).

“Tax Liability” has the meaning set forth in Section 3.27(b).

“Tax Return” has the meaning set forth in Section 3.27(c).

“Third Party Accountant” has the meaning set forth in Section 2.7(b).

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“UCC” shall mean the Uniform Commercial Code of the State of Texas, or any corresponding or succeeding provisions of Laws of the State of Texas, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Website(s)” shall mean all of the internet domain names for the Company set forth on Schedule 3.16(a).

“Youngblood Note” means the promissory note owed by the Company and payable to Sam Youngblood, dated November 1, 2005, in the original principal amount of $65,922.00.

ARTICLE II
PURCHASE AND SALE
2.1.  The Merger.

(a) At the Effective Time, (i) the separate existence of Acquisition Corp.
will cease and Acquisition Corp. will be merged with and into the Company (Acquisition Corp. and the Company are sometimes referred to herein as the “Constituent Corporations”; with respect to periods after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation”); (ii) the Certificate of Incorporation of Acquisition Corp. in

effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(b) At and after the Effective Time, title to all property owned by each of the Constituent Corporations shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically assume all of the liabilities of each Constituent Corporation.

(c) Immediately after the Effective Time, Parent shall elect no more than five persons to the Board of Directors of the Surviving Corporation (which persons will constitute the entire Board of Directors of the Surviving Corporation). Neither Parent nor the Surviving Corporation is under any obligation to maintain any person in any such position, except that Sam Youngblood and Don Carr shall be elected to the Board of Directors of the Surviving Corporation.

(d) Immediately after the Effective Time, Parent shall cause the Board of Directors of the Surviving Corporation to name the following persons as officers of the Surviving Corporation in the positions indicated, provided however, neither Parent nor the Surviving Corporation is under any obligation to maintain any person in any such position, except as may be required in the Employment Agreements of Sam Youngblood and Don Carr.

(i)	Sam Youngblood - Chief Executive Officer and Secretary

(ii)	Don Carr - President

(iii)	such other persons as the Board of Directors of the Surviving Corporation shall designate.

2.2.  (This section intentionally left blank)

2.3.  Certificate of Merger. As soon as practicable following fulfillment or waiver of the conditions specified in Article IX hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article XIII hereof, the Company and Acquisition Corp. will cause the Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided in the Delaware General Corporation Law.

2.4. Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. on the day of the filing of the Certificate of Merger with the Delaware Secretary of State or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the “Effective Time”.

2.5. Effect on Capital Stock; Exchange Procedures.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Securities or the holders of capital stock of Acquisition Corp.:

(i) Each issued share of the Company Common Stock and Company Preferred Stock outstanding prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration as defined in Section 2.6. The Company Warrant shall be converted into the right to receive a portion of the Merger Consideration as defined in Section 2.6. All of the Company Securities outstanding prior to the Effective Time shall be cancelled, and each holder of a certificate or agreement representing any of the Company Securities shall thereafter cease to have any rights with respect to the Company Securities except the right to receive the Merger Consideration pursuant to the terms hereof. Any shares of the Company Securities held as treasury shares by the Company shall be canceled and not be converted into the right to receive any consideration.

(ii) Each issued and outstanding share of the capital stock of Acquisition Corp. shall automatically, and without any action on the part of the holder thereof, become a share of Company Common Stock.

(b) As soon as practicable after the Effective Time, each holder of Company Securities prior to the Effective Time will surrender the certificates or agreements representing the Company Securities to the Parent. Upon the surrender of all the Company Securities owned by a stockholder or the holder of the Company Warrant of the Company, such Person shall promptly receive from Parent the portion of the Merger Consideration which such Person is entitled to receive pursuant to Sections 2.6.

(c) If the Merger Consideration (or any portion thereof) to be paid to any stockholder of the Company or the holder of the Company Warrant is to be delivered to any person other than the person in whose name the Company Securities are registered, it shall be a condition to such exchange that the Company Securities so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such exchange shall (i) establish to the satisfaction of the Parent the propriety of such transfer and (ii) (x) pay any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Company Securities surrendered, or (y) establish to the satisfaction of the Parent that such tax has been paid or is not applicable.

(d) If any certificate representing Company Securities outstanding prior to the Effective Time has been lost, stolen or destroyed, Parent shall issue the applicable Merger Consideration deliverable in respect thereof upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such certificate.

(e) From and after the Effective Time, no transfer of any securities of Acquisition Corp. outstanding prior to the Effective Time shall be made on the stock transfer books of Acquisition Corp.

2.6. Merger Consideration. The aggregate consideration that the Company’s stockholders and the holder of the Company Warrant will be entitled to receive by virtue of the Merger shall be the sum of the cash and Parent Common Stock set forth below (as applicable, the “Merger Consideration”).

(a) If, at the time of the Closing, (i) the 2/28 Backlog is less than $80,000,000, or (ii) the 2/28 Backlog is greater than $80,000,000 but the Adjusted EBITDA of the Company is less than $4,500,000, then, subject to the right of the Parent to terminate the Merger Agreement pursuant to Article 13, the Merger Consideration shall consist of:

(i) $16,300,000 in cash (the “Standard Cash Consideration”); and

(ii) 1,180,000 shares of Parent Common Stock (the “Stock Consideration”).

(b) If at the time of the Closing the Adjusted EBITDA of the Company is $4,500,000 or greater, and the amount of the 2/28 Backlog is $80,000,000 or greater, then the Merger Consideration shall consist of:

(i)	$18,200,000 in cash (the “Enhanced Cash Consideration”); and

(ii)	the Stock Consideration

(c) The terms Standard Cash Consideration and Enhanced Cash Consideration are collectively referred to herein as “Cash Consideration”.

2.7. Procedure to Establish Adjusted EBITDA.

(a) By February 15, 2007, the Company will provide the Parent with the 2006 Financial Statements and a calculation (with reasonably sufficient detail to allow the Parent to analyze the calculation) of the Company’s Adjusted EBITDA for the calendar year ended December 31, 2006.

(b) If Parent seeks to propose any change or modification in the Company’s calculation of Adjusted EBITDA and/or the 2006 Financial Statements, Parent must do so in a writing delivered to Company, setting forth in reasonable detail (i) the changes or modifications proposed, (ii) the rationale and evidence justifying the proposed change or modifications, and (iii) if applicable, the provisions of U.S. GAAP (not SEC. GAAP) that clearly and specifically require the proposed change or modifications, within 10 days of receiving such calculation of Adjusted EBITDA and the 2006 Financial Statements. If Company, within 10 days of receiving the proposed changes or modifications of Parent, does not notify Parent in writing that Company has agreed to the changes or modifications in the Company’s calculation of Adjusted EBITDA and/or the 2006 Financial Statements proposed by Parent, then, if within 10 days thereafter, the independent accountants regularly employed by the Parent (the “Parent’s Accountants”) and the independent accountants for the Company (the “Company’s Accountants”) are unable to agree upon the Adjusted EBITDA calculations or the 2006 Financial Statements, the Parent’s Accountants and the Company’s Accountants shall provide their calculations of Adjusted EBITDA and the 2006 Financial Statements to a third-party independent accountant (the “Third Party Accountant”) familiar with businesses similar to the Business and mutually agreed upon by the Parent’s Accountants and the Company’s Accountants, who shall make a determination as to the Company’s Adjusted EBITDA as of the Closing Date. If the Parent’s Accountants and the Company’s Accountants cannot agree upon the Third Party Accountant, then the Third Party Accountant will be Pricewaterhouse Coopers.

(c) The calculation of Adjusted EBITDA as of the Closing Date submitted to Parent by Company, shall be deemed to be irrevocably incontestable and binding upon Parent and Acquisition Corp. unless, as to the issues raised by Parent and submitted for resolution, the Third Party Accountant shall, prior to determination of any other substantive issue, make a finding that, based on standards generally acceptable in the accounting industry, there was no reasonable basis pursuant to U.S. GAAP (not S.E.C. GAAP) for the calculation of Adjusted EBITDA or the 2006 Financial Statements by Company’s Accountant. If the Third Party Accountant does not make such a finding as required herein, the fees of the Third Party Accountant shall be the sole responsibility of Parent. If the Third Party Accountant makes such a finding, the expenses for the Third Party Accountant shall be paid for by the party whose calculation of Adjusted EBITDA was most different from the calculation of such Third Party Accountant, as determined by such Third Party Accountant as reasonable.

2.8. Procedure to Establish 2/28 Backlog

(a) By March 21, 2007, the Company will provide the Parent with a calculation of the Company’s 2/28 Backlog. If Parent seeks to propose any change or modification in the Company’s calculation of 2/28 Backlog, Parent must do so in a writing delivered to Company, setting forth in reasonable detail (i) the changes or modifications proposed, and (ii) the rationale and evidence justifying the Parent’s assertion that the Company’s calculation of 2/28 Backlog does not comply with the Company’s past practices. If Company, within 10 days of receiving the proposed changes or modifications of Parent, does not notify Parent in writing that Company has agreed to the changes or modifications in the Company’s calculation of 2/28 Backlog, the Parent and the Company shall negotiate in good faith the amount of the 2/28 Backlog.

2.9. Payment of the Merger Consideration.

(a) If at the time of the Closing, (i) the 2/28 Backlog is less than $80,000,000, or (ii) the 2/28 Backlog is greater than $80,000,000 but the Adjusted EBITDA of the Company is less than $4,500,000, then, subject to the right of the Parent to terminate the Merger Agreement pursuant to Article 13, the Merger Consideration shall be payable by Acquisition Corp. and Parent as follows, in the following priorities:

(i) First, Blair, as the holder of all of the Company Preferred Stock, will be entitled to receive a portion of the Cash Consideration in an aggregate amount equal to $10,000,000.00.

(ii) Second, but only if the Youngblood Note and the Carr Note are still outstanding as of the Closing Date, the holders of the Youngblood Note and the Carr Note, constituting long term debt of the Company, will be paid in full their respective principal balances due, in an aggregate amount equal to $98,391.00.

(iii) Third, the holders of Company Common Stock will be entitled to receive (i) $5,307,189 (or $5,405,580 if the Youngblood Note and the Carr Note are not still outstanding as of immediately prior to the Closing Date), to be distributed according to Schedule 2.9 attached hereto and (ii) 739,712 shares of Parent Common Stock , to be distributed according to Schedule 2.9 attached hereto.

(iv) Fourth, the holder of the Company Warrant will be entitled to receive (i) 440,288 shares of Parent Common Stock and (ii) $894,420

(b) If at the time of the Closing the Adjusted EBITDA of the Company is $4,500,000.00 or greater, and the amount of the 2/28 Backlog is $80,000,000.00 or more, then the Enhanced Cash Consideration shall be distributed as follows, in the following priorities:

(i) First, Blair, as the holder of all of the Company Preferred Stock, will be entitled to receive a portion of the Cash Consideration in an aggregate amount equal to $10,000,000.

(ii) Second, but only if the Youngblood Note and the Carr Note are still outstanding as of the Closing Date, the holders of the Youngblood Note and the Carr Note, constituting long term debt of the Company, will be paid in full their respective principal balances due, in an aggregate amount equal to $98,391.00.

(iii) Third, the holders of Company Common Stock will be entitled to receive (i) $6,655,529 (or $6,753,920 if the Youngblood Note and the Carr Note are not still outstanding as of immediately prior to the Closing Date), to be distributed according to Schedule 2.9 attached hereto and (ii) 739,712 shares of Parent Common Stock , to be distributed according to Schedule 2.9 attached hereto.

(iv) Fourth, the holder of the Company Warrant will be entitled to receive (i) 440,288 shares of Parent Common Stock and (ii) $1,446,080.

2.10. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing (the “Closing”) of the Merger hereunder shall take place at the offices of Hughes & Luce LLP in Austin, Texas, or at such other date, time or place as Parent,

Acquisition Corp. and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). In addition to those obligations set forth in Article IX, at the Closing:

(a) Parent shall deliver the Merger Consideration in accordance with Section 2.6; and

(b) Each of the stockholders of the Company and the holder of the Company Warrant will deliver to Parent certificates representing the stockholder’s Company Securities or the Company Warrant, as applicable, duly endorsed, together with any other documents that are necessary to transfer to Parent good title to all of the Company Securities, free and clear of any and all Liens.

2.11. No Further Transfers; Lost, Stolen or Destroyed Certificates. The Merger Consideration paid pursuant to the Merger upon the surrender for exchange of shares of Company Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Securities, and upon and after the Effective Time, no transfer of the shares of Company Securities outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.12. Effect of the Merger; Parent Name Change. Upon and after the Effective Time: (a) the shares of the Company shall be converted as provided in this Agreement; (b) the former holders of such shares will be entitled only to the rights provided in this Agreement, the Additional Agreements and to the rights provided under Delaware General Corporation Law; and (c) the Merger shall otherwise have the effect provided under the applicable laws of the state of Delaware. Subsequent to the Effective Time, the Parent shall change its name from “Argyle Security Acquisition Corp.” to “Argyle Security, Inc.”, or such other name as is legally available.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Corp. that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule attached hereto (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article III; provided, however, that any item disclosed under any paragraph of the Company Disclosure Schedule shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect to such paragraph of the Company Disclosure Schedule is sufficient to reasonably inform the reader of the Company Disclosure

Schedule of the information required to be disclosed in respect of other paragraphs of the Company Disclosure Schedule. Any reference in this Article III to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. The Company Disclosure Schedule refers to sources of data, documentation and information that are too voluminous to attach to this Agreement, and all such data, documentation and information so referenced are irrevocably deemed to be incorporated by reference herein for all purposes as if set forth verbatim herein.

3.1. Corporate Existence and Power. The Company (and not its Subsidiaries) is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, except where failure would not have a Material Adverse Effect. Each Subsidiary is duly formed, validly existing and in good standing under and by virtue of the laws of the State of its organization. Each such Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, except where failure would not have a Material Adverse Effect. Schedule 3.1(a) sets forth each jurisdiction where the Company and each of its Subsidiaries is qualified to do business as a foreign corporation. The only offices, warehouses or business locations of the Company and each Subsidiary are listed on Schedule 3.1(b) (the “Offices”) Neither the Company nor any Subsidiary has taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

3.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each of the other Additional Agreements to which the Company is named as a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is named as a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

 3.3. Charter Documents; Legality. The Company has previously delivered to Parent true and complete copies of its Certificate of Incorporation and By-Laws, minute books and stock books (the “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Company of this Agreement and any Additional Agreement to which the Company is to be a party has not violated and will not violate, and the consummation by the Company of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents or any law.

3.4. Subsidiaries. Schedule 3.4 sets forth each of the Company’s Subsidiaries. The Company has previously delivered to Parent true and complete copies of the Charter Documents for each Subsidiary, as in effect or constituted on the date hereof. The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

3.5. Capitalization and Ownership. Schedule 3.5 sets forth, with respect to the Company and each Subsidiary, (i) such company’s authorized capital, (ii) the number of such company’s securities that are outstanding, (iii) each stockholder owning such company’s securities and the number of shares of such securities owned by such security holder and (iv) each security convertible into or exercisable or exchangeable for such company’s securities, the number and type of securities such security is convertible into, the exercise or conversion price of such security and the holder of such security. Except as set forth on Schedule 3.5, no Person other than the stockholders or the Company owns any securities of the Company or the Subsidiaries. Except as set forth on Schedule 3.5, there is no Contract that requires or under any circumstance would require the Company or any Subsidiary to issue, or grant any right to acquire, any securities of the Company or any Subsidiary, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Company or any Subsidiary or to merge, consolidate, dissolve, liquidate, restructure or recapitalize the Company or any Subsidiary. The Company Securities and the securities of each Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, and the shares of Company Preferred Stock issued to Blair in exchange for $10,000,000 of the Note will, upon such exchange, be validly issued, fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities laws.

3.6. Affiliates. Other than the stockholders listed on Schedule 3.5, the Company is not controlled by any Person and the Company is not in control of any other Person other than the Subsidiaries. Schedule 3.6 lists each Contract, arrangement, or understanding to which the Company, on the one hand, and any of its stockholders or any Affiliate of any of its stockholders, on the other hand, are parties. Except as disclosed in Schedule 3.6, none of the Company’s stockholders or any Affiliate of any of the Company’s stockholders (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights) that the Company or any Subsidiary uses or the use of which is necessary for the conduct of the Business, or (ii) have engaged in any transaction with the Company or any Subsidiary.

3.7. Assumed Names. Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company or any Subsidiary, including names on any Websites, except for immaterial names no longer used. Neither the Company nor any Subsidiary has used any name other than the names listed on Schedule 3.7 to conduct its business, except for immaterial names no longer used. The Company and each Subsidiary have filed appropriate “doing business as” certificates in all applicable jurisdictions. Except as indicated on Schedule 3.7, all Websites are in good working order.

3.8. Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.9. Consents. The Contracts listed on Schedule 3.9 are the only material agreements, commitments, arrangements, contracts or other instruments binding upon the Company, any Subsidiary or any of their respective properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery or performance of this Agreement or any of the Additional Agreements to which the Company is named as a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.10. Financial Statements.

(a) Attached hereto as Schedule 3.10(a) are audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2005, and an unaudited balance sheet of the Company as of September 30, 2006 and the related statements of operations, stockholders’ deficit and cash flows for the period ending September 30, 2006 (collectively, the “Financial Statements”). The balance sheet contained in the Financial Statements as of December 31, 2005 is referred to herein as the “December Balance Sheet”. The balance sheet contained in the Financial Statements as of September 30, 2006 is referred to herein as the “September Balance Sheet”. The Financial Statements (i) were prepared from the Books and Records; (ii) except a lack of footnotes with regard to September 30, 2006 financials and except as set forth on Schedule 3.10(a), were prepared in accordance with GAAP; (iii) fairly and accurately present the Company’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Company with respect to the periods then ended. The Company has heretofore delivered to Parent complete and accurate copies of all “management letters” received by it from the Company’s accountants and all responses during the last three years by lawyers engaged by the Company to inquiries from the Company’s accountant or any predecessor accountants.

(b) Except as specifically disclosed, reflected or fully reserved against on the September Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the September Balance Sheet and except as set forth on Schedule 3.10(b), there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the September Balance Sheets are included therein.

(c) The December Balance Sheet and September Balance Sheet accurately reflect the outstanding Indebtedness of the Company as of the dates thereof. Except for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the September Balance Sheet as set forth on the September Balance Sheet and Schedule 3.10(b), the Company does not have any Indebtedness.

(d) All forecasts, presentations or projections relating to the future results of operations of the Company were based upon reasonable assumptions and were prepared in good faith by the Company.

(e) (This Section intentionally left blank)

(f) All Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the Offices or at locations set forth on Schedule 3.10(f).

3.11. Accounts Receivable. Schedule 3.11(a) sets forth as of a date within three days of the date hereof all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company, in accordance with GAAP (“Accounts Receivable”). Except as set forth in Schedule 3.11(b), all Accounts Receivable represent bona fide revenues of the Company pursuant to the Business and are fully collectible, net of any reserves shown on the September Balance Sheet. Except as set forth on Schedule 3.11(b), all accounts and notes receivable reflected on the December Balance Sheet, or arising since December 31, 2005, have been collected, or are and to the knowledge of the Company will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.12. Books and Records.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the Company’s transactions and dispositions of assets. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed in accordance with management’s authorization;

(ii) access to assets is permitted only in accordance with management’s authorization; and

(iii) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) The Company has heretofore made all of its Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of documents referred to in the Schedules as Parent has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

(c) Schedule 3.12(c) is a complete and correct list of all savings, checking, brokerage or other accounts pursuant to which the Company has cash or securities on deposit and such list indicates the signatories on each account.

3.13. Absence of Certain Changes.

(a) Except as set forth in Schedule 3.13(a), since December 31, 2005, the Company and each Subsidiary has conducted its respective business in the ordinary course of business consistent with past practices, and with respect to the conduct of business by Company and each Subsidiary outside the ordinary course of business, there has not been:

(i) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated herein or upon the value to Parent or Acquisition Corp. of the transactions contemplated hereby;

(ii) any transaction, contract, agreement or other instrument entered into, or commitment made, by the Company or any Subsidiary relating to the Business or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii) any increase of bonus, salary or other compensation paid of more than 20% for any employee making an annual salary of greater than $80,000 or in excess of $16,000 in the aggregate on an annual basis for any single employee, or change in the bonus or profit sharing policies of the Company;

(iv) any capital expenditure except in the ordinary course of business consistent with past practice;

(v) any sale, lease, license or other disposition of any of its assets except (a) pursuant to existing Contracts or commitments disclosed herein and (b) sales of products or inventory in the ordinary course of business consistent with past practice;

(vi) acceptance of any returns except in the ordinary course of business, consistent with past practice;

(vii) any material default under any term or provision of any Contract;

(viii) a material increase in the amount of Indebtedness;

(ix)  the incurrence of Liens on any of its assets, other than in the ordinary course of business, consistent with past practice;

(x) any material damage, destruction or loss of property related to any of its assets not covered by insurance;

(xi) any delay, acceleration or cancellation of any receivables or indebtedness owed to it or write-off or additional reserves made with respect to the same, other than in the ordinary course of business, consistent with past practice;

(xii) any merger or consolidation with or acquisition of any other Person;

(xiii)  the lapse of any insurance policy protecting its assets;

(xiv)  any change in its accounting principles or methods or write down of the value of any inventory or assets;

(xv)  any change in location where it conducts business;

(xvi)  any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice exceeding $5,000 individually or $50,000 in the aggregate;

(xvii) any increase or reduction in the prices of products sold except in the ordinary course of business consistent with past practice;

(xviii) any agreement to change any practices or terms, including payment terms, with respect to customers or suppliers;

(xix) any change in hiring practices for employees, consultants or advisors;

(xx)  any dividend or distribution to the Company’s stockholders; or

(xxi)  any agreement to do any of the foregoing.

(b) Except as set forth on Schedule 3.13(a) and actions taken in good faith to invest in the Company’s business, since December 31, 2005, through and including the Closing Date, neither the Company nor any Subsidiary has taken any action nor has any of them had any event occur which would have violated any covenants of the Company set forth in Article VI hereof.

3.14. Real Property.

(a) Neither the Company nor any Subsidiary owns any Real Property. The Company has delivered to Parent true, correct, and complete copies of the leases and all amendments thereto for the properties listed on Schedule 3.14(a) (the “Leases”). The Leases, together with all amendments, are listed in Schedule 3.14(a) and are valid and enforceable by the Company or the Subsidiary which is a party to such lease against the other parties thereto. Neither the Company nor any Subsidiary has breached or violated and is not in default under any of the Leases or any local zoning ordinance, the breach or violation of which could individually or in the aggregate have a Material Adverse Effect, and no notice from any Person has been received by the Company or any Subsidiary or served upon the Company, any Subsidiary claiming any violation of any Lease or any local zoning ordinance. Neither the Company nor any Subsidiary has other leases for Real Property except as set forth on Schedule 3.14(a).

(b) Neither the Company nor any Subsidiary has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Company or any Subsidiary in the operation of the Business.

3.15. Tangible Personal Property.

(a) Each piece of Tangible Assets is in operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses. Schedule 3.15(a) sets forth a complete and correct list of the Tangible Assets owned by the Company or any Subsidiary, setting forth a description of such property and its location, as of a date within three days of the Closing Date.

(b) The Company or one of the Subsidiaries has, and upon consummation of the transactions contemplated hereby will continue to have, good, valid and marketable title in and to each piece of Tangible Assets listed on Schedule 3.15(a) hereto, free and clear of all Liens, except as set forth on Schedule 3.15(b).

(c) The Company or one of the Subsidiaries has good title to, or a valid leasehold or license interest in, all its respective properties and assets (whether tangible or intangible), free and clear of all Liens. The personal and other properties and assets owned by the Company or any Subsidiary or leased or licensed by the Company or any Subsidiary from a third party constitute all such properties and assets which are necessary to the Business as presently conducted and as presently proposed to be conducted.

(d) The materials and supplies included in the inventory of the Company or any Subsidiary as of the Closing Date will be (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials and supplies, and additions thereto, generally included in such inventory in the past; and (ii) valued in accordance with GAAP and applied on a basis consistent with that used in the Financial Statements.

(e) Except as indicated on Schedule 3.15(a), all Tangible Assets except for vehicles that are being used in the Business are located at the Offices.

3.16. Intellectual Property.

(a) Schedule 3.16(a) sets forth a true and complete list of all Intellectual Property owned by the Company or any Subsidiary and used or held for use by or otherwise material to the Business (the “Owned Intellectual Property”).

(b) Schedule 3.16(b) sets forth a true and complete list of all material computer software developed in whole or in part by or on behalf of the Company or any Subsidiary, including such developed computer software and databases that are operated or used by the Company or any Subsidiary on its Websites and used or held for use by or otherwise material to the business (collectively, “Software”). Except for the software (including prepackaged third party software) listed on Schedule 3.16(c), the Software is the only computer software that is used or held for use by or otherwise material to the Business.

(c) Schedule 3.16(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property or Software to which the Company is a party in each case which are valid and used or held for use by or otherwise material to the Business (collectively, “Licensed Intellectual Property”).

(d) Neither the Company’s nor any Subsidiary’s ownership and use in the ordinary course of the Owned Intellectual Property and the use of the Software and Licensed Intellectual Property does not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or other right of any third party.

(e) Except as set forth in Schedule 3.16(f), the Company or a Subsidiary is the owner of the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property, and the Company or a Subsidiary is entitled to use, and is using in the Business, the Owned Intellectual Property, Software and Licensed Intellectual Property in the ordinary course.

(f) Except for the Intellectual Property listed on Schedule 3.16(f) the Owned Intellectual Property, Software and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property, Software or Licensed Intellectual Property that are material to such ordinary day-to-day conduct of the Business. The Company’s rights in the Owned Intellectual Property and, to the knowledge of the Company or any Subsidiary, the Company’s rights in the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(g) To the knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned Intellectual Property, the Licensed Intellectual Property or the Software. Neither the Company nor any Subsidiary has granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property, Licensed Intellectual Property or Software, except for (i) licenses issued in the ordinary course, and (ii) those licenses set forth in Schedule 3.16(g).  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property, Licensed Intellectual Property or Software.

(h) Neither the Company nor or any Subsidiary has exported the Software outside the U.S. or Canada. No rights in the Software have been transferred by the Company to any third party except to the customers of the Company to whom the Company has licensed such Software in the ordinary course.

(i) The Company or a Subsidiary has the right to use all software development tools, library functions, compilers and other third party software that is material to the Business or that is required to operate or, where modification is essential to the use of the Software, to modify the Software.

(j) The Company and each Subsidiary has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property and to the Company’s knowledge, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any Subsidiary by any Person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, other than those which individually or in the aggregate would not have a Material Adverse Effect.

3.17.  Relationships With Customers, Suppliers, Etc..

(a) Schedule 3.17(a) identifies during the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005, respectively (i) the 10 largest customers of the Company and each Subsidiary in the aggregate and the amount of revenues accounted for by such customer during each such period and (ii) the 5 largest suppliers (other than attorneys, accountants and office leases) of the Company and each Subsidiary in the aggregate and the amount of expense accounted for by such supplier during each such period.

(b) Schedule 3.17(b) sets forth (i) all prepayments, pre-billed invoices and deposits that have been received by the Company or any Subsidiary as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, pre-billed invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, pre-billed invoice or deposit. All such prepayments, pre-billed invoices and deposits are properly accrued for on the Financial Statements, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

(c) Schedule 3.17(c) sets forth all purchases (other than attorneys, accountants and office leases) since December 31, 2005, with a cost of in excess of $50,000 for any single item or series of related items.

(d) Except as set forth on Schedule 3.17(d), since December 31, 2005: (i) there has not been any termination of the business relationship of the Company or any Subsidiary with any material licensee, customer or supplier, other than in the ordinary course of business where a contract has been concluded with a customer with no subsequent follow-on business or with a supplier due to the supplier’s products being either (A) no longer available or (B) no longer applicable to the Company’s ongoing business; (ii) to the knowledge of the Company, there has not been any threatened termination or withholding of payments by, or any material dispute with, any material licensee, customer or supplier; and (iii) neither the Company nor any Subsidiary has received any notice or been informed that any such event described in (a) or (b) above will occur in the future, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.17(d), neither the Company nor any Subsidiary is currently in any dispute over any terms of any contract or agreement to which the Company or any Subsidiary and any material licensee, customer or supplier is a party.

3.18. Litigation. Except as set forth in Schedule 3.18, there is no Action pending against, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, any of their respective officers or directors, any stockholder of the Company, where such Action relates directly or indirectly to the business of the Company or such stockholder’s ownership interest in the Company, the business of the Company or any Subsidiary, or any Contract before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Company or any Subsidiary. Neither the Company nor any Subsidiary is now, nor have they been in the past five years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable body of any state or political subdivision.

3.19.  Contracts.

(a) Except as disclosed on Schedule 3.19(a), each contract to which the Company or any Subsidiary is a party (“Contract”) is a valid and binding agreement, and is in full force and effect, except where a failure would not have a Material Adverse Effect and neither the Company nor any Subsidiary, as applicable, nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under any material terms of any such Contract. Except as disclosed on Schedule 3.19(a), neither the Company nor any Subsidiary has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any material Contracts, or granted any power of attorney with respect thereto. The Company and each Subsidiary has made available to Parent an original or a true and correct fully executed copy of each material Contract.

(b) Schedule 3.19(b) lists each material Contract (other than the Charter Documents) of the Company and each Subsidiary, including:

(i) any Contract pursuant to which the Company or any Subsidiary is required to pay, has paid or is entitled to receive or has received an amount in excess of $100,000 during the current fiscal year or any one of the two preceding fiscal years (other than purchase orders for Inventory entered into in the ordinary course of business (excluding however any such purchase orders which are open for purchases in excess of $100,000. The Parties hereto have agreed that delivery of Company’s “Work in Process Report”, in the format previously disclosed to Parent shall constitute full compliance with this Section 3.19(b)(i).

(ii) all forms of standard employment contracts and sales representatives contracts, as well as any such contracts that deviate materially from the standard form, together with a list of employees and sales representatives that are parties to such contracts;

(iii) all material sales, agency, factoring, commission and distribution contracts;

(iv) all joint venture, strategic alliance, limited liability company and partnership agreements;

(v) all documents relating to any significant acquisitions or dispositions of assets (other than of dispositions of Inventory in the ordinary course of business);

(vi) all material licensing agreements, including agreements licensing Intellectual Property rights, other than “shrink wrap” licenses;

(vii) all material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or any Subsidiary;

(viii) all material Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights;

(ix) all material guarantees, terms and conditions, privacy policies, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any Subsidiary;

(x)  all material Website hosting contracts or agreements;

(xi)  all Contracts or agreements with or pertaining to the Company or ny Subsidiary to which any of its stockholders or any Affiliate of any of its stockholders is a party;

(xii) all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether the Company is granted or granting rights thereunder to occupy or use any premises;

(xiii)  all material agreements relating to Tangible Assets; and

(xiv)  all material agreements relating to outstanding Indebtedness.

(c) Except as disclosed on Schedule 3.19(c), the Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.20. Licenses and Permits. Schedule 3.20 is a complete and correct list of each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing the same (the “Permits”). Such Permits are valid and in full force and effect and, assuming the related Company Consents, if any, have been obtained prior to the Closing Date, none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company or any Subsidiary has all Permits necessary to operate the Business other than those Permits whose absence individually or in the aggregate would not cause a Material Adverse Effect.

3.21. Compliance with Laws. Neither the Company nor any Subsidiary, to their knowledge, is in violation of, has not violated, is not under investigation with respect to, nor have they been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor does the Company or any Subsidiary have knowledge of any reasonable basis for any such charge.

3.22. Pre-payments. Except as set forth on Schedule 3.22, Neither the Company nor any Subsidiary has received any material payments with respect to any services to be rendered or goods to be provided after the Closing.

3.23. Employees. Schedule 3.23 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, medical costs incurred on employee clams for the last twelve months that the Company has been made aware of, work permits, visas, and office location of all employees of the Company and each Subsidiary, indicating for which entity the employee is employed, part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2006. Except as disclosed on Schedule 3.23, neither the Company nor any Subsidiary has promised any employee, consultant or agent of the Company that he or she will be employed by or receive any particular benefits from the Parent or Acquisition Corp. on or after the Closing. Schedule 3.23 sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company and each Subsidiary.

3.24. Compliance with Labor Laws and Agreements. To the best of its knowledge, the Company has substantially complied with all applicable Laws and Orders relating to employment or labor other than those Laws and Orders with which it could fail to comply, either individually or in the aggregate, without causing a Material Adverse Effect. Except as set forth on Schedule 3.24, no present or former employee, officer or director of the Company or any Subsidiary has, or will have at the Closing Date, any claim against the Surviving Corporation for any matter including for wages, salary, vacation, severance, or sick pay except for the same incurred in the ordinary course of business for the last payroll period prior to the Closing Date. Except as set forth on Schedule 3.24, to the knowledge of the Company, there is no:

(a) unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any state or local agency;

(b) pending labor strike or other material labor trouble affecting the Company or any Subsidiary;

(c) material labor grievance pending against the Company or any Subsidiary;

(d) pending representation question respecting the employees of the Company or any Subsidiary; or

(e) pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company or any Subsidiary is a party.

In addition, to the Company’s knowledge: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company or any subsidiary; (ii) no union organizing activities have taken place with respect to the Company or any Subsidiary; and (iii)

no basis exists for which a claim may be made under any collective bargaining agreement to which the Company or any Subsidiary is a party.

3.25. Pension and Benefit Plans. Except as set forth on Schedule 3.25, neither the Company nor any Subsidiary is individually or jointly and severally liable, and, to the knowledge of the Company, neither the Company’s nor Subsidiary’s officers and employees are liable for any liability arising under ERISA, the Code or any other law or regulation, relating to: (1) an employee benefit plan, within the meaning of Section 3(3) of ERISA (a “Plan”), covering or formerly covering any present or former employee of the Company or any Subsidiary (a “Company Plan”); (2) a Plan not described in clause (1) covering or formerly covering any present or former employee of a Person which, together with the Company or any Subsidiary, are treated as a single employer under Code Section 414 (such Person hereinafter being referred to as an “ERISA Affiliate” and such Plan hereinafter being referred to as an “ERISA Affiliate Plan”); or (3) an employee benefit plan or arrangement, other than an ERISA Plan, maintained by the Company or any Subsidiary providing benefits to some or all their employees or directors, including, but not limited to, stock option, stock appreciation, equity incentive and deferred compensation plans and arrangements (a “Benefits Arrangement”), which (in all cases) is not fully and accurately reflected in the Company’s most recent Financial Statements or on Schedule 3.25. No Company Plan or ERISA Affiliate Plan has incurred any “accumulated funding deficiency” as that term is defined in Section 412 of the Code (whether or not waived) and, with respect to each Company Plan and ERISA Affiliate Plan, the accumulated benefit obligation of the Plan does not exceed the fair market value of the assets of such Plan based upon actuarial assumptions which are reasonable in the aggregate. The Company Plans and Benefits Arrangements have been maintained and administered in all respects in compliance with all applicable laws, rules and regulations and the applicable plan documents except where any individual failure to comply would not have a Material Adverse Effect. The Company Plans which are intended to be qualified under Code Section 401(a) have received a determination, opinion, or notification letter from the IRS that the Plan satisfies the requirements of the Code, has not been amended since receiving such letter (other than by the adoption of amendments required by the IRS) and nothing has occurred with respect thereto which could reasonably be expected to result in the loss of such qualification. Except as set forth on Schedule 3.25 hereto, (i) neither the Company nor any Subsidiary has received written or oral notice of any Claims pending (other than routine benefit claims) or, to the knowledge of the Company, threatened, relating to the Company Plans or Benefits Arrangement; (ii) neither the Company nor any Subsidiary has received written or oral notice from any Governmental Entity, including the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”), that such Governmental Entity has initiated an examination, audit or investigation of a Company Plan or Benefits Arrangement which has not been completed; (iii) neither the Company nor any Subsidiary has received written or oral notice of, no event has occurred and, to the Company’s knowledge, there does not now exist any condition or set of circumstances, that could subject the Company or any Subsidiary to any material liability arising under the Code, ERISA or any other applicable legal requirement or under any indemnity Agreement to which the Company or any Subsidiary is a party, excluding liability for routine benefit claims and funding obligations payable in the ordinary course; (iv) to the knowledge of the Company, the transactions contemplated by the Transaction Documents will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which the ERISA Section 4043 reportable event notice requirement has been waived or the PBGC has announced that it will not apply a penalty for failure to satisfy the reportable event notice requirement; (v) the transactions contemplated by the Additional Agreements to which the Company is named as a party will not result in a liability for severance or termination pay or result in increased or accelerated employee benefits becoming payable to any of the employees of the Company or any Subsidiary pursuant to the terms of any Contract; (vi) all contributions to Company Plans and Benefit Arrangements (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or arrangement or by operation of law, have been made by the due date thereof (including all applicable extensions) and all contributions which are not yet due but which relate to periods which began prior to the date hereof have either been paid or have been reflected by the Company as an accrued liability on the Books and Records or are set forth on Schedule 3.25 hereto; (vii) neither the Company nor any Subsidiary maintains any plan or arrangement which provides for retiree health or other retiree welfare benefits, except as required by COBRA; (viii) neither the Company nor any Subsidiary currently participates in or in the past participated in a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”); and (ix) neither the Company nor any Subsidiary is under an obligation (express or implied) to modify the Company Plan or Benefit Arrangement. Schedule 3.25 contains a complete list of all Company Plans currently maintained by the Company or any Subsidiary or in which the Company or any Subsidiary currently participates (“Current Company Plans”) and all Benefit Arrangements in which the Company or any Subsidiary participates. With respect to each Current Company Plan, the Company has delivered to the Parent a correct and complete copy of (1) the Plan document, (2) if applicable, the summary plan description, (3) if applicable, the most recent Annual Report (Form 5500 series) and accompanying Schedules, (4) if applicable, the most recent certified financial statements, and (5) if applicable, the most recent actuarial valuation report. With respect to each Benefit Arrangement, the Company has delivered to the Parent a correct and complete copy of each applicable plan document, arrangement and/or summary description.

3.26. Employment Matters. Schedule 3.26 sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has or might have any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that do not apply to such company’s employees generally.

3.27. Tax Matters.

(a) Compliance Generally. Except as set forth on Schedule 3.27(a), the Company has (i) duly and timely filed all Tax Returns required to be filed by the Company on or prior to the Effective Time, which Tax Returns are true, correct and complete, and (ii) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date which includes the Effective Time or has made adequate provision on its books and records and Financial Statements in accordance with GAAP for any such Tax which is not due on or before such time. The Company has compiled with all applicable law relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company on or before the date hereof.

(b) No Audit. Except as set forth on Schedule 3.27(b), (i) no Taxing authority has asserted in writing any adjustment that could result in an additional Tax for which the Company is or may be liable or that could result in a Lien on any of its assets which has not been fully paid or adequately provided for on the in the Financial Statements (collectively, “Tax Liability”), or which adjustment, if asserted in another period, would result in any Tax Liability, (ii) there is not pending any audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability, (iii) no statute of limitations with respect to any Tax has been waived or extended (unless the period to which it has been waived or extended has expired), (iv) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax, (v) there is not outstanding any closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing authority with respect to the Company, its income, assets or business, or any Tax Liability, (vi) the Company is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding; and (vii) the Company is not and has never been included in any consolidated, combined or unitary Tax Return.

(c) Taxes and Tax Return Defined. For purposes of this Agreement, “Tax” shall mean all federal, state, local and foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax), together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local or foreign Taxing authority. For purposes of this Agreement, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes.

3.28. Fees. Except as set forth on Schedule 3.28, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Company, any Subsidiary, any of the Company’s stockholders or the holder of the Company Warrant or any of their respective Affiliates who might be entitled to any fee or commission from either Acquisition Corp., the Surviving Corporation, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. The amount of any fee owed to any Person and the party obligated to pay such fee is listed on Schedule 3.28 opposite such Person’s name.

3.29. Business Operations; Servers.

(a) The Company and each Subsidiary owns all of its servers and other computer equipment (other than webservers) necessary to operate its Business as conducted as of the date hereof and as such Business will be conducted as of the Closing.

(b) Parent has been furnished with complete and correct copies of the standard terms and conditions of sale, if any, of each of the products of the Company and each Subsidiary. Except as set forth on Schedule 3.29(b) or as required by law, no product manufactured, sold or delivered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. Any warranty reserve reflected in the Financial Statements is in accordance with GAAP.

(c) Except in the ordinary course of business or as set forth on Schedule 3.29(c), neither the Company nor any Subsidiary has entered into, or offered to enter into, any written agreement, Contract or other arrangement with respect to the Business pursuant to which the Company or any Subsidiary is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”). All Rebate Obligations listed on Schedule 3.29(c) and all ordinary course Rebate Obligations are reflected in the 2005 Financial Statements in accordance with GAAP.

(d) Except as set forth in Schedule 3.29(d), neither the Company nor any Subsidiary has experienced any returns of its products since December 31, 2005 other than returns in the ordinary course of business. All product returns listed on Schedule 3.29(d) are reflected on the 2005 Financial Statements in accordance with GAAP.

3.30. Powers of Attorney and Suretyships. Except as set forth on Schedule 3.30, neither the Company nor any Subsidiary has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, excluding ordinary course of business indemnity obligations.

3.31. Other Information. Neither this Agreement, nor any of the documents or other information made available to Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent’s due diligence review of the Business or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

3.32. Certain Business Practices. To the Company’s knowledge, neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 to the extent applicable to the Company or any Subsidiary or (iii) made any other unlawful payment. Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company or any Subsidiary, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or any Subsidiary or that could reasonably be expected to subject the Company to penalty in any private or governmental litigation or proceeding.

3.33. Money Laundering Laws. To the knowledge of Company, there is no material violation of the laundering statutes of the States in which the Company or the Subsidiaries do business, applicable to the Business, and the Laws of the United States applicable to the Business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) that are applicable to the Business, and no criminal or material civil Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES TO BE MADE BY THE COMPANY’S STOCKHOLDERS

The Company hereby agrees that, at the Closing, each of its stockholders and the holder of the Company Warrant shall, severally and not jointly, represent to Acquisition Corp. and the Parent that the following statements are true and correct. Any reference in this Article IV to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

4.1.Ownership of Stock; Authority.

(a) The stockholder or holder of the Company Warrant has good and marketable title to the Stockholder’s Securities or the Company Warrant, as applicable, free and clear of any and all Liens.

(b) The stockholder or the holder of the Company Warrant has full legal capacity, power and authority to execute and deliver the agreements to which such Person is a party, to perform such Person’s obligations thereunder and to consummate the transactions contemplated thereby. The agreements to which each such Person is named as a party will be duly executed and delivered by each Person and, upon their execution and delivery will be, valid and legally binding obligations of each Person, enforceable against each Person in accordance with their respective terms.

(c) Neither the execution and delivery by the stockholder or the holder of the Company Warrant of any or all of the agreements to which such Person is a party, nor the consummation by such Person of the transaction contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Person is a party or by which such Person is bound, or (ii) result in the imposition of any Lien upon such Person’s Company Securities.

4.2. Approvals. Except as contemplated by this Agreement, including without limitation Section 3.2, no consent, approval, waiver, authorization or novation will be required to be obtained by the stockholder or the holder of the Company Warrant, as applicable, from, and no notice or filing is required to be given by such Person to or made by any Person with, any Authority or other Person in connection with the execution, delivery and performance by such Person of the agreements executed at Closing.

4.3. Non-Contravention. The execution, delivery and performance by the stockholder or the holder of the Company Warrant, as applicable, of the agreements executed at Closing, and the consummation of the transaction will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of such Person if it is not a natural person, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Person, or such Person’s Company Securities, is subject.

4.4. Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or threatened against such stockholder or the holder of the Company Warrant and such Person is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transaction or materially impair the ability of such Person to perform its obligations under the agreements executed at Closing.

4.5. Investment Representations. The stockholder and the holder of the Company Warrant, as applicable, will make the representations in either Section 4.5(a) or 4.5(b):

(a)  Accredited Investor

(i) Such Person is an “accredited investor” as such term is defined inRule 501 of Regulation D (“Reg. D”) promulgated under the Act. Such Person acknowledges that Parent has the right to require evidence of such Person’s status as an accredited investor, if necessary.

(ii) Such Person acknowledges that such Person has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Person represents that such Person understands the highly speculative nature of an investment in Parent Common Stock which may result in the loss of the total amount of such investment.

(iii) Such Person has adequate means of providing for such Person’s current needs and possible personal contingencies, and each Person has no need, and anticipates no need in the foreseeable future, for liquidity in such Person’s investment in the Parent Common Stock. Such Person is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Person is able to hold the Parent Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(iv) Such Person has not made an overall commitment to investments which are not readily marketable that are disproportionate to such Person’s net worth, and such Person’s investment in the Parent Common Stock will not cause such overall commitment to become excessive.

(v) Such Person acknowledges that this offering of Parent Common Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Person acknowledges that it is not acquiring the Parent Common Stock as a result of any general solicitation or advertising. The Parent Common Stock will be received by each Person for such Person’s own account, for investment and not for distribution or resale to others.

(vi) Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to such Persons or providing any advice or information to such Persons.

(vii) Such Person understands and consents to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(b) Non-accredited Investor

(i) Such Person acknowledges that such Person has prior investmentexperience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Person represents that such Person understands the highly speculative nature of an investment in Parent Common Stock which may result in the loss of the total amount of such investment.

(ii) Such Person has adequate means of providing for such Person’s current needs and possible personal contingencies, and each Person has no need, and anticipates no need in the foreseeable future, for liquidity in such Person’s investment in the Parent Common Stock. Such Person is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Person is able to hold the Parent Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(iii) Such Person has not made an overall commitment to investments which are not readily marketable that are disproportionate to such Person’s net worth, and such Person’s investment in the Parent Common Stock will not cause such overall commitment to become excessive.

(iv) Parent has made available to such Person a copy of its (i) Annual Report on Form 10-K for the year ended December 31, 2005, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and (iii) the proxy statement distributed to the Parent’s stockholders in connection with the Special Meeting of Stockholders to be held in connection with the approval of the transactions contemplated by this Agreement.

(v) Such Person had the opportunity to (a) ask questions and receive answers from the management of the Parent concerning the Parent and an investment in the Parent Common Stock, and (b) obtain additional information as necessary to verify the accuracy of the information furnished to such Person by the Parent.

(vi) Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to such Persons or providing any advice or information to such Persons.

(vii) Such Person acknowledges that this offering of Parent Common Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Person acknowledges that it is not acquiring the Parent Common Stock as a result of any general solicitation or advertising. The Parent Common Stock will be received by each Person for such Person’s own account, for investment and not for distribution or resale to others.

(viii) Such Person understands and consents to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.6. Assumption of Risk of Price Changes in Parent Common Stock. Such Person acknowledges that from the date of the Merger Agreement such Person assumed the risk related to any diminution in the market price of the Stock Consideration.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule attached hereto (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V, and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article V; provided, however, that any item disclosed under any paragraph of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect to such paragraph of the Parent Disclosure Schedule is sufficient to reasonably inform the reader of the Parent Disclosure Schedule of the information required to be disclosed in respect of other paragraphs of the Parent Disclosure Schedule. Any reference in this Article V to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

5.1. Due Incorporation. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth on Schedule 5.1, the Parent is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Parent or the nature of its activities make qualification of the Parent in any such jurisdiction necessary, except where the failure to so qualify would have a Material Adverse Effect. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as now conducted on the date hereof. Acquisition Corp. has not conducted any business to date and has only engaged in certain activities relating to its organization. Parent has not adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.2. Corporate Authorization. Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement, and provided that fewer than 20% of Parent’s public stockholders exercise their conversion rights (as specified in the Parent’s Certificate of Incorporation), the execution, delivery and performance by Parent and Acquisition Corp. of this Agreement and each of the other Additional Agreements to which either is a party and the consummation by Parent and Acquisition Corp. of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Acquisition Corp. and have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements to which Parent or Acquisition Corp. is named as a party will constitute, the valid and legally binding agreement of Parent or Acquisition Corp., as applicable, enforceable against each in accordance with their respective terms.

5.3. Governmental Authorization. None of the execution, delivery or performance by Parent or Acquisition Corp. of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or Acquisition Corp., except for filing a Form D with the SEC and applicable state authorities and a registration statement upon exercise of the Company’s stockholders of their registration rights pursuant to the terms of this Agreement.

5.4. No Violation. Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction with fewer than 20% of the public stockholders exercising their conversion rights with respect to such transaction (as specified in the Parent’s Certificate of Incorporation), neither the execution and delivery of this Agreement nor any Additional Agreement to be executed by Parent or Acquisition Corp. hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Parent’s or Acquisition Corp.’s Certificate of Incorporation, By-laws or other charter documents; (b) violate any Laws or Orders to which either Parent or Acquisition Corp. or their property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting Parent or Acquisition Corp.

5.5. Consents. Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement, and provided that fewer than 20% of Parent’s public stockholders exercise their conversion rights (as specified in the Parent’s Certificate of Incorporation), there are no agreements, commitments, arrangements, contracts or other instruments binding upon Parent or Acquisition Corp. or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements to which Parent or Acquisition Corp. is named as a party or the consummation of the transactions contemplated hereby or thereby. Parent’s and Acquisition Corp.’s Boards of Directors have approved this Agreement and Parent’s Board has approved its submission to Parent’s stockholders for approval. Each of the current officers and directors of the Parent has agreed to vote the shares of Parent Common Stock owned by them in the following manner:: with respect to the shares of Parent Common Stock acquired by them prior to the private placement described in the Parent’s prospectus from its initial public offering, each of the current officers and directors of the Parent will vote such shares in accordance with the majority of the shares of common stock voted by the public stockholders; with respect to the shares of Parent Common Stock acquired by them in the private placement described in the Parent’s prospectus from its initial public offering, each of the current officers and directors of the Parent will vote such shares in favor of the transactions contemplated by this Agreement.

5.6. Litigation. There is no action, suit, investigation, hearing or proceeding pending against, or to the best knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors, or the business of Parent, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Parent, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent.

5.7. Issuance of Parent Common Stock. Upon issuance and delivery of the Parent Common Stock pursuant to Sections 2.5 through 2.8 of this Agreement, the Parent Common Stock will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws and the Lock-Up Agreements, and (ii) any Lien created by or through the Company’s stockholders. The issuance and sale of the Parent Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.8. Fees. Except as set forth on Schedule 5.8, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Parent or Acquisition Corp. or any of their respective Affiliates who might be entitled to any fee or commission from either Acquisition Corp., the Surviving Corporation, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. Parent agrees to reimburse Company at the Closing for the incremental fees that Company becomes obligated to pay as a result of the transactions contemplated by this Agreement. The amount of any fee owed to any Person listed on Schedule 5.8 is listed opposite such Person’s name. Each party acknowledges that Giuliani Capital Advisors has been engaged by the Parent as an advisor.

5.9. Charter Documents; Legality. Parent has previously delivered to the Company true and complete copies of its and Acquisitions Corp.’s Certificates of Incorporation and By-Laws (the “Parent Charter Documents”), as in effect or constituted on the date hereof. Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and fewer than 20% of such stockholders exercise their conversion rights with respect to such transaction (as specified in the Parent’s Certificate of Incorporation), the execution, delivery, and performance by Parent and Acquisition Corp. of this Agreement and any Additional Agreement to which Parent or Acquisition Corp. is to be a party has not violated and will not violate, and the consummation by Parent and Acquisition Corp. of the transactions contemplated hereby or thereby will not violate any of the Parent Charter Documents or any Law.

5.10. Capitalization and Ownership of the Parent. Schedule 5.10 sets forth, with respect to the Parent and Acquisition Corp., (i) their authorized capital, (ii) the number of their securities that are outstanding, and (iii) the number of securities convertible into or exercisable or exchangeable for their securities. Except as set forth in Schedule 5.10, there is no Contract that requires or under any circumstance would require Parent or Acquisition Corp. to issue, or grant any right to acquire, any securities of the Parent or Acquisition Corp., or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of Parent or Acquisition Corp. or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Parent or Acquisition Corp.

5.11. Financial Statements.

(a) Parent has filed with the SEC true and correct copies of the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive loss and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, audited by Goldstein Golub Kessler LLP, registered independent public accountants and an interim balance sheet of Parent and its consolidated subsidiaries as of September 30, 2006, and the related consolidated statements of operations, comprehensive loss and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, reviewed by Ernst& Young LLP, registered independent public accountants (the “Parent Financial Statements”). The Parent Financial Statements (i) were prepared in accordance with GAAP; (ii) fairly and accurately present the Parent’s financial condition and the results of its operations as of their respective dates and for the periods then ended, in all material respects; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates, in all material respects; and (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Parent with respect to the periods then ended. The Parent has heretofore delivered to the Company complete and accurate copies of all “management letters” received by it from the Parent’s accountants and all responses during the last three years by lawyers engaged by the Parent to inquiries from the Parent’s accountant or any predecessor accountants.

(b) Except as specifically disclosed or as reflected in the Exchange Act Filings, reflected or fully reserved against in the Parent Financial Statements and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Parent Financial Statements, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Parent or Acquisition Corp. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Parent Financial Statements are included therein.

(c) As of the Closing Date there will have been no Material Adverse Change to the assets of the Parent that are being held in trust for the benefit of the Parent.

5.12. Other Information. Neither this Agreement nor any of the documents filed by the Parent with the SEC, nor any other documents or other information made available to the Company, its stockholders or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s and the stockholders’ due diligence review of the business of the Parent or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Parent, the Parent has provided the Company with all material information regarding its business.

5.13. Compliance with Laws. The Parent is not in violation of, has not violated, and to the knowledge of Parent, is not under investigation with respect to nor has Parent been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

5.14. Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with Money Laundering Laws and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.15. Acquisition Corp. Acquisition Corp. was incorporated in the State of Delaware on November 30, 2006. Acquisition Corp. has no operations (and will have none through the Closing Date) and no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

5.16.  Completion of Due Diligence.

(a) To the knowledge of Parent, prior to the execution of this Agreement, and for a period of time deemed by Parent to be reasonably sufficient, Parent and, to the extent requested by Parent, all of its representatives, agents, attorneys and advisors have: (i) had prompt, free and unfettered access to all of the Books and Records of the Company and all of the Subsidiaries; (ii) had free and unfettered access to the executives of the Company for interviews and consultations; (iii) conducted a complete and thorough due diligence investigation into the Business of the Company and the financial and operational activities of the Company for a period of time deemed to be acceptable to Parent; (iv) upon request to Company, been promptly provided with copies (digital and/or hard copy) of any and all documents relating to the Company that have been requested; (v) received prompt responses to all questions and requests submitted to the Company; (vi) conducted all interviews with the executives and other employees of Company and the Subsidiaries that Parent deemed advisable; (vii) been promptly provided with reasonable access to the offices and properties of the Company; (viii) been promptly furnished such information relating to the Business as they reasonably requested; (ix) received prompt, and courteous cooperation in their investigation of the Business from the employees, (x) had reasonable access to the counsel, accountants and representatives of the Company and each Subsidiary; and (xi) had full and complete access to the data, information and documentation available in the ISI - Argyle Data Room (a copy of which is included on the ISI - Argyle Data Room Due Diligence CD attached hereto as Exhibit C).

ARTICLE VI
COVENANTS OF THE COMPANY PENDING CLOSING

The Company covenants and agrees that:

6.1. Conduct of the Business. From the date hereof through the Closing Date, the Company and each Subsidiary shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any transactions outside the ordinary course of business without the prior written consent of Parent, and use its commercially reasonable efforts to preserve intact the Company’s business relationships with employees, suppliers, customers and other third parties with whom, or with which, management of the Company deems it advisable to maintain such relationships. The parties hereto agree that, without limitation, it shall be within the meaning of “ordinary course of business” as used in this ARTICLE VI, for the Company or any Subsidiary to enter into any contract that is reasonably expected by the Company to generate “sales” for the Company or any Subsidiary, consistent with past practice, and to issue purchase orders, and/or otherwise purchase goods, equipment, supplies, services and other things (of any and every nature) that the Company will include within “cost of goods sold” of the Company or any Subsidiary, consistent with past practice. The foregoing sentence shall not be deemed or construed to be a limitation upon the definition of “usual course of business”. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary shall be obligated to seek the prior written consent of the Parent, from the date hereof until the Closing Date, unless, outside the ordinary course of business, Company seeks to:

(a) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset;

(b) except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment, which:

(i)  is with respect to real property,

(ii)  extends for a term of one year or more;

(c) except as contemplated by this Agreement, enter into any contract, purchase or other obligation that is not within the ordinary course of business;

(d) make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(e) sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course of business consistent with past practice;

(f) except for payments to StarCo, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any of the Company’s stockholders or any Affiliate of the Company;

(g) authorize any salary increase of more than 20% for any employee making an annual salary of greater than $80,000 or in excess of $16,000 in the aggregate on an annual basis with respect to any single employee or change the bonus or profit sharing policies of the Company;

(h) except for Indebtedness listed on Schedule 6.1(h) obtain or suffer to exist any Indebtedness in excess of $100,000 in the aggregate;

(i) suffer or incur any Lien on any asset except for Liens existing as of the date hereof as set forth on Schedule 3.15(b);

(j) allow insurance coverage in less than the amounts and types usual in the ordinary course of the Company’s business with respect to any material damage, destruction or loss of property related to any material assets;

(k) delay, accelerate or cancel any receivables or Indebtedness or write-off or make further reserves against the same, except in the ordinary course of business;

(l) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(m) except as required in accordance with GAAP, make any change in its accounting principles or methods or write down the value of any inventory or assets;

(n)  change the place of business of the Company or any Subsidiary;

(o)  extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p)  issue, redeem or repurchase any shares of its capital stock;

(q)  effect or agree to any changes in shipping practices, terms or rates;

(r)  reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(s) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(t) make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(u) agree to do any of the foregoing.

The Company will not (i) take or agree to take any action that might make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

Nothing herein shall be deemed to require the Company or any Subsidiary to request the approval or consent of Parent for the interviewing, hiring, training, assignment, evaluation,

control, management, compensation, promotion, or termination of employees in the ordinary course of business of Company or its Subsidiaries.

6.2. Access to Information

(a) From the date hereof until and including the Closing Date, the Company and each Subsidiary shall (i) continue to give Parent, its counsel and other representatives reasonable access to the offices, properties, Books and Records of the Company; (ii) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may reasonably request; and (iii) cause the employees, counsel, accountants and representatives of the Company and each Subsidiary to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company.

(b) The Company shall arrange for representatives of Parent to meet with or speak to the representatives of the three largest customers of the Company and each Subsidiary.

6.3. Notices of Certain Events. The Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any Subsidiary to any such Person;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, any Subsidiary or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any fact or circumstance which might make any representation made hereunder by the Company false in any respect or result in the omission or the failure to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which made, not materially misleading.

6.4.  SEC Filings.

(a) The Company acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card;

(ii) the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transaction.

(b) In connection with any filing the Parent makes with the SEC which requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use commercially reasonable efforts to cause its stockholders to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company or the stockholders required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC.

6.5. Note Conversion. The Company will enter into and maintain in full force and effect the Note Conversion Agreement and will issue the Company Preferred Stock and the New Note immediately prior to the Closing in accordance therewith.

6.6. Opinion of Company Counsel. The Company shall cause its counsel to issue an opinion to Parent that, to such counsel’s knowledge, subject to customary qualifications, the information relating to the Business and the risk factors relating to the Business included in the Parent’s proxy/registration statement is true in all material respects and does not fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, accurate and not misleading. The opinion described in this Section 6.6 will be in a form reasonably acceptable to counsel for the Company and the Parent.

6.7. Pre-Approved Transactions. By executing this Agreement, Parent and Acquisition Corp. consent to each of the following leases, contracts, obligations, transactions, indebtedness and other matters. At the Closing, Acquisition Corp. agrees to assume and fully perform each and every duty or obligation imposed by the following matters, that remain a duty or obligation of Company, as the date of Closing:

(a) All indebtedness owed to LaSalle Bank, currently in maximum aggregate principal amount of $9,000,000.00.

(b) All reasonable fees, disbursements, costs and expenses to become due and owing as a result of the Merger Agreement, Additional Documents, and the Transactions reasonably anticipated therein.

(c) All inter-company accounts receivable and accounts payable by, among, and between Company and the Subsidiaries.

(d) The obligation of Company to become due and owing to StarCo for financial, contracting and bonding advice and consultation in an amount of up to $310,000.

(e) All the leases listed in the Schedules to this Agreement between the Company and the Subsidiaries (as Lessee) and Green Wing Management, Ltd, (as Lessor) as amended from time to time.

(f) The new lease which Company or a Subsidiary will enter into with Green Wing Management, Ltd. for the long term lease of a 2-story building in San Antonio, Texas, to be built specifically for Company, at Company’s request. The building will be leased to Company upon terms substantially similar to the terms of the existing leases with Green Wing Management, Ltd., including but not limited to a rental rate to be equal to 90% of the current market value of the building to be re-calculated each 3 years.

(g) All Accounts Payable, and other obligations of the Company and the Subsidiaries incurred in the ordinary course of business.

(h) All costs, indebtedness and expenses of the Company related to all leasehold improvements that Company will make, at its sole cost and expense, in the facilities currently being leased from Green Wing Management, Ltd., as identified in the Schedules to this Agreement.

6.8. Notice and Approval Procedure.

(a) Company shall provide Parent with a clear and concise summary of any contract, agreement or other obligation that Company or any Subsidiary seeks to enter into (“Summary Contract”), for which prior written approval of the Parent is required herein. The Summary Contract and the recommendation of the Company or the relevant Subsidiary regarding said contract, agreement or obligation, shall be sent to the attention of Bob Marbut at bmarbut@argylesecurity.com. A separate copy of such data shall be faxed to 210.828.7300. No other notice to the Parent of a proposed contract, agreement or obligation is required for which prior written approval of the Parent is required herein. In the event that Parent does not object in writing to the contract, agreement or obligation described in the Summary Contract within five (5) days after the date and time of the fax transmission described above, as reflected on the facsimile transaction confirmation to be retained by the Company, then the Parent shall be irrevocably deemed to have approved, in writing, the proposed contract, agreement or obligation described in the Summary Contract in all respects.

(b) Parent shall be deemed to have not given its approval to a Summary Contract, when notice of such rejection of approval is delivered by Parent to Sam Youngblood, by facsimile at 512.495.5613, or by such other notification method as Parent and Company may agree in writing.

(c) Company shall provide Parent with a clear and concise summary of any material contract, agreement or other obligation that Company or any Subsidiary seeks to enter into (“Summary Contract”), whose subject matter exceeds $100,000 in value, for which no prior written approval of the Parent is required herein. The Summary Contract and the recommendation of the Company or the relevant Subsidiary regarding said contract, agreement or obligation, shall be sent to the attention of Bob Marbut at bmarbut@argylesecurity.com. A separate copy of such data shall be faxed to 210.828.7300. No other notice to the Parent of a proposed contract, agreement, or obligation is required for which prior written approval of the Parent is required herein.

ARTICLE VII
COVENANTS OF THE PARTIES

The Parent and the Acquisition Corp., on the one hand, jointly and severally, and the Company, on the other hand, covenant and agree with each other to the following terms. The Company hereby agrees that, at the Closing, each of its stockholders shall, severally and not jointly, agree to each of the following with Acquisition Corp. and the Parent, provided, however, that in the event that the subject matter of the following provisions is contemplated in the Employment Agreements, the provisions in the applicable Employment Agreements shall prevail, and provided further, however, that Blair will not enter into any agreement relating to Sections 7.2 or 7.3.

7.1. Confidentiality. Except as otherwise required by law, they shall not, without the prior written consent of the other party, or a person authorized thereby, disclose to any other Person or use (whether for itself or any other party) any confidential information or proprietary work product of Parent, Acquisition Corp., the Company or any Subsidiary or any client of Parent, Acquisition Corp., the Company or any Subsidiary. In the event a party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the party whose confidential information is to be disclosed so such party has an opportunity to obtain a protective order or other appropriate relief. Each of the parties hereto shall cooperate fully in any such action.

7.2.  Non-Solicitation.

(a) Each party and its Affiliates may not, during the period beginning on the Closing Date and ending two years after the Closing Date (the “Restriction Period”), directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual who is, or was at any time during the period beginning on or after December 31, 2005 and through and after, the Closing Date, an employee or consultant of the other party to terminate or refrain from renewing or extending his or her employment by or consulting relationship with such party or to become employed by or enter into a consulting relationship with another party or any of its Affiliates or any other individual, person or entity.

(b) Each party and its Affiliates may not, during the Restriction Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Customer or supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the other party or to become a customer or supplier of or enter into any contractual or other relationship with another party or any of its Affiliates or any other individual, person or entity, directly or indirectly, in regard to the sale of products or services similar or identical to those manufactured, marketed, purchased or sold by the Company or any Subsidiary as of the Closing Date. For purposes hereof, “Customer” means any individual, person or entity which is or was at any point in time during the two (2) year period prior to the Closing Date a customer of the Company or any Subsidiary.

7.3. Non-Competition. During the Restriction Period, no party shall (except on behalf of the Company or any of its Affiliates) directly or indirectly, in his, her and its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, or agent, or through stock ownership, investment of capital, lending of money or property, or rendering of services, or otherwise, engage in the Business.

7.4. Reporting and Compliance With Law. From the date hereof through the Closing Date, each party shall duly and timely file all Tax Returns required to be filed with Authorities, pay any and all Taxes required by any Authority and duly observe and conform, in all material respects, to all applicable Laws and Orders.

7.5. Injunctive Relief. If a party breaches, or threatens to commit a breach of, any of the covenants set forth in Section 6.2, 7.1, or Section 14.4 (the “Restrictive Covenants”), the party against which such breach shall be committed or threatened shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to such party by agreement (including those set forth in Section 11.1 hereof), under law or in equity:

(a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that monetary damages will not provide adequate remedy; and

(b) The right and remedy to require such breaching party (i) to account for and pay over all compensation, profits, monies, accruals, increments or other benefits derived or received by them or any associated party as the result of any such breach; and (ii) to indemnify the aggrieved party against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO
The parties hereto, as applicable, covenant and agree that:

8.1. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.2. Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company nor any of its Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3. Good Faith Efforts to Obtain Consents. Each party agrees to use its commercially reasonable good faith efforts to obtain each party’s respective required consents as promptly as practicable hereafter.

8.4.  Tax Matters.

(a) The transactions contemplated by this Agreement will cause Acquisition Corp to terminate effective as of the Effective Time. The Surviving Corporation shall prepare and file, or cause to be prepared and filed, any and all Tax Returns required to be filed by the Acquisition Corp. (after giving effect to any valid extensions of the due date for filing any such Tax Returns) on or prior to the Closing Date that have not been prepared or filed on or before the Closing Date and all Tax Returns of Acquisition Corp. due on or

after the Closing Date. The Surviving Corporation shall timely pay (or cause to be timely paid) all Taxes shown as due and owing by Acquisition Corp. on all such Tax Returns.

(b) The Surviving Corporation will be liable for and will pay all applicable sales, transfer, recording, deed, stamp and other similar Taxes resulting from the consummation of the transactions contemplated by this Agreement.

(c) At the Effective Time, all Tax sharing, indemnity or allocation agreements or arrangements (whether or not written), if any, to which Company is a party will terminate, and, after the date hereof, no Taxes or other amounts will be paid or reimbursed by Company under any such agreement or arrangement, regardless of the taxable year or period for which such Taxes are imposed, and the provisions of this Section 5.14 will govern thereafter.

8.5. Registration. Within 30 days of the Closing Date, the Parent shall prepare and file with the SEC, at its sole expense, a registration statement permitting the public offering and sale of the number of shares of Parent Common Stock issued to the Company’s stockholders pursuant to this Agreement and any securities issued in exchange for or in replacement of such shares of Parent Common Stock, and any securities issued by way of any stock split, reverse stock split, recapitalization, or other similar transaction affecting such Parent Common Stock (collectively, the “Registrable Securities”). The Parent will use commercially reasonable efforts to have the staff of the SEC declare such registration statement effective as soon as practicable after the Effective Time, but in no event later than 150 days after the Closing Date. The Parent will keep such registration effective until, subject to the terms and provisions of this Agreement, the earlier of the date when (i) all the Registrable Securities covered by the registration statement have been sold pursuant thereto or otherwise or (ii) the Registrable Securities may be publicly sold without volume restrictions under Rule 144(k) (or any similar provisions then in force) of the Securities Act of 1933 as amended (the “Act”), as determined by the counsel to the Parent (collectively, the “Effectiveness Period”). The registration statement shall be on any form the Parent is eligible to use to register for resale the Registrable Securities. The Parent shall use commercially reasonable efforts to cause such registration statement filed pursuant to this Section to become effective as soon as possible following the Effective Time. Pursuant to the Lock-Up Agreements (a) between Blair and the Parent, Blair may not, except as otherwise provided in the Lock-Up Agreements, sell any shares of Parent Common Stock it receives pursuant to this Agreement for a period of six months from the Effective Time, and (b) between the Parent and each stockholder of the Company other than Blair, each such stockholder may not, except as otherwise provided in the Lock-Up Agreements, sell any shares of Parent Common Stock it receives pursuant to this Agreement until such time as the original stockholders of the Parent are able to sell their Shares or January 30, 2009, whichever is earlier.

8.6. Procedures on Registration. If and whenever the Parent is required by the provisions hereof or any Lock-Up Agreements to effect the registration of any Registrable Securities under the Act, the Parent will, at its sole cost and expense:

(a) respond as promptly as commercially reasonable to any comments received from the SEC, and use its commercially reasonable efforts to cause such registration statement to become effective as required herein or in the Lock-Up Agreements, and promptly provide to the holders of Company Securities copies of all filings and SEC letters of comment relating thereto provided that such letters do not contain material non-public information, in which case such letters may be redacted by the Parent;

(b) furnish to each holder of Company Securities such number of copies of the registration statement and the prospectus included therein as such holder reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by such registration statement;

(c) use its commercially reasonable efforts to register or qualify the Registrable Securities of each of the holders of Company Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions within the United States as such holder may reasonably request; provided, however, that the Parent shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(d) list the Registrable Securities covered by such registration statement with any securities exchange on which the Parent Common Stock is then listed;

(e) immediately notify the holder of Company Securities at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event of which the Parent has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(f) immediately notify the holder of Company Securities of the effectiveness of each registration statement filed.

8.7. Employment Agreements. Promptly after the Effective Time and the formation of a compensation committee by Parent, Surviving Corporation and Parent will negotiate an Employment Agreement in good faith with each person listed on Schedule 8.7. The Company acknowledges agrees that such Employment Agreements will be subject to the final approval of the compensation committee of the Parent.

ARTICLE IX
CONDITIONS TO CLOSING AND DELIVERIES ON CLOSING

9.1. Condition to the Obligations of Parent, Acquisition Corp., and the Company. The obligations of Parent, Acquisition Corp. and the Company to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the Closing or limit in any material way Parent’s right to control or operate Acquisition Corp., the Surviving Corporation or any material portion of the Business.

(b) There shall not be pending or threatened any proceeding by a third-party to enjoin or otherwise restrict the consummation of the Closing.

(c) Parent’s stockholders shall have approved the transaction and fewer than 20% of the issued and outstanding shares of Parent Common Stock owned by Parent’s public stockholders will have exercised their conversion rights (as specified in the Parent’s Certificate of Incorporation).

(d) The Closing contemplated herein is completed in all respects on or before July 1, 2007.

9.2. Conditions to Obligations of Parent and Acquisition Corp. In addition to the terms and provisions of Section 9.1, the obligation of Parent and Acquisition Corp. to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s and Acquisition Corp.’s sole and absolute discretion, of all the following further conditions:

(a) (i) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of the Company contained in this Agreement, the Additional Agreements to which the Company is named as a party and in any certificate or other writing delivered by the Company pursuant hereto, shall be true and correct at and as of the Closing Date, as if made at and as of such date; (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to constitute a Material Adverse Change or to have a Material Adverse Effect; and (iv) Parent and Acquisition Corp. shall have received a certificate signed by the President and Secretary of the Company to the effect set forth in clauses (i), (ii) and (iii) of this Section 9.2(a).

(b) Parent shall have received (i) a certified copy of the certificate of incorporation of the Company and each Subsidiary; (ii) copies of the By-Laws of the Company and each subsidiary as effective on the date hereof; (iii) copies of resolutions duly adopted by (A) the Board of Directors of the Company and (B) by the vote or consent of the Company’s stockholders, authorizing this Agreement and the Additional Agreements (if necessary) and the transaction contemplated hereby and thereby; (iv) a certificate of the Secretary of the Company certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary; and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Delaware, and each other jurisdiction in which the Company is qualified to do business.

(c) Parent or Acquisition Corp. shall have reasonably determined that, after Parent or Acquisition Corp. has had the opportunity to meet or speak to representatives of the three largest customers of the Company and each Subsidiary pursuant to Section 6.2, all such customers will continue the relationship such customer had with the Company.

(d) Parent shall have received a copy of all material Company Consents (including any required consents of the landlords under the Leases), in form and substance reasonably satisfactory to Parent, and no such material Company Consent shall have been revoked.

(e) Except as set forth in Schedule 9.2(e), the Company shall have delivered to Parent documents satisfactory to Parent to evidence the release of all Liens on any portion of the assets of the Company and the filing of appropriate UCC-3 Termination Statements.

(f) The Parent shall have received updated Schedules to this Agreement as of a date within three business days of the Closing Date. Such updated Schedules shall include the 2006 Financial Statements and any subsequent interim period that would be required under GAAP.

(g) Parent’s stockholders approve the transactions contemplated by this Agreement by July 1, 2007.

(h) Parent will have received an opinion of counsel to the Company in a form to be agreed upon prior to Closing.

(i) Certificates representing all of the issued and outstanding shares of the Company Securities as of the Effective Time and the Company Warrant shall be presented at the Closing for cancellation, together with the original stock ledgers and minute books of the Company.

(j) The Company will have agreed to pay no more than $2,000,000 to ISI*MCS, Ltd. (“StarCo”), which will be in full satisfaction of the account payable of the Company in favor of StarCo.

(k) The Surviving Corporation’s Director and Officer insurance policy shall include the officers and directors of the Parent.

(l) Adjusted EBITDA as calculated herein is equal to or greater than $4,500,000 and 2/28 Backlog is equal to or greater than $70,000,000.

9.3. Conditions to Obligations of the Company. In addition to the terms and provisions of Section 9.1, the obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all the following further conditions:

(a) (i) Parent and Acquisition Corp. shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Parent contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Parent or Acquisition Corp. pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date; (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk, on the business, assets, condition (financial or otherwise), liabilities, result of operations of prospects of the Parent; and (iv) the Company shall have received a certificate signed by an authorized officer of Parent and Acquisition Corp. to the foregoing effect.

(b) The Company shall have received (i) a copy of the certificate of incorporation of each of Parent and Acquisition Corp.; (ii) copies of the bylaws of each of Parent and Acquisition Corp. as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement and the Additional Agreements (if necessary) and the transaction contemplated hereby and thereby; (iv) a certificate of the Secretary or Assistant Secretary of Parent and Acquisition Corp. certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary; and (v) a recent good standing certificate regarding Parent and Acquisition Corp. from the office of the Secretary of State of its respective jurisdiction of organization and each other jurisdiction in which each of Parent and Acquisition Corp. is qualified to do business.

(c) The stockholders of the Parent shall have approved an equity incentive plan that will provide incentives to the members of the Company’s management team (as well as members of the Parent’s management team) listed on Schedule 9.3(d) based on the long term performance of the Surviving Corporation.

9.4. Closing Deliveries. .

(a) On the Closing Date, each party hereto will execute each of the Additional Agreements to which it is a party.

ARTICLE X
RELIANCE ON REPRESENTATIONS AND WARRANTIES

10.1. Reliance on Representations and Warranties of the Company. Notwithstanding any right of Parent and Acquisition Corp. to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Parent and Acquisition Corp. pursuant to such investigation or right of investigation, Parent and Acquisition Corp. shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement.

10.2. Reliance on Representations and Warranties of Parent and Acquisition Corp. Notwithstanding any right of the Company to fully investigate the affairs of Parent and Acquisition Corp. and notwithstanding any knowledge of facts determined or determinable by the Company pursuant to such investigation or right of investigation, the Company shall have the right to rely fully upon the representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1. Definition. As used in this ARTICLE XI, the term “Loss” shall mean loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”).

11.2.  This section intentionally left blank.

11.3.  Indemnification of Company and Stockholders.Parent and Acquisition Corp. hereby jointly and severally agree to indemnify and hold harmless each of the Company and the holders of the Company Securities and their respective Affiliates, and each of their respective directors, officers, employees, shareholders, attorneys, agents and permitted assignees (the “Company Indemnitees”) against and in respect of any Losses incurred, sustained or to be incurred or sustained by the Company Indemnitees arising from (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Acquisition Corp. contained herein or in the Additional Agreements to which Parent or Acquisition Corp. are named as a party or any certificate or other writing delivered pursuant hereto, (ii) actions or inactions of the Surviving Corporation with regard to the Business occurring after the Closing, provided that the activities of the Company’s current stockholders have not caused or resulted in such action or inaction, (iii) the Proxy Statement to be filed by Parent relating to this Agreement, or any other public disclosure relating to this Agreement or the transactions contemplated thereby, unless the Loss indemnified pursuant to this subsection arises from a material misstatement made to the Parent by the Company or any Company Indemnitee to the Parent; and (iv) any contract or agreement that the Company or a Subsidiary is a party, or is obligated to perform, where: (y) said contract is the subject of a performance or payment bond provided by StarCo and (z) said contract has not been fully paid as of the Closing Date.

11.4. Indemnification of Individual Indemnitees. Parent and Acquisition Corp. hereby jointly and severally agree to indemnify and hold harmless Sam Youngblood, individually, and Don Carr, individually, their spouses, attorneys, agents and permitted assignees (the “Individual Indemnitees”) against and in respect of any Losses incurred, sustained or to be incurred or sustained by the Individual Indemnitees arising from:

(i) any contract or agreement which the Company or a Subsidiary is obligated to perform in whole or in part, where

(w) said contract or agreement is the subject of a performance or payment bond provided by StarCo and

(x) said contract has not been fully paid as of the date of Closing.

(ii) guarantees by the Individual Indemnitees relating to any of the performance or payment bonds provided by StarCo on any contract or agreement which the Company or a Subsidiary is obligated to perform in whole or in part, where

(y) such contract or agreement is the subject of a performance or payment bond provided by StarCo and

(z) said contract has not been fully paid as of the date of Closing.

11.5. Procedure. The following shall apply with respect to all claims by a Company Indemnitee or an Individual Indemnitee (collectively, “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the Parent or Acquisition Corp., or the Indemnification Agent, as applicable (either, “Indemnifying Parties”), prompt notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.3 or 11.4 (a “Third Party Claim”), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.3 or 11.4, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or to the limited extent the failure to give such notice increases the amount of such liability.

(b) In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.3 or 11.4 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying Parties will indemnify such Indemnified Party in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 11.3 or 11.4 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, or limitation on the Indemnifying Parties liability for Losses, counterclaims or offsets, (ii) notify such Indemnified Party in writing that the Indemnifying Parties is assuming the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third Party Claim then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Parties so assume the defense of any such Third Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties assume the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, solely at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim could impose liability upon the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party may, in its sole discretion, settle the subject claim without the prior written consent of the Indemnifying Party.

(e) If the Indemnified Party assumes the defense of any such Third Party Claim pursuant to this Section 11.5 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnifying Parties shall have no right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal. Any such settlement by the Indemnified Party shall, in each case, shall be at the

Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof, the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party a release from all liability with respect to such Third Party Claim and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

11.6. Periodic Payments. Any indemnification required by Section 11.3 or 11.4 for costs, fees, disbursements or expenses of any and every kind, by an Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation, shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred, and no later than ten (10) business days after demand for such payments by the Indemnified Party.

11.7. Insurance. Any indemnification payments hereunder shall only be reduced by any insurance proceeds or other third party reimbursement actually received by the Indemnified Party.

11.8. Survival of Indemnification Rights. The representations and warranties of the Company, the Parent and Acquisition Corp. shall survive until the third anniversary of the Closing Date. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.3 or 11.4 for Losses shall be effective so long as it is asserted prior to the fourth anniversary of the Closing Date in the case of all representations and warranties of the Company and Parent hereunder.

ARTICLE XII
DISPUTE RESOLUTION
12.1. Arbitration.

(a) In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any material breach or threatened material breach of any covenant contained herein.

(b) If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator that is familiar with the Business and not an Affiliate of any party to this Agreement (“Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the Chief Administrative District Judge for the State Courts sitting in San Antonio, Texas, upon the request of either side. The Arbitrator shall be selected within 30 days of request.

(d) The laws of the State of Texas shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Texas applicable to a contract negotiated, signed, and wholly to be performed in the State of Texas, which laws the Arbitrator shall apply in rendering its decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after the Arbitrator shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(e) The arbitration shall be held in the City of San Antonio, Texas in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(f) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that the Arbitrator’s decision shall be rendered within the period referred to in Section 12.1(d).

(g) The Arbitrator may, at the Arbitrator’s discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in the Arbitrator’s determinations.

(h) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(i) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in the City of San Antonio, County of Bexar, State of Texas to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(k) This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2. Waiver of Jury Trial; Exemplary Damages. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

12.3. Attorneys’ Fees. The unsuccessful party to any court or other proceeding (including any arbitration proceeding pursuant to this Article XII) arising out of this Agreement that is not resolved by arbitration under Section 12.1 shall pay to the prevailing party all actual attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 12.3 and elsewhere in this Agreement, “actual attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought (including all reasonable expenses, costs, and disbursements of such attorneys), calculated on the basis of the usual fees charged by the attorneys performing such services.

ARTICLE XIII
TERMINATION
13.1. Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by July 1, 2007 (the “Outside Closing Date”), then Parent and Acquisition Corp. on the one hand, and the Company on the other hand, shall all have the right, at its or their sole option, to terminate this Agreement without liability or prejudice to any party. Such right may be exercised by Parent and Acquisition Corp., on the one hand, or the Company on the other, as the case may be, giving written notice to the other at any time prior to the Outside Closing Date.

(b) In the event that Adjusted EBITDA as calculated herein is determined to be less than $4,500,000 or the 2/28 Backlog is determined to be less than $70,000,000, then Parent shall have the right, at its sole option, to terminate this Agreement without liability or prejudice to any party. Such right may be exercised by Parent giving written notice to the Company at any time prior to the Outside Closing Date.

13.2. Termination Upon Default.

(a) Parent and Acquisition Corp. may terminate this Agreement by givingnotice to the Company on or prior Closing, without prejudice to any rights or obligations Parent and Acquisition Corp. may have, if the Company shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date and ten (10) business days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving prior written notice to Parent on or prior to the Closing, without prejudice to any rights or obligations the Company may have, if Parent or Acquisition Corp. shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date or ten (10) business days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

13.3. Survival. The provisions of Article XI and Article XII and Sections 8.2 and 14.4 shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XIV
MISCELLANEOUS

14.1. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent and Acquisition Corp., to:

Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, TX 78216
Attn: Bob Marbut
Telecopy: (210) 828-7300

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: 212-407-4990
if to the Company:

ISI Detention Contracting Group, Inc.
12903 Delivery Drive
San Antonio, Texas 78247
Attention: Sam Youngblood
Telecopy: 210.495.5613

with a copy to:

Hughes & Luce, LLP
111 Congress Ave; Ste. 900
Austin, TX 78701
Attention: Hull Youngblood
Telecopy : 512.482.6859

with an additional copy to:

William Blair Mezzanine Capital Fund III, L.P.
c/o Merit Capital Partners
Attention: David Jones
303 West Madison Street
Suite 2100
Chicago, Illinois 60606

and an additional copy to:

Vedder, Price, Kaufman and Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, IL 60601
Attention: Dana Armagno
Telecopy: (312) 609-5005

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class and certified postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

14.2.  Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.3. Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

14.4. Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

14.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) the Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; (ii) in the event Parent assigns its rights and obligations under this Agreement to an Affiliate, Parent shall continue to remain liable for its obligations hereunder; and (iii) Parent, the Surviving Corporation or Acquisition Corp. may assign any of its rights and benefits under this Agreement to secured lenders of Parent, the Surviving Corporation or Acquisition Corp. Except as specifically set forth in clauses (ii) and (iii) above, neither Parent nor Acquisition Corp. may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

14.6. Governing Law; Jurisdiction. This Agreement has been entered into in the State of Texas. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Solely to the extent that the Parties hereto are permitted by the terms of this Agreement to pursue litigation or other legal processes, the parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state, county and federal courts sitting in the City of San Antonio, County of Bexar, State of Texas in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Texas law.

14.7. Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.8. Entire Agreement. This Agreement, together with the Schedules and the Exhibits attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in ARTICLE XI hereof, which shall be third party beneficiaries hereof.

14.9. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.11. Construction. References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided herein. All Schedules to this Agreement are incorporated herein by reference. Any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires. The words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement shall mean “including without limitation”. Except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, Parent, Acquisition Corp. and the Company have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARGYLE SECURITY ACQUISITION CORP

By:	/s/ Bob Marbut
Name: Bob Marbut
Title: Co-Chief Executive Officer

ISI SECURITY GROUP, INC.

By:	/s/ Bob Marbut
Name: Bob Marbut
Title: President

ISI DETENTION CONTRACTING GROUP, INC.

By:	/s/ Sam Youngblood
Name: Sam Youngblood
Title: Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our second amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by Argyle to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys’ fees).”

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit	Description
2.1	Merger Agreement dated December 8, 2006 by and among the Registrant, ISI Security, Inc and ISI Detention Contracting Group, Inc. (Included as Annex D to the proxy statement/prospectus).
3.1	Registrant’s Certificate of Incorporation, as amended, as currently in effect(1).
3.2	Registrant’s Bylaws as currently in effect(1).
4.1	Specimen Unit Certificate(1)
4.2	Specimen Common Stock Certificate (1)
4.3	Specimen Warrant Certificate(1)
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant(1)
4.5	Form of Unit Purchase Option to be granted to Rodman & Renshaw, LLC(2)
5.1	Opinion of Loeb & Loeb LLP.*
10.1	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and Argyle Joint Venture (1)
10.2	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and Argyle New Ventures L.P. (1)
10.3	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and John J. Smith(1)
10.4	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and Ron Chaimovski(1)
10.5	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and Bob Marbut(1)
10.6	Form of Letter Agreement among the Registrant, Rodman & Renshaw, LLC and Wesley Clark(1)
10.7	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant(1)
10.8	Form of Stock Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the pre-offering stockholders (1)
10.9	Form of Registration Rights Agreement among the Registrant and the pre-offering stockholders(1)
10.10	Form of Voting Agreement by John J. Smith and Wesley Clark(1)
10.11	Lease between the Company and Frost National Bank, Trustee For A Designated Trust (3)
10.12	Form of Lock-up Agreement for preferred stockholders of ISI
10.13	Form of Lock-up Agreement for the other stockholders of ISI
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Padgett, Stratemann & Co., L.L.P.
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*

*	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-124601).

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 30, 2006.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 20, 2006.

(b)	Financial Statement Schedules

None.

ITEM 22. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 21 day of December, 2006.

ARGYLE SECURITY ACQUISITION CORPORATION

By:	/s/ Bob Marbut

Name: Bob Marbut
Title: Chairman and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Bob Marbut Bob Marbut	Chairman of the Board and Co-Chief Executive Officer (Principal accounting and financial officer)	December 21, 2006

/s/ Ron Chaimovski Ron Chaimovski	Vice-Chairman of the Board and Co-Chief Executive Officer (Principal Executive Officer)	December 21, 2006
Wesley Clark	Director	December 21, 2006

/s/ John J. Smith John J. Smith	Director	December 21, 2006

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

ARGYLE SECURITY ACQUISITION CORPORATION
200 CONCORD PLAZA, SUITE 700
SAN ANTONIO, TX 78216

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ARGYLE SECURITY ACQUISITION CORPORATION

The undersigned appoints _____________ and _____________, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Argyle held of record by the undersigned on _________, 2007 at the Special Meeting of Stockholders to be held on ___________, 2007, and any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. ARGYLE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

Argyle Security Acquisition Corporation

Voting by telephone or Internet is quick, easy and immediate. As a Argyle Security Acquisition Corporation stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., New York time, on _____________, 2007.

To Vote Your Proxy By Internet

It’s fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps.

1. Read the accompanying proxy statement/prospectus and Proxy Card.

2. Go to the Website http://www.proxyvote.com

3. Enter your 12-digit Control Number located on your Proxy Card above your name.

4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT! http://www.proxyvote.com!

To Vote Your Proxy By Phone

It’s fast, convenient and immediate. Follow these four easy steps:

1. Read the accompanying proxy statement/prospectus and Proxy Card.

2. Call the toll-free number (_______________)

3. Enter your 12-digit Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT! Call _______________________!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. ARGYLE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1. To approve the merger of a wholly-owned subsidiary of Argyle into ISI, resulting in ISI becoming a wholly-owned subsidiary of Argyle and the transactions contemplated by the merger agreement dated December 8, 2006 among Argyle, the wholly-owned subsidiary of Argyle, and ISI.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

Only if you voted “AGAINST” Proposal Number 1 and you hold shares of Argyle common stock issued in its initial public offering, you may exercise your redemption rights and demand that Argyle redeem your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your shares of Argyle common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and tender your stock certificate to the combined company after consummation of the merger.

EXERCISE REDEMPTION RIGHTS		☐

2. To approve the adoption of Argyle’s 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 1,000,000 shares of Argyle’s common stock or cash equivalents to directors, officers, employees and/or consultants of Argyle and its subsidiaries.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve an amendment to Argyle’s Second Amended and Restated Certificate of Incorporation changing its corporate name to “Argyle Security, Inc.”	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To approve an amendment to Argyle’s Second Amended and Restated Certificate of Incorporation to remove those provisions of Article Sixth regarding certain procedural and approval requirements applicable to Argyle prior to the combination of a business combination that will no longer be operative upon consummation of the merger.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature _____________________	Signature _____________________	Date _____________________

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.